PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JULY 3, 2001)

                                7,700,000 SHARES

                                  [GETTY LOGO]
                               GETTY REALTY CORP.
                                  COMMON STOCK
                             ----------------------

       We are selling 7,700,000 shares of our common stock, which is listed on the New York Stock Exchange under the symbol "GTY". On July 26, 2001, the last reported sale price of our common stock on the NYSE was $20.94 per share.

       Getty Realty Corp. is one of the largest real estate companies in the United States specializing in the ownership, leasing and management of gasoline station/convenience store properties. We are self-administered and self-managed through our management, which has owned, leased and managed gasoline stations and convenience store properties for more than 45 years. As of June 30, 2001, we owned 749 properties and leased 339 additional properties in 13 states located principally in the northeastern United States.

       In order for us to qualify to elect to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code, we have declared a special distribution of approximately $64.1 million to holders of record of our common stock and series A participating convertible redeemable preferred stock at the close of business on July 25, 2001. The special distribution represents our "earnings and profits" accumulated from prior years and relating to the current year, and its payment is conditioned on the closing of this offering. Purchasers of common stock offered by this prospectus supplement will not receive any portion of this "earnings and profits" distribution on any of the shares of common stock they purchase.

       Subject to stockholder approval at our August 1, 2001 special stockholders' meeting, the common stock will be subject to limitations on direct or beneficial ownership and restrictions on transfer. These limitations and restrictions on transfer will also apply to our existing series A preferred stock and other equity securities we may issue in the future. These limitations are customary and appropriate to permit us to elect and thereafter preserve our status as a REIT for federal income tax purposes. Additional information on these ownership and transfer restrictions is set forth under "Description of Our Securities -- Restrictions on Ownership."

       INVESTING IN OUR COMMON STOCK INVOLVES RISKS, INCLUDING THOSE DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE S-12.
                             ----------------------

                                                             PER SHARE      TOTAL
                                                             ---------      -----
Public offering price......................................   $16.00     $123,200,000
Underwriting discount......................................     $.84       $6,468,000
Proceeds, before expenses, to Getty........................   $15.16     $116,732,000

       The underwriters may also purchase up to an additional 1,155,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover any over-allotments.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The shares of common stock will be ready for delivery on or about August 1, 2001.
                             ----------------------

MERRILL LYNCH & CO.
                             LEGG MASON WOOD WALKER
                                  INCORPORATED

                             ----------------------

            The date of this prospectus supplement is July 26, 2001.

                                     [LOGO]



[GRAPHIC DISPLAYS THE EASTERN UNITED STATES, THE AGGREGATE NUMBER OF OWNED AND LEASED PROPERTIES IN EACH STATE AND THE LOCATIONS OF OUR PETROLEUM TERMINALS AND HEADQUARTERS; PHOTOS OF A REPRESENTATIVE GASOLINE STATION AND TERMINAL OWNED OR LEASED BY US AS OF JUNE 30, 2001]

     You should rely only on the information contained or incorporated by reference in the prospectus and this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in the prospectus and this prospectus supplement is accurate only as of the date on their respective front covers. Our business, financial condition, results of operations and prospects may have changed since each of those dates.

     Unless otherwise indicated, all information contained in this prospectus supplement assumes the underwriters' over-allotment option is not exercised and the terms "Getty," "we," "us," and "our" refer to Getty Realty Corp. and, where appropriate, our subsidiaries.
                            ------------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in the Prospectus Supplement Summary and under the headings "Risk Factors," "Business and Properties," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and elsewhere in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: risks associated with owning and leasing real estate generally; risks related to our businesses and our lessees; renewal of leases and re-letting of properties; risks relating to potential REIT election and failure to qualify after such an election; uninsured losses; environmental matters; risks relating to the payment of dividends and appreciation of equity; those items set forth under the headings "Risk Factors"; and other factors referenced in the prospectus and this prospectus supplement and the information incorporated by reference herein and therein.

     You should not place undue reliance on forward-looking statements, which reflect our view only as of the date hereof. We undertake no obligation to publicly release revisions to these forward-looking statements that reflect future events or circumstances or the occurrence of unanticipated events.

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........   S-1
PROSPECTUS SUPPLEMENT SUMMARY...............................   S-3
RISK FACTORS................................................  S-12
USE OF PROCEEDS.............................................  S-16
CAPITALIZATION..............................................  S-17
PRICE RANGE OF COMMON STOCK AND DIVIDENDS PAID..............  S-18
SELECTED FINANCIAL DATA.....................................  S-19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................  S-22
BUSINESS AND PROPERTIES.....................................  S-28
OUR POLICIES WITH RESPECT TO CERTAIN ACTIVITIES.............  S-33
OUR DIRECTORS AND MANAGEMENT................................  S-36
DESCRIPTION OF OUR SECURITIES...............................  S-38
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS....  S-40
UNDERWRITING................................................  S-53
LEGAL MATTERS...............................................  S-55
EXPERTS.....................................................  S-56
WHERE CAN YOU FIND MORE INFORMATION.........................  S-56
INCORPORATION OF INFORMATION WE FILE WITH THE SEC...........  S-56
CONSOLIDATED FINANCIAL STATEMENTS...........................   F-1

                            ------------------------

PROSPECTUS

                                                              PAGE
                                                              ----
THE COMPANY.................................................    1
USE OF PROCEEDS.............................................    2
DESCRIPTION OF COMMON STOCK.................................    2
DESCRIPTION OF PREFERRED STOCK..............................    3
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS...........................................    8
PLAN OF DISTRIBUTION........................................    8
LEGAL MATTERS...............................................    9
EXPERTS.....................................................    9
WHERE CAN YOU FIND MORE INFORMATION.........................    9
INCORPORATION OF INFORMATION WE FILE WITH THE SEC...........   10

                            ------------------------

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights important information regarding our business and this offering. Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus and this prospectus supplement carefully, including "Risk Factors" and our financial statements and related notes, as well as the documents incorporated by reference in the prospectus and this prospectus supplement, before deciding to invest in our common stock.

                                  THE COMPANY

     We are one of the largest real estate companies in the United States specializing in the ownership, leasing and management of gasoline station/convenience store properties. As of June 30, 2001, we owned 749 properties and leased 339 additional properties in 13 states located principally in the northeastern United States. Substantially all of our properties are triple-net leased on a long-term basis to Getty Petroleum Marketing Inc., a wholly owned subsidiary of OAO LUKoil, Russia's largest vertically integrated oil company. Marketing is responsible for managing the actual operations conducted at these properties.

     Our predecessors trace back to 1955 with the ownership of one gasoline service station in New York City. As our business grew, we combined real estate ownership, leasing and management with actual service station operation. We became a public company in 1971 under the name Power Test Corp. In 1985, we acquired from Texaco the petroleum marketing assets of Getty Oil Company in the northeastern United States, and assumed the Getty name. In addition, we acquired the Getty(R) trademarks for use in real estate and petroleum marketing operations in the United States. We became one of the largest independent owner/operators of petroleum marketing assets in the country, serving retail and wholesale customers through a distribution and marketing network of Getty and other branded retail service stations.

     In 1997, we reorganized our businesses and completed the spin-off of our petroleum marketing business to our stockholders, who received a tax-free dividend of one share of common stock of Getty Petroleum Marketing Inc. for each share of our common stock. Following the reorganization and spin-off, Marketing held the assets and liabilities of our petroleum marketing operations and a portion of our home heating oil business. In 1998, we reorganized as a Maryland corporation and acquired Power Test Investors Limited Partnership, thereby acquiring fee title to 295 properties we had previously leased from the Partnership and which the Partnership had acquired in 1985 from Texaco. In that transaction, we issued to the former unitholders of the Partnership shares of our series A participating convertible redeemable preferred stock, which trades on the New York Stock Exchange under the symbol "GTY-PrA". We later sold the remaining portion of our home heating oil business. As a result, we are now exclusively engaged in the ownership, leasing and management of real estate assets, principally used in the petroleum marketing industry.

     Over the past five years ended December 31, 2000, Marketing, our major tenant, has distributed on average over one billion gallons of petroleum products per year. Marketing purchases petroleum products principally from refiners and distributes them via its network of 9 terminal facilities, 36 throughput and exchange locations and approximately 1,300 retail outlets. Marketing leases approximately 1,000 retail outlets and 9 terminal facilities from us. Marketing reported annual sales and operating revenue of $832 million, $661 million and $891 million for its fiscal years ended January 31, 2000, 1999 and 1998, respectively. Based on Marketing's publicly available audited financial information, we believe that Marketing generated average annual EBITDAR (earnings before interest, taxes, depreciation, amortization and rent expense) of approximately $77 million during this three-year period, and its ratio of EBITDAR to the sum of its rent and interest expense averaged 1.32x.

     In December 2000, Marketing was acquired by a U.S. subsidiary of OAO LUKoil. Lukoil has operations in oil and gas exploration and production, refining, sales of crude oil products and transportation in 40 regions in Russia and 25 other countries, according to its 1999 annual report. In Lukoil's 1998 and 1999 audited financial statements prepared according to U.S. generally accepted accounting principles, it reported total revenues of $6.6 billion and $7.4 billion and net income of $0.7 billion and $1.1 billion, respectively. Lukoil's most recent U.S. GAAP earnings release reported total revenues of $6.2 billion and net income of $1.5 billion for the first six months of 2000.

     In connection with Lukoil's acquisition of Marketing, we renegotiated our long-term master lease and other arrangements with Marketing. The master lease has an initial term expiring in December 2015, and generally provides Marketing with renewal options extending to 2048 that may be exercised only on an "all or nothing" basis. We expect to receive approximately $57.5 million in lease rental payments from Marketing in 2001, and thereafter the master lease provides for annual 2% rental increases. The master lease is a "triple-net" lease, under which Marketing is responsible for the cost of all taxes, maintenance, repair, insurance and other operating expenses. Certain financial obligations of Marketing under the master lease for at least the first three years of the lease are guaranteed by Lukoil (subject to governmental approvals) and an Austrian subsidiary of Lukoil.

     We own the Getty(R) trademarks for use in real estate and petroleum marketing operations in the United States, which we have licensed to Marketing on an exclusive basis in its current northeastern U.S. marketing territory. We have also licensed the trademarks to Marketing on a non-exclusive basis outside that territory, subject to a gallonage based royalty.

     We are self-administered and self-managed through our management, which has owned, leased and managed gasoline stations and convenience store properties for more than 45 years. Our executive officers are engaged in the day-to-day management of our real estate exclusively. We administer nearly all management functions for our properties, including leasing, legal, data processing, finance and accounting. We intend to invest in real estate and real estate related investments when such opportunities arise consistent with our current investment portfolio.

     Following completion of this offering, we intend to elect to be taxed as a REIT beginning with the current fiscal year. We have scheduled a special stockholders' meeting for August 1, 2001 in order to solicit stockholder approval of stock ownership and transfer restrictions that would be incorporated into our charter in order to provide protection in our meeting the stock ownership distribution requirement applicable to REITs, among other reasons. No assurance can be given that those ownership and transfer restrictions will be approved by our stockholders. A REIT is a corporation, or a business trust that would otherwise be taxed as a corporation, which meets the requirements of the Internal Revenue Code. The Internal Revenue Code permits a qualifying REIT to deduct dividends paid, thereby effectively eliminating corporate level federal income tax and making the REIT a pass-through vehicle for federal income tax purposes. To meet the requirements of the Internal Revenue Code, a REIT must, among other things, invest substantially all of its assets in interests in real estate (including mortgages and other REITs) or cash and government securities, derive most of its income from rents from real property or interest on loans secured by mortgages on real property, and distribute to stockholders annually a substantial portion of its otherwise taxable income. If we elect REIT status, we will not be subject to federal corporate income tax on the net income we distribute to our stockholders. As a REIT, we would be required to distribute at least 90% of our taxable income to our stockholders each year.

     In order to qualify for REIT status, we have declared a special distribution of approximately $64.1 million to holders of record of our common stock and series A preferred stock at the close of business on July 25, 2001. The special distribution ($4.15 per common share and $4.20 per series A preferred share) represents our "earnings and profits" accumulated from prior years and relating to the current year, and its payment is conditioned on the closing of this offering. Purchasers of common stock offered by this prospectus supplement will not receive any portion of the special distribution on any of the shares of common stock they purchase. We expect that the shares of our common stock sold in this offering will trade at prices that reflect the fact that they are not entitled to the special distribution. On July 26, 2001, the closing price of our common stock on the NYSE was $20.94 per share.

     Our executive offices are located at 125 Jericho Turnpike, Suite 103, Jericho, New York 11753, and our telephone number is 516-338-2600.

                                  THE OFFERING

Securities offered............   7,700,000 shares of Getty Realty Corp. common
                                 stock, assuming that the underwriters' option to purchase an additional 1,155,000 shares of common stock is not exercised.

Shares to be outstanding after
this offering.................   20,253,138

Ownership limitations.........   In order to elect to be taxed as a REIT, not
                                 more than 50% in value of our outstanding equity securities may be owned actually or constructively by five or fewer individuals. To assist us in satisfying this requirement on an on-going basis, a special stockholders' meeting has been scheduled for August 1, 2001 to solicit approval of amendments to our charter that will contain restrictions that limit any one holder's actual or constructive ownership of our equity securities to no more than 5% of any class of our equity securities, including the series A preferred stock. Our board of directors intends to grant exemptions from the ownership limitations to certain stockholders
                                 (Messrs. Leo Liebowitz, Howard Safenowitz and
                                 Milton Cooper, each a director, and their affiliated trusts and partnerships) who currently own equity securities in excess of the proposed ownership limitations. No assurance can be given that stockholder approval of these restrictions will be obtained.

Use of proceeds...............   We will use approximately $36.3 million of the
                                 net proceeds of this offering to repay
                                 substantially all of our existing debt.
                                 Thereafter, in order for us to qualify to elect
                                 REIT status, we will make a special
                                 distribution to our stockholders at least equal to our accumulated "earnings and profits"
                                 (within the meaning of the Internal Revenue
                                 Code) from the years we have operated as a taxable corporation and through the date of this offering. Approximately $64.1 million of the remaining net proceeds (or approximately
                                 $4.15 per common share and $4.20 per series A preferred share) will be used for this distribution. The distribution is payable to holders of record at the close of business on July 25, 2001. Payment of the distribution is conditioned on the closing of this offering and is expected to be made on August 2, 2001.
                                 Purchasers of common stock offered by this prospectus supplement will not receive any portion of the special distribution on any of the shares of common stock they purchase. Any remaining net proceeds will be used for general corporate purposes.

New York Stock Exchange
symbol........................   GTY (the shares issued in this offering will be
                                 listed under the symbol GTY.T on a temporary basis until the "earnings and profits" distribution is paid, which is expected to occur on August 2, 2001)

     The number of shares to be outstanding after this offering as shown above is based on the shares of our common stock outstanding as of July 11, 2001. As of that date, we also had outstanding options granted under our stock option plan for 385,990 shares of our common stock.

     As of July 11, 2001, we had 2,865,768 shares of series A preferred stock outstanding, which are convertible into 3,241,757 shares of our common stock. Upon our liquidation, dissolution or winding-up, the holders of our series A preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends before any payment is made to the holders of our common stock. In addition, the series A preferred stock ranks senior to our common stock with respect to the payment of dividends and distributions.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following sets forth our summary consolidated financial and operating information on an historical basis and, for certain indicated periods, on a pro forma basis to give effect to this offering and the application of the net proceeds herefrom. The following information should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere or incorporated by reference in the prospectus and this prospectus supplement. In contemplation of our electing to be taxed as a REIT, on December 12, 2000, our board of directors approved a change in our fiscal year end to December 31 from January 31. The change resulted in an eleven month accounting period ended December 31, 2000. The summary consolidated historical financial and operating information as of and for the three months ended March 31, 2001 and 2000, and as of and for the eleven months ended December 31, 1999 has been derived from our historical unaudited consolidated financial statements. The summary consolidated historical financial and operating information as of and for the eleven months ended December 31, 2000, and as of and for each of the three years in the period ended January 31, 2000 has been derived from our historical consolidated financial statements audited by PricewaterhouseCoopers LLP, independent auditors, whose report with respect thereto is included elsewhere in this prospectus supplement.

     Unaudited pro forma operating information for the three months ended March 31, 2001 and the eleven months ended December 31, 2000 is presented as if this offering occurred on February 1, 2000; unaudited pro forma balance sheet data is presented as if this offering had occurred on March 31, 2001; and, therefore, incorporates certain assumptions that are described in the notes to the pro forma consolidated financial statements included elsewhere herein. The pro forma information does not purport to represent what our financial position or results of operations would actually have been if this offering and the application of the net proceeds herefrom had, in fact, occurred on such date or at the beginning of the period indicated, or to project our financial position or results of operations at any future date or for any future period.

                                    THREE MONTHS ENDED                ELEVEN MONTHS ENDED                  YEAR ENDED
                                         MARCH 31,                      DECEMBER 31,(A)                    JANUARY 31,
                               -----------------------------   ---------------------------------   ---------------------------
                               PRO FORMA                       PRO FORMA
                                 2001       2001      2000       2000       2000        1999        2000      1999     1998(B)
                               ---------   -------   -------   ---------   -------   -----------   -------   -------   -------
                                              (UNAUDITED)                            (UNAUDITED)
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Revenues:
  Total revenues from rental
    properties...............   $17,146    $17,146   $14,724    $53,916    $53,916     $53,983     $58,889   $58,869   $59,449
  Other income...............       232        232       153        378        378       5,026       4,970     2,472     3,368
                                -------    -------   -------    -------    -------     -------     -------   -------   -------
  Total revenues.............    17,378     17,378    14,877     54,294     54,294      59,009      63,859    61,341    62,817
                                -------    -------   -------    -------    -------     -------     -------   -------   -------
Expenses:
  Rental property expenses...     2,796      2,796     3,052     10,980     10,980      11,259      12,126    12,910    13,583
  Environmental expenses.....     2,759      2,759     3,033      8,498      8,498       5,980       6,813    17,320     8,634
  General and administrative
    expenses.................     1,017      1,017       603      3,257      3,257       5,265       5,642     6,129    13,297(c)
  Depreciation and
    amortization.............     2,369      2,369     2,511      9,196      9,196       9,589      10,425     9,418     9,514
  Interest expense...........        51        898       770        365      3,413       2,489       2,748     2,726     5,008
  Change of control charge...        --         --        --         --         --          --          --        --     2,166(d)
                                -------    -------   -------    -------    -------     -------     -------   -------   -------
  Total expenses.............     8,992      9,839     9,969     32,296     35,344      34,582      37,754    48,503    52,202
                                -------    -------   -------    -------    -------     -------     -------   -------   -------
Equity in earnings of
  Marketing..................        --         --        --         --         --          --          --        --     2,931
                                -------    -------   -------    -------    -------     -------     -------   -------   -------
Earnings from continuing
  operations before provision
  for income taxes...........     8,386      7,539     4,908     21,998     18,950      24,427      26,105    12,838    13,546
Provision for income taxes...        --      3,207     2,196         --      7,875      10,378      11,091     5,337     5,697
                                -------    -------   -------    -------    -------     -------     -------   -------   -------
Net earnings from continuing
  operations.................     8,386      4,332     2,712     21,998     11,075      14,049      15,014     7,501     7,849
                                -------    -------   -------    -------    -------     -------     -------   -------   -------
Discontinued operations(e):
Earnings (loss) from
  operations, net of income
  taxes......................        --         --        --         --         --          --          --      (119)       95
  Gain on disposal, net of
    income taxes.............        --         --        --         --         --          --          --     2,674        --
                                -------    -------   -------    -------    -------     -------     -------   -------   -------
  Net earnings from
    discontinued
    operations...............        --         --        --         --         --          --          --     2,555        95
                                -------    -------   -------    -------    -------     -------     -------   -------   -------
Net earnings.................     8,386      4,332     2,712     21,998     11,075      14,049      15,014    10,056     7,944
Series A preferred stock
  dividends..................     1,272      1,272     1,280      5,098      5,098       5,128       5,128     5,128        --
                                -------    -------   -------    -------    -------     -------     -------   -------   -------
Net earnings applicable to
  common stockholders........   $ 7,114    $ 3,060   $ 1,432    $16,900    $ 5,977     $ 8,921     $ 9,886   $ 4,928   $ 7,944
                                =======    =======   =======    =======    =======     =======     =======   =======   =======
Basic earnings per common
  share:
  Continuing operations......   $   .35    $   .24   $   .11    $   .82    $   .47     $   .66     $   .73   $   .17   $   .60
  Discontinued operations....        --         --        --         --         --          --          --       .19       .01
  Net earnings...............       .35        .24       .11        .82        .47         .66         .73       .36       .60
Diluted earnings per common
  share:
  Continuing operations......       .35        .24       .11        .82        .47         .66         .73       .17       .59
  Discontinued operations....        --         --        --                    --          --          --       .19       .01
  Net earnings...............       .35        .24       .11        .82        .47         .66         .73       .36       .60
Weighted average common
  shares outstanding (in
  thousands):
  Basic......................    20,248     12,548    13,420     20,518     12,818      13,567      13,563    13,566    13,152
  Diluted....................    20,253     12,553    13,421     20,518     12,818      13,569      13,565    13,571    13,348

                                                                              ELEVEN
                                                                              MONTHS
                                                                               ENDED
                                                                             DECEMBER
                                           THREE MONTHS ENDED MARCH 31,       31,(A)
                                         ---------------------------------   ---------        YEAR ENDED JANUARY 31,
                                         PRO FORMA                                       ---------------------------------
                                           2001        2001        2000        2000        2000        1999       1998(B)
                                         ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                          (UNAUDITED)
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA
  (AT END OF PERIOD):
Investment in real estate after
  accumulated depreciation.............  $230,016    $230,016    $240,169    $232,066    $241,500    $239,748    $225,069
Total assets...........................   258,421     252,321     259,846     255,725     260,752     261,084     265,661
Mortgage debt and revolving lines of
  credit...............................     1,913      46,413      44,486      49,969      43,993      39,742      40,526
Total liabilities......................    35,160     123,044     122,356     127,626     118,941     123,053     127,068
Series A preferred stock...............    72,220      72,220      72,220      72,220      72,220      72,220      72,220
Common stock and paid-in capital.......   163,753      67,172      67,172      67,172      67,172      67,157      67,221
OTHER DATA:
Funds from operations ("FFO")(f).......     7,298       6,451       6,027      21,942      28,147      15,633      19,399
Cash flows provided by operating
  activities...........................                 6,729       5,797      17,292      15,736      16,059      11,640
Cash flows provided by (used in)
  investing activities.................                  (231)       (221)      1,591      (8,759)    (14,142)    (7,268)
Cash flows used in financing
  activities...........................                (6,710)     (1,837)    (18,811)     (6,983)    (11,292)    (5,723)
Repurchase of series A preferred stock
  and common stock.....................                    --      (3,525)    (12,017)       (695)         --          --
NUMBER OF PROPERTIES AT PERIOD END:
  Owned................................                   752         756         753         757         740         736
  Leased...............................                   341         355         344         361         379         404
                                                     --------    --------    --------    --------    --------    --------
  Total................................                 1,093       1,111       1,097       1,118       1,119       1,140
                                                     ========    ========    ========    ========    ========    ========

---------------

(a) Our board of directors approved a change in our fiscal year end to December 31 from January 31. The change resulted in an eleven-month accounting period ended December 31, 2000.
(b) Includes the financial results of the petroleum marketing business for the period prior to the spin-off from February 1, 1997 through March 21, 1997 on a one-line equity basis. Includes $3,710,000 of capitalized lease interest recorded prior to the merger with Power Test Investors Limited Partnership on January 30, 1998. Subsequent to the merger, the intercompany lease transactions were eliminated in consolidation.
(c)  Includes $8,683,000 of stock compensation expense.
(d) Represents a charge relating to certain "change of control" agreements related to the spin-off of the petroleum marketing business.
(e)  In December 1998, we sold our heating oil and propane business.
(f) Our "funds from operations" ("FFO") is computed as net earnings available to common stockholders before provision for income taxes (computed in accordance with generally accepted accounting principles), plus real estate related depreciation and amortization and excludes gains (or losses) from sales of property and straight line rent. We believe FFO is helpful to investors as a measure of the performance of an equity REIT because, along with our statements of financial condition, results of operations and cash flows, it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. FFO should not be considered as an alternative to net earnings (determined in accordance with generally accepted accounting principles), as an indication of our financial performance, to cash flows from operating activities (determined in accordance with generally accepted accounting principles) or as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Pro forma "funds from operations" for the eleven months ended December 31, 2000 were $24,990,000.

     The following is an estimate of "cash available for distribution" and is not intended to be a projection or forecast of our results of operations or our liquidity, nor is the methodology upon which such adjustments were made necessarily intended to be a basis for determining future distributions.

     We believe that our estimate of "cash available for distribution" constitutes a reasonable basis for estimating our dividend rates for the calendar year following the completion of this offering. Our actual dividend rates will depend upon our actual results of operations, economic conditions and other factors that could differ materially from the assumptions used in our estimate. Our actual results of operations will be affected by a number of factors, including the revenue received from our properties, our operating expenses, interest expense and unanticipated expenditures. This estimate assumes that the underwriters' over-allotment option is not exercised. No assurance can be given that our estimate will prove accurate. Actual results may vary substantially from the estimate.

     The following table assumes we were operated as a REIT beginning on January 1, 2001, and describes (a) the calculation of annualized pro forma "funds from operations" before preferred stock dividends for the twelve months ending December 31, 2001 and (b) the adjustments thereto used in estimating pro forma "funds from operations" before preferred stock dividends and "cash available for distribution" for the twelve months ending December 31, 2002:

                                                               (DOLLARS IN THOUSANDS,
                                                              EXCEPT PER SHARE AMOUNTS)
                                                              -------------------------
Pro forma net earnings for the three months ended March 31,
  2001......................................................           $ 8,386
  Less: Gain on sale of real estate for the three months
     ended March 31, 2001...................................               (88)
  Less: Straight line rent for the three months ended March
     31, 2001...............................................            (2,097)
  Plus: Real estate depreciation and amortization for the
     three months ended March 31, 2001......................             2,369
                                                                       -------
Pro forma "funds from operations" before preferred stock
  dividends for the three months ended March 31, 2001 (1)...           $ 8,570
                                                                       =======
Annualized pro forma "funds from operations" before
  preferred stock dividends for the twelve months ending
  December 31, 2001.........................................           $34,280
  Adjustments:
  Net increase in contractual rental revenue (2)............               625
  Net decrease in contractual rent expense (3)..............               469
  Elimination of change in estimated remediation costs
     (4)....................................................             9,696
                                                                       -------
Estimated pro forma "funds from operations" before preferred stock dividends for the twelve months ending December 31,
  2002......................................................           $45,070
  Adjustments:
  Estimated annual environmental expenditures, net (5)......            (2,720)
                                                                       -------
Estimated "cash available for distribution" for the twelve
  months ending December 31, 2002 (6).......................           $42,350
                                                                       =======
Estimated annual series A preferred stock cash
  dividend ($1.8665 per share) (7)..........................           $ 5,349
Estimated annual common stock cash dividend ($1.65 per
  share) (8)................................................            33,426
                                                                       -------
Estimated total dividends...................................           $38,775
                                                                       =======
Payout ratio to stockholders based on estimated "cash
  available for distribution" (9)...........................             91.6%

---------------

(1) Our "funds from operations" ("FFO") is computed as net earnings available to common stockholders before provision for income taxes (computed in accordance with generally accepted accounting principles), plus real estate related depreciation and amortization and excludes gains (or losses) from sales of property and straight line rent. We believe FFO is helpful to investors as a measure of the performance of an equity REIT because, along with our statements of financial condition, results of operations and cash flows, it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. In evaluating FFO and the trends it depicts, investors should consider the major factors affecting FFO. Growth in FFO will result from increases in revenue or decreases in related operating expenses. Conversely, FFO will decline if revenues decline or related operating expenses increase. FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligation, or other commitments and uncertainties. FFO should not be considered as an alternative to net earnings (determined in accordance with generally accepted accounting principles), as an indication of our financial performance, to cash flows from operating activities (determined in accordance with generally accepted accounting principles) or as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

(2) The net increase in contractual rental revenue represents the 2.0% increase in rental revenues for 2002 payable by Marketing under the master lease net of reductions in sublet revenues caused by scheduled lease terminations.

(3) Represents the net decrease in contractual rent expense for rent escalations, net of reductions for scheduled lease terminations.

(4) Represents the elimination of the annualized non-cash change in the estimated remediation cost accrual included in the annualized pro forma "funds from operations" before preferred stock dividends for the twelve months ending December 31, 2001. Although we do not anticipate a material change in the estimated remediation cost accrual for the twelve months ending December 31, 2002, it is possible that such expenditures could be substantially higher and may have a significant impact on our results of operations.

(5) Represents management's best estimate of expected cash expenditures for remediation costs of $7,457,000 based on a site-by-site review, net of $4,737,000 of anticipated recoveries from state underground storage tank remediation funds related to current and prior year expenditures. These estimates for cash expenditures are subject to significant change as the remediation treatment progresses. The timing of the receipt for recoveries is difficult to predict and is based on numerous factors outside of our control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Environmental Matters."

(6) We expect to fund nonrecurring capital expenditures, tenant improvements, leasing commissions and differences from estimated net environmental cash expenditures from cash reserves, borrowings, cash flow from operating activities or other working capital sources.

(7) Based on a total of 2,865,768 shares of series A preferred stock outstanding as of July 11, 2001. The estimated preferred stock dividend reflects participation in common stock dividends in excess of $1.5691 per share. See "-- Dividend Policy."

(8) Based on a total of 12,553,138 shares of common stock outstanding as of July 11, 2001 and the shares to be sold in this offering.

(9) Calculated as estimated annual cash dividends to our stockholders divided by estimated "cash available for distribution" for the twelve months ending December 31, 2002. The payout ratio to common stockholders based on estimated adjusted pro forma "funds from operations" after preferred stock dividends for the twelve months ending December 31, 2002 is 84.2%.

                                DIVIDEND POLICY

     We intend to pay regular quarterly dividends on our common stock and series A preferred stock.

     We presently intend to pay a dividend on our common stock of approximately $1.65 per share on an annual basis, commencing with the quarterly dividend expected to be declared in September 2001. Payment of this dividend is subject to our stockholders' approval of the transfer restrictions on our stock as described in "Description of Our Securities," the completion of this offering, our financial condition, market conditions, the dividend preference of the series A preferred stock, the distribution requirements under federal income tax provisions for qualification as a REIT, and such other factors as our board of directors may deem relevant.

     The holders of our series A preferred stock are entitled to receive cumulative cash dividends in an amount per share equal to the greater of (a) $1.775 per calendar year or (b) the cash dividends declared per share of our common stock, or the portion thereof into which a share of our series A preferred stock is convertible, for that calendar year. Each share of preferred stock is currently convertible into 1.1312 shares of common stock. Accordingly, the cumulative annual dividend on our series A preferred stock will not be greater than $1.775 per share unless the cumulative annual per share dividend on our common stock is greater than $1.5691. We presently intend to pay quarterly dividends of $0.44375 per share of preferred stock until dividends declared per share of common stock in any calendar year exceed $1.5691, after which preferred stockholders will participate in the higher common stock dividend for the balance of that calendar year. At the current conversion rate, based on our presently intended annual common stock dividend rate of approximately $1.65 per share, series A preferred stockholders would receive annual dividends of approximately $1.8665 per preferred share.

     In order for us to qualify to elect REIT status under the Internal Revenue Code, we have declared an "earnings and profits" distribution of approximately $64.1 million payable to stockholders of record at the close of business on July 25, 2001. Common stockholders will receive approximately $4.15 per common share in the distribution. Series A preferred stockholders will receive approximately $4.20 per preferred share, based on the formula described above and the series A preferred stock dividends paid in 2001 and expected to be paid for the final two calendar quarters of 2001. Payment of the distribution is conditioned on the closing of this offering and is expected to be made on August 2, 2001. Purchasers of common stock offered by this prospectus supplement will not receive any portion of the "earnings and profits" distribution on any of the shares of common stock they purchase.

                              RECENT DEVELOPMENTS

     Our second quarter ended on June 30, 2001. On a preliminary basis, revenues from rental properties for the quarter were $17.1 million, including $2.1 million of deferred rent receivable recognized during the period related to future annual rent increases under the master lease with Marketing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations." Pre-tax earnings are estimated at $9.3 million for the current year quarter compared to $6.0 million for the same quarter last year. Our FFO available to common stockholders for the quarter ended June 30, 2001, defined as described in note (f) to " -- Summary Consolidated Financial Data" above, is estimated at $7.7 million, as compared to $6.8 million for the quarter ended June 30, 2000. Our FFO before preferred stock dividends for the quarter ended June 30, 2001 is estimated at $9.0 million, as compared to $8.1 million for the quarter ended June 30, 2000. These current quarter amounts are preliminary and may be modified as our quarterly review process is completed.

                                  RISK FACTORS

     An investment in our common stock involves risks. Before investing, you should carefully consider and evaluate all of the information included in or incorporated by reference in the prospectus and this prospectus supplement, including the following risk factors.

WE ARE SUBJECT TO RISKS INHERENT IN OWNING AND LEASING REAL ESTATE.

     We are subject to varying degrees of risk generally related to leasing and owning real estate. In addition to general risks related to owning properties used in the petroleum marketing industry, risks include, among others, liability for long-term lease obligations, changes in regional and local economic conditions, local real estate market conditions, changes in interest rates and in the availability, cost and terms of financing, the potential for uninsured casualty and other losses, the impact of present or future environmental legislation and compliance with environmental laws (as discussed below), and adverse changes in zoning laws and other regulations, many of which are beyond our control. Moreover, real estate investments are relatively illiquid, which means that our ability to vary our portfolio of service station properties in response to changes in economic and other conditions may be limited.

OUR REVENUES ARE PRIMARILY DEPENDENT ON THE PERFORMANCE OF THE PETROLEUM MARKETING INDUSTRY AND GETTY PETROLEUM MARKETING INC.

     We rely on leasing service station properties, primarily to Marketing, for substantially all of our revenues (96% for the eleven months ended December 31, 2000). Accordingly, our revenues will be dependent to a large degree on the economic performance of Marketing and of the petroleum marketing industry, and any factor that adversely affects Marketing or other lessees may have a material adverse effect on us. Marketing is wholly owned by a subsidiary of Lukoil. Although Lukoil is Russia's largest vertically integrated oil company, it has a limited history of operating in the United States. No assurance can be given that Lukoil's acquisition of Marketing will not adversely affect the operations of Marketing. In the event that Marketing were unable to perform its obligations under its master lease with us, our financial results would be materially adversely affected. Although Marketing is a wholly owned subsidiary of Lukoil, no assurance can be given that Lukoil would cause Marketing to fulfill all of its obligations under the master lease.

     Petroleum products are commodities whose prices depend on numerous factors that affect the supply of and demand for petroleum products, such as changes in domestic and foreign economies, political affairs and production levels, the availability of imported oil, the marketing of competitive fuels, the extent of government regulation and expected and actual weather conditions. We believe that Marketing currently relies on various suppliers for the purchase of refined petroleum products. The prices paid by Marketing and other petroleum marketers for their products are affected by global, national and regional factors, such as petroleum pipeline capacity, local market conditions and competition and the level of operations of refineries. Marketing's earnings and cash flow from operations depend upon rental income from dealers and the sale of refined petroleum products at margins in excess of fixed and variable expenses. A large, rapid increase in petroleum prices would adversely affect Marketing's profitability and cash flow if the increased cost of petroleum products could not be passed on to Marketing's customers or if automobile consumption of gasoline were to significantly decline.

OUR PROPERTIES ARE CONCENTRATED IN THE NORTHEASTERN UNITED STATES, AND ADVERSE CONDITIONS IN THAT REGION, IN PARTICULAR, COULD NEGATIVELY IMPACT OUR OPERATIONS.

     A significant portion of the properties we own and lease are located in the northeastern United States. Because of the concentration of our properties in that region, in the event of adverse economic conditions in that region, we would likely experience higher risk of default on payment of rent payable to us (including under the master lease) than if our properties were more geographically diversified. Additionally, the rents on our properties may be subject to a greater risk of default than other properties in the event of adverse economic, political, or business developments or natural hazards that may affect the northeastern United States and the ability of our lessees to make rent payments. In the event of any natural disaster, our ability to pay dividends could be adversely affected.

WE ARE IN A COMPETITIVE BUSINESS.

     The real estate industry is highly competitive. Where we own properties, we compete for tenants with a large number of real estate property owners. Principal means of competition are rents charged and attractiveness of location. In addition, we expect other major real estate investors with significant capital will compete with us for attractive investment opportunities. These competitors include petroleum manufacturing, distributing and marketing companies, other REITs, investment banking firms and private institutional investors. This competition has increased prices for commercial properties and may impair our ability to make suitable property acquisitions on favorable terms in the future.

OUR FUTURE CASH FLOW IS DEPENDENT ON RENEWAL OF LEASES AND RELETTING OF OUR
SPACE.

     We are subject to risks that leases may not be renewed, locations may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. In addition, numerous properties compete with our properties in attracting tenants to lease space. The number of competitive properties in a particular area could have a material adverse effect on our ability to lease our properties or newly acquired properties and on the rents charged. If we were unable to promptly relet or renew the leases for all or a substantial portion of these locations, or if the rental rates upon such renewal or reletting were significantly lower than expected, our cash flow could be adversely affected. The master lease has an initial term expiring in December 2015, and generally provides Marketing with renewal options extending to 2048 that may be exercised only on an "all or nothing" basis.

WE MAY ACQUIRE OR DEVELOP NEW PROPERTIES, AND THIS MAY CREATE RISKS.

     We may acquire or develop properties or acquire other real estate companies when we believe that an acquisition or development matches our business strategies. We might not succeed in consummating desired acquisitions or in completing developments on time or within our budget. We also might not succeed in leasing newly developed or acquired properties at rents sufficient to cover their costs of acquisition or development and operations.

WE ARE SUBJECT TO LOSSES THAT MAY NOT BE COVERED BY INSURANCE.

     Marketing, as the lessee of substantially all of the properties leased by us, is required to provide insurance for such properties, including casualty, liability, fire and extended coverage in amounts and on other terms as set forth in the master lease. There are certain types of losses (such as certain environmental liabilities, earthquakes, hurricanes, floods and civil disorders) which are either uninsurable or not economically insurable in our judgment. The destruction of, or significant damage to, properties due to an uninsured cause would result in an economic loss and could result in us losing both our investment in, and anticipated profits from, such properties. When a loss is insured, the coverage may be insufficient in amount or duration, or a lessee's customers may be lost, such that the lessee cannot resume its business after the loss at prior levels or at all, resulting in reduced rent or a default under its lease. Any such loss relating to a large number of properties could have a material adverse effect on our financial condition. We carry insurance against certain risks and in such amount as we believe is customary for businesses of our kind. However, as the costs and availability of insurance change, we may decide not to be covered against certain losses where, in the judgment of management, the insurance is not warranted due to cost or availability of coverage or the remoteness of perceived risk. There is no assurance that our insurance against loss will be sufficient.

COMPLIANCE WITH ENVIRONMENTAL REGULATIONS MAY BE COSTLY.

     The real estate business and the petroleum products industry are subject to numerous federal, state and local laws and regulations relating to the protection of the environment. Under certain environmental laws, a current or previous owner or operator of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances or petroleum products at, on or under such property, and may be required to investigate and clean-up such contamination. Such laws typically impose liability and clean-up responsibility without regard to whether the owner or operator knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. For example, liability may arise as a result of the historical use of a site or from the migration of contamination from adjacent or nearby properties. Any such contamination or liability may also reduce the value of the property. In addition, the owner or operator of a site may be subject to claims by third parties based on injury, damage and/or costs, including investigation and clean-up costs, resulting from environmental contamination present at or emanating from a site. The properties owned or controlled by us are leased primarily as gasoline service stations, and therefore may also contain, or may have contained, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances, which creates a potential for the release of such products or substances. Some of the properties may be adjacent to or near properties that have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. In addition, certain of the properties are on, adjacent to or near properties upon which others have engaged or may in the future engage in activities that may release petroleum products or other hazardous or toxic substances. We have agreed to provide limited environmental indemnification to Marketing with respect to six leased terminals, and limited indemnification relating to compliance of properties with local laws. Our aggregate indemnification liability to Marketing for these items is capped at a maximum of $5.6 million. Under the master lease, we continue to have additional ongoing environmental remediation obligations for scheduled sites.

     As of March 31, 2001, we had accrued $22.5 million as management's best estimate for probable and reasonably estimable environmental remediation costs and had recorded $11.4 million as management's best estimate for recoveries from state underground storage tank remediation funds related to environmental obligations and liabilities. In view of the uncertainties associated with environmental expenditures, however, we believe it is possible that such expenditures could be substantially higher. These and other environmental costs may have a significant impact on results of operations for any single fiscal year or interim period.

IF WE ELECT REIT STATUS, A SUBSEQUENT FAILURE TO QUALIFY AS A REIT WOULD HAVE ADVERSE CONSEQUENCES TO OUR STOCKHOLDERS.

     If this offering is completed, we intend to elect to be taxed as a REIT under the Internal Revenue Code beginning with the current fiscal year. If we qualify for taxation as a REIT and elect REIT status, we plan to continue to meet the requirements for taxation as a REIT. We cannot, however, guarantee that we would continue to qualify in the future as a REIT. We cannot give any assurance that new legislation, regulations, administrative interpretations or court decisions will not significantly change the requirements relating to our qualification. If we fail to qualify as a REIT after electing REIT status, we would again be subject to federal income tax at regular corporate rates. Also, unless the Internal Revenue Service granted us relief, we would remain disqualified as a REIT for four years following the year in which we failed to qualify. In the event that we failed to qualify as a REIT, we would be required to pay significant income taxes and would have less money available for our operations and distributions to stockholders. This would likely have a significant adverse effect on the value of our securities.

     In order to meet and maintain qualification as a REIT under the Internal Revenue Code, we have scheduled a special stockholders' meeting for August 1, 2001 in order to solicit approval of amendments to our charter that would provide that ownership of any class of our equity securities, including our series A preferred stock and common stock, by any person or group of related persons will be limited to 5% of the outstanding shares of that class, unless special approval is granted by our board. Our board of directors intends to grant an exemption from the 5% ownership limitation to Messrs. Liebowitz, Safenowitz and Cooper, each of whom serve as directors of Getty, and their respective affiliated trusts and partnerships, who currently own stock in excess of these proposed ownership limitations. No assurance can be given that stockholder approval of these limitations will be obtained.

IN ORDER TO QUALIFY FOR TAXATION AS A REIT, WE ARE REQUIRED TO DISTRIBUTE ALL OF OUR PRIOR EARNINGS AND PROFITS, BUT WE CANNOT GUARANTEE THAT WE WILL BE ABLE TO DO SO.

     In order to qualify for taxation as a REIT for 2001, we are required to distribute to our stockholders, prior to the end of 2001, all of our earnings and profits that we accumulated prior to 2001. We believe that we will meet this requirement once we pay the "earnings and profits" distribution. However, it is very difficult to determine the exact level of our pre-2001 earnings and profits because the determination depends on many factors. The complexity of the determination is compounded by the fact that we started accumulating earnings and profits in 1974. Also, it is difficult to value our distributions which have not been made in cash, such as the distribution of Marketing common stock we made in 1997. Therefore, we cannot guarantee that we will meet this requirement. Latham & Watkins is not providing us with an opinion regarding the amount of our earnings and profits or whether we meet this requirement. Moreover, for purposes of their opinion that we qualify as a REIT, they relied on our statement that we will meet this requirement.

ONCE WE QUALIFY FOR TAXATION AS A REIT, WE WILL BE DEPENDENT ON EXTERNAL SOURCES OF CAPITAL.

     To qualify as a REIT, we must distribute to our stockholders each year at least 90% of our net taxable income, excluding any net capital gain. Because of these distribution requirements, once we make the "earnings and profits" distribution, it is not likely that we will be able to fund all future capital needs, including acquisitions, from income from operations. We therefore will have to rely on third party sources of capital, which may or may not be available on favorable terms or at all. Our access to third party sources of capital depends upon a number of factors, including general market conditions, the market's perception of our growth potential, our current and potential future earnings and cash distributions and the market price of our common stock. Moreover, additional equity offerings may result in substantial dilution of stockholders' interests, and additional debt financing may substantially increase our leverage.

WE MAY BE UNABLE TO PAY DIVIDENDS AND OUR EQUITY MAY NOT APPRECIATE.

     Under our charter, we may not pay any dividends on shares of our common stock unless we have paid all cumulative dividends required to be declared on shares of our series A preferred stock. In addition, under applicable Maryland law, our ability to pay dividends would be restricted if, after payment of the dividend, (1) we would not be able to pay indebtedness as it becomes due in the usual course of business or (2) our total assets would be less than the sum of our liabilities. No assurance can be given that our financial performance in the future will permit our payment of any dividends, including dividends on our series A preferred stock, at the times and in the amounts specified in our charter. Moreover, no assurance can be given that the value of the shares of our common stock will increase to levels which make it economically advantageous to holders of our series A preferred stock to exercise their right to convert such shares into our common stock. As a result of the factors described above, we may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect our business, stock price and ability to pay dividends.

CERTAIN OF OUR DIRECTORS AND THEIR AFFILIATES WILL CONTINUE TO OWN SUBSTANTIAL AMOUNTS OF OUR SERIES A PREFERRED STOCK AND COMMON STOCK AND WILL THEREFORE HAVE SIGNIFICANT INFLUENCE ON THE OUTCOME OF MOST STOCKHOLDER VOTES.

     Messrs. Leo Liebowitz, Howard Safenowitz and Milton Cooper, each a director, and their affiliates own approximately 47.0% of the voting power of all outstanding shares of our common stock and series A preferred stock. After the conclusion of this offering and giving effect to conversion of the series A preferred stock, Messrs. Liebowitz, Safenowitz and Cooper and their affiliates will own approximately 31.6% of the voting power of all outstanding shares of our common stock. As a result, Messrs. Liebowitz, Safenowitz and Cooper, individually and in conjunction with their affiliates, will be able to significantly influence the outcome of most corporate actions requiring stockholder approval.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the common stock offered by this prospectus supplement (which, after payment of the estimated expenses and the financial advisory fee, will be approximately $114.7 million):

     - to repay substantially all of our existing debt, specifically:

      +to pay in full all amounts outstanding under the loan agreement between our subsidiary, Power Test Realty Company Limited Partnership, and The Chase Manhattan Bank -- approximately $19.8 million -- this loan currently accrues interest at a rate of approximately 6.4% per annum and matures on August 31, 2002;

      +to pay in full all amounts (other than in support of outstanding letters of credit) expected to be outstanding as of July 31, 2001 under our credit lines with The Chase Manhattan Bank and Mellon Financial Corporation -- aggregating approximately $16.5 million -- borrowings under these lines of credit currently accrue interest at rates of 4.85% and 6.5% per annum, respectively;

     - to make a special distribution to our stockholders approximately equal to our accumulated "earnings and profits" (as defined by the Internal Revenue Code) of $64.1 million (or $4.15 per common share and $4.20 per series A preferred share). The special distribution is payable to holders of record of our common stock and series A preferred stock at the close of business on July 25, 2001. Payment of the special distribution is conditioned on the closing of this offering and is expected to be made on August 2, 2001. Accordingly, purchasers of common stock offered by this prospectus supplement will not receive any portion of the "earnings and profits" distribution on any of the shares of common stock they purchase; and

     - for general corporate purposes.

                                 CAPITALIZATION

     The following table shows our capitalization at March 31, 2001, and the adjusted capitalization as of that date after giving effect to the sale of the common stock offered by this prospectus supplement, the application of the net proceeds from the sale and the effect on retained earnings of eliminating tax liabilities upon conversion to a REIT. This information should be read together with the information under "Use of Proceeds" and "Selected Financial Data" herein and the consolidated financial statements and related notes included elsewhere in this prospectus supplement.

                                                              HISTORICAL    AS ADJUSTED
                                                              ----------    -----------
                                                                   (IN THOUSANDS)
DEBT:
  Borrowings under credit lines.............................   $ 24,000      $     --(*)
  Mortgages payable.........................................     22,413         1,913
                                                               --------      --------
  Total debt................................................   $ 46,413      $  1,913
                                                               --------      --------
STOCKHOLDERS' EQUITY:
  Series A participating convertible redeemable preferred
     stock, par value $0.01 per share; 3,000,000 shares
     designated; 2,888,798 shares issued....................     72,220        72,220
  Common stock, par value $0.01 per share; 50,000,000 shares authorized; 13,567,335 and 21,267,335 issued,
     respectively...........................................        136           213
  Paid-in capital...........................................     67,036       163,540
  Retained earnings.........................................      2,597            --
  Series A preferred stock in treasury, at cost (23,030
     shares)................................................       (430)         (430)
  Common stock in treasury, at cost (1,019,048 shares)......    (12,282)      (12,282)
                                                               --------      --------
  Total stockholders' equity................................   $129,277      $223,261
                                                               --------      --------
          Total capitalization..............................   $175,690      $225,174
                                                               ========      ========

---------------
(*) Does not include approximately $3.3 million of estimated letter of credit reimbursement obligations that will remain outstanding under our credit lines.

                 PRICE RANGE OF COMMON STOCK AND DIVIDENDS PAID

     Our common stock is listed on the NYSE under the symbol "GTY". The price range of our common stock and cash dividends paid with respect to each share of our common stock during the quarters ended on the dates below were as follows:

                                                        PRICE RANGE
                                                      ----------------    CASH DIVIDENDS
                   QUARTER ENDING                      HIGH      LOW        PER SHARE
                   --------------                     ------    ------    --------------
September 30, 2001 (through July 26, 2001)..........  $22.05    $18.90           --
June 30, 2001.......................................   21.79     14.00        $0.15
March 31, 2001......................................   15.29     14.00         0.15
December 31, 2000 (two-month period)................  $15.13    $10.00        $0.15
October 31, 2000....................................   12.00      9.88         0.15
July 31, 2000.......................................   12.31     10.31         0.15
April 30, 2000......................................   13.44      9.81         0.15
January 31, 2000....................................  $13.00    $10.81        $0.10
October 31, 1999....................................   17.44     12.06         0.10
July 31, 1999.......................................   14.88     13.31         0.10
April 30, 1999......................................   15.63     12.50         0.10

                            SELECTED FINANCIAL DATA

     The following sets forth our selected consolidated financial and operating information on an historical basis and, for certain indicated periods, on a pro forma basis to give effect to this offering and the application of the net proceeds herefrom. The following information should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere or incorporated by reference in the prospectus and this prospectus supplement. In contemplation of our electing to be taxed as a REIT, on December 12, 2000, our board of directors approved a change in our fiscal year end to December 31 from January 31. The change resulted in an eleven month accounting period ended December 31, 2000. The selected consolidated historical financial and operating information as of and for the three months ended March 31, 2001 and 2000, and as of and for the eleven months ended December 31, 1999 has been derived from our historical unaudited consolidated financial statements. The selected consolidated historical financial and operating information as of and for the eleven months ended December 31, 2000, and as of and for each of the three years in the period ended January 31, 2000 has been derived from our historical consolidated financial statements audited by PricewaterhouseCoopers LLP, independent auditors, whose report with respect thereto is included elsewhere in this prospectus supplement.

     Unaudited pro forma operating information for the three months ended March 31, 2001 and the eleven months ended December 31, 2000 is presented as if this offering occurred on February 1, 2000; unaudited pro forma balance sheet data is presented as if this offering had occurred on March 31, 2001; and, therefore, incorporates certain assumptions that are described in the notes to the pro forma consolidated financial statements included elsewhere herein. The pro forma information does not purport to represent what our financial position or results of operations would actually have been if this offering and the application of the net proceeds herefrom had, in fact, occurred on such date or at the beginning of the period indicated, or to project our financial position or results of operations at any future date or for any future period.

                                       THREE MONTHS ENDED                ELEVEN MONTHS ENDED                  YEAR ENDED
                                            MARCH 31,                      DECEMBER 31,(A)                    JANUARY 31,
                                  -----------------------------   ---------------------------------   ---------------------------
                                  PRO FORMA                       PRO FORMA
                                    2001       2001      2000       2000       2000        1999        2000      1999     1998(B)
                                  ---------   -------   -------   ---------   -------   -----------   -------   -------   -------
                                                 (UNAUDITED)                            (UNAUDITED)
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Revenues:
  Total revenues from rental
    properties..................   $17,146    $17,146   $14,724    $53,916    $53,916     $53,983     $58,889   $58,869   $59,449
  Other income..................       232        232       153        378        378       5,026       4,970     2,472     3,368
                                   -------    -------   -------    -------    -------     -------     -------   -------   -------
  Total revenues................    17,378     17,378    14,877     54,294     54,294      59,009      63,859    61,341    62,817
                                   -------    -------   -------    -------    -------     -------     -------   -------   -------
Expenses:
  Rental property expenses......     2,796      2,796     3,052     10,980     10,980      11,259      12,126    12,910    13,583
  Environmental expenses........     2,759      2,759     3,033      8,498      8,498       5,980       6,813    17,320     8,634
  General and administrative
    expenses....................     1,017      1,017       603      3,257      3,257       5,265       5,642     6,129    13,297(c)
  Depreciation and
    amortization................     2,369      2,369     2,511      9,196      9,196       9,589      10,425     9,418     9,514
  Interest expense..............        51        898       770        365      3,413       2,489       2,748     2,726     5,008
  Change of control charge......        --         --        --         --         --          --          --        --     2,166(d)
                                   -------    -------   -------    -------    -------     -------     -------   -------   -------
  Total expenses................     8,992      9,839     9,969     32,296     35,344      34,582      37,754    48,503    52,202
                                   -------    -------   -------    -------    -------     -------     -------   -------   -------
Equity in earnings of
  Marketing.....................        --         --        --         --         --          --          --        --     2,931
                                   -------    -------   -------    -------    -------     -------     -------   -------   -------
Earnings from continuing
  operations before provision
  for income taxes..............     8,386      7,539     4,908     21,998     18,950      24,427      26,105    12,838    13,546
Provision for income taxes......        --      3,207     2,196         --      7,875      10,378      11,091     5,337     5,697
                                   -------    -------   -------    -------    -------     -------     -------   -------   -------
Net earnings from continuing
  operations....................     8,386      4,332     2,712     21,998     11,075      14,049      15,014     7,501     7,849
                                   -------    -------   -------    -------    -------     -------     -------   -------   -------
Discontinued operations(e):
Earnings (loss) from operations,
  net of income taxes...........        --         --        --         --         --          --          --      (119)       95
  Gain on disposal, net of
    income taxes................        --         --        --         --         --          --          --     2,674        --
                                   -------    -------   -------    -------    -------     -------     -------   -------   -------
  Net earnings from discontinued
    operations..................        --         --        --         --         --          --          --     2,555        95
                                   -------    -------   -------    -------    -------     -------     -------   -------   -------
Net earnings....................     8,386      4,332     2,712     21,998     11,075      14,049      15,014    10,056     7,944
Series A preferred stock
  dividends.....................     1,272      1,272     1,280      5,098      5,098       5,128       5,128     5,128        --
                                   -------    -------   -------    -------    -------     -------     -------   -------   -------
Net earnings applicable to
  common stockholders...........   $ 7,114    $ 3,060   $ 1,432    $16,900    $ 5,977     $ 8,921     $ 9,886   $ 4,928   $ 7,944
                                   =======    =======   =======    =======    =======     =======     =======   =======   =======
Basic earnings per common share:
  Continuing operations.........   $   .35    $   .24   $   .11    $   .82    $   .47     $   .66     $   .73   $   .17   $   .60
  Discontinued operations.......        --         --        --         --         --          --          --       .19       .01
  Net earnings..................       .35        .24       .11        .82        .47         .66         .73       .36       .60
Diluted earnings per common
  share:
  Continuing operations.........       .35        .24       .11        .82        .47         .66         .73       .17       .59
  Discontinued operations.......        --         --        --         --         --          --          --       .19       .01
  Net earnings..................       .35        .24       .11        .82        .47         .66         .73       .36       .60
Weighted average common shares
  outstanding (in thousands):
  Basic.........................    20,248     12,548    13,420     20,518     12,818      13,567      13,563    13,566    13,152
  Diluted.......................    20,253     12,553    13,421     20,518     12,818      13,569      13,565    13,571    13,348

                                                                                ELEVEN
                                                 THREE MONTHS ENDED          MONTHS ENDED             YEAR ENDED
                                                      MARCH 31,              DECEMBER 31,            JANUARY 31,
                                           -------------------------------   ------------   ------------------------------
                                           PRO FORMA
                                             2001        2001       2000         2000         2000       1999       1998
                                           ---------   --------   --------   ------------   --------   --------   --------
                                                           (UNAUDITED)
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

BALANCE SHEET DATA
  (AT END OF PERIOD):
Investment in real estate after
  accumulated depreciation...............  $230,016    $230,016   $240,169     $232,066     $241,500   $239,748   $225,069
Total assets.............................   258,421     252,321    259,846      255,725      260,752    261,084    265,661
Mortgage debt and revolving lines of
  credit.................................     1,913      46,413     44,486       49,969       43,993     39,742     40,526
Total liabilities........................    35,160     123,044    122,356      127,626      118,941    123,053    127,068
Series A preferred stock.................    72,220      72,220     72,220       72,220       72,220     72,220     72,220
Common stock and paid-in capital.........   163,753      67,172     67,172       67,172       67,172     67,157     67,221
OTHER DATA:
Funds from operations ("FFO")(f).........     7,298       6,451      6,027       21,942       28,147     15,633     19,399
Cash flows provided by operating
  activities.............................                 6,729      5,797       17,292       15,736     16,059     11,640
Cash flows provided by (used in)
  investing activities...................                  (231)      (221)       1,591       (8,759)   (14,142)    (7,268)
Cash flows used in financing
  activities.............................                (6,710)    (1,837)     (18,811)      (6,983)   (11,292)    (5,723)
Repurchase of series A preferred stock
  and common stock.......................                    --     (3,525)     (12,017)        (695)        --         --
NUMBER OF PROPERTIES AT PERIOD END:
  Owned..................................                   752        756          753          757        740        736
  Leased.................................                   341        355          344          361        379        404
                                                       --------   --------     --------     --------   --------   --------
  Total..................................                 1,093      1,111        1,097        1,118      1,119      1,140
                                                       ========   ========     ========     ========   ========   ========

---------------
(a) Our board of directors approved a change in our fiscal year end to December 31 from January 31. The change resulted in an eleven-month accounting period ended December 31, 2000.

(b) Includes the financial results of the petroleum marketing business for the period prior to the spin-off from February 1, 1997 through March 21, 1997 on a one-line equity basis. Includes $3,710,000 of capitalized lease interest recorded prior to the merger with Power Test Investors Limited Partnership on January 30, 1998. Subsequent to the merger, the intercompany lease transactions were eliminated in consolidation.

(c) Includes $8,683,000 of stock compensation expense.

(d) Represents a charge relating to certain "change of control" agreements related to the spin-off of the petroleum marketing business.

(e) In December 1998, we sold our heating oil and propane business.

(f) Our "funds from operations" ("FFO") is computed as net earnings available to common stockholders before provision for income taxes (computed in accordance with generally accepted accounting principles), plus real estate related depreciation and amortization and excludes gains (or losses) from sales of property and straight line rent. We believe FFO is helpful to investors as a measure of the performance of an equity REIT because, along with our statements of financial condition, results of operations and cash flows, it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. FFO should not be considered as an alternative to net earnings (determined in accordance with generally accepted accounting principles), as an indication of our financial performance, to cash flows from operating activities (determined in accordance with generally accepted accounting principles) or as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Pro forma "funds from operations" for the eleven months ended December 31, 2000 were $24,990,000.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     Prior to the spin-off of our petroleum marketing business to our stockholders on March 21, 1997, we were principally engaged in the ownership and leasing of real estate as well as the marketing and distribution of petroleum products. In December 1998, we sold our Pennsylvania and Maryland heating oil business. The results of operations of the heating oil business have been reclassified as discontinued in the accompanying financial statements for the years ended January 31, 1999 and 1998. We are now a real estate company specializing in service stations, convenience stores and petroleum marketing terminals. We lease 994 of our 1,091 properties on a long-term net basis to Marketing. On December 8, 2000, a U.S. subsidiary of Lukoil, Russia's largest vertically integrated oil company, acquired approximately 72% of the outstanding common stock of Marketing in a tender offer and acquired the remaining equity of Marketing through a merger on January 25, 2001. In connection with Lukoil's acquisition of Marketing, we amended several of our agreements with Marketing, including the master lease and a related lease between two of our subsidiaries, which one of our lenders alleges caused a default under a loan agreement of one of those subsidiaries. See "-- Liquidity and Capital Resources."

     On December 12, 2000, our board of directors approved a change in our fiscal year end to December 31 from January 31. The change resulted in an eleven month accounting period ended December 31, 2000. Our board of directors also indicated that it would continue to evaluate the merits of electing to be taxed as a REIT in 2001. If we were to elect to be taxed as a REIT, we would not be subject to federal corporate income tax on the net income we distribute to our stockholders. As a REIT, we would be required to distribute at least 90% of our taxable income to stockholders each year. In order to qualify as a REIT, however, we would be required to make a distribution to our stockholders in an amount at least equal to our accumulated "earnings and profits" (as defined in the Internal Revenue Code) from the years in which we operated as a taxable corporation. We have declared a special distribution of approximately $64.1 million to holders of record of our common stock and series A preferred stock at the close of business on July 25, 2001. Payment of the special distribution is conditioned on the closing of this offering. Purchasers of common stock offered by this prospectus supplement will not receive any portion of this "earnings and profits" distribution on any of the shares of common stock they purchase. The entire amount of the distribution will be taxable to the recipient as dividend income.

     If this offering is completed, our board of directors intends to elect to have Getty be taxed as a REIT under the Internal Revenue Code beginning with the current fiscal year. If we qualify for taxation as a REIT and elect REIT status, we plan to continue to meet the requirements for taxation as a REIT. We cannot, however, guarantee that we would continue to qualify in the future as a REIT.

     In order to make the following discussion of our results of operations more meaningful, the results of operations for the eleven months ended December 31, 2000 have been compared to the unaudited results of operations for the eleven months ended December 31, 1999. In addition, the financial results of the spun-off petroleum marketing business, and the sold heating oil business which is shown as a discontinued operation, have been excluded from the narrative presented below. The net earnings of Marketing for the period prior to its spin-off, February 1, 1997 to March 21, 1997, was $1.7 million. The net earnings of the discontinued heating oil business were $2.6 million and $0.1 million for the fiscal years ended January 31, 1999 and 1998, respectively.

     Our financial results largely depend on rental income from Marketing and other tenants. Our financial results are materially dependent upon the ability of Marketing to meet its obligations under the master lease; however, based on the information currently available to us, we do not anticipate that Marketing will have difficulty in making required rental payments under the master lease in the foreseeable future.

RESULTS OF OPERATIONS

  Quarter ended March 31, 2001 compared with the quarter ended March 31, 2000 (unaudited)

     The financial results for the first quarter of 2000 have been recast to include the three months ended March 31, 2000 as a result of the change in the Company's year-end to December 31 from January 31.

     Revenues from rental properties for the quarter ended March 31, 2001 were $17.1 million, compared to $14.7 million for the quarter ended March 31, 2000. Approximately $16.5 million and $14.1 million of these rentals for the quarters ended March 31, 2001 and 2000, respectively, were from properties leased to Marketing under the master lease. The increase in rental income is primarily due to $2.1 million of deferred rent receivable recognized in the current period, as required by generally accepted accounting principles, related to the 2% future annual rent increases due from Marketing under the terms of the amended and restated master lease which became effective on December 9, 2000. These fixed rent increases are recognized on a straight-line basis over the initial 15-year term of the master lease rather than when received. Previously, rent increases were based on the Consumer Price Index and would have been recognized when such increases were due. Rental income from Marketing also increased during the current quarter by $0.3 million due to a 4% rent increase effective December 9, 2000, net of a reduction in the number of properties leased compared to the prior period.

     Other income of $0.2 million for the quarter ended March 31, 2001 was comparable to the quarter ended March 31, 2000.

     Rental property expenses, which are principally comprised of rent expense and real estate taxes, were $2.8 million for the quarter ended March 31, 2001, compared to $3.1 million for the quarter ended March 31, 2000. The $0.3 million reduction was due to real estate tax refunds received and reductions in rent paid for leased properties due to termination of leases with third party landlords.

     Environmental expenses for the quarter ended March 31, 2001 were $2.8 million, a decrease of $0.3 million from the prior period. The current period included a $2.4 million change in estimated remediation costs associated with contamination discovered at sites where we retain responsibility for environmental remediation and revisions to estimates at other sites where remediation is ongoing. The prior period included an environmental charge of $3.0 million, of which $2.3 million represented a change in estimated remediation costs or revisions to prior estimates. The prior period also included $0.7 million of charges related to environmental litigation.

     Certain environmental expenses recognized in the current period increased, in part, due to the transition of environmental management responsibility to Delta Environmental Consultants from Marketing personnel. The increased expenses were attributable to revised estimated remediation costs recognized due to changes in strategies resulting from a detailed review and consultation with environmental service providers performed by Delta on a site by site basis and due to fees paid to Delta and those service providers involved with the transition.

     As of March 31, 2001, we had accrued $22.5 million as management's best estimate for probable and reasonably estimable environmental remediation costs and had recorded $11.4 million as management's best estimate for recoveries from state underground storage tank remediation funds related to environmental obligations and liabilities. Such accruals are reviewed on a regular basis and any changes will be reflected in our financial statements as they become known.

     General and administrative expenses for the quarter ended March 31, 2001 were $1.0 million, an increase of $0.4 million as compared with the quarter ended March 31, 2000. The increase was due to employee-related expenses and legal fees. Included in general and administrative expenses for each of the quarters ended March 31, 2001 and 2000 are $159,000 of net fees paid to Marketing for certain administrative and technical services performed under a services agreement. Substantially all of these services have been discontinued as of April 1, 2001.

     Depreciation and amortization was $2.4 million and $2.5 million, respectively, for the quarters ended March 31, 2001 and 2000. The decrease was primarily the result of assets becoming fully depreciated and real estate dispositions.

     Interest expense for the three months ended March 31, 2001 was $0.9 million as compared with $0.8 million for the quarter ended March 31, 2000. The increase was due to higher average borrowings outstanding and higher interest rates.

    Eleven months ended December 31, 2000 compared to eleven months ended December 31, 1999 (unaudited)

     Revenues from rental properties for the eleven months ended December 31, 2000 ("fiscal December 2000") and 1999 ("fiscal December 1999") were $53.9 million and $54.0 million, respectively. Approximately $51.5 million and $51.7 million of these rentals for fiscal December 2000 and fiscal December 1999, respectively, were from properties leased to Marketing under the master lease.

     Other income was $0.4 million for fiscal December 2000 as compared with $5.0 million for fiscal December 1999. The $4.6 million decrease was due to lower gains on dispositions of real estate of $2.2 million, a severance charge of $0.9 million and expenses related to the amendment of the master lease of $0.6 million. In addition, fiscal December 1999 included the settlement of a lawsuit resulting in the elimination of a $1.2 million reserve.

     Rental property expenses, which are principally comprised of rent expense and real estate taxes, decreased from fiscal December 1999 by $0.1 million to $11.0 million for fiscal December 2000 due to a reduction in the number of properties leased.

     Environmental expenses for fiscal December 2000 increased by $2.4 million from the prior period. The current period included an environmental charge of $8.5 million, of which $6.8 million represented a change in estimated remediation costs associated with contamination discovered at sites where we retain responsibility for environmental remediation and revisions to estimates at other sites where remediation is ongoing. The prior period included an environmental charge of $6.1 million, of which $4.4 million represented a change in estimated remediation costs or revisions to prior estimates. Fiscal December 2000 also included $1.2 million of charges related to environmental litigation compared to $0.7 million for the prior period.

     General and administrative expenses for fiscal December 2000 were $3.3 million, a decrease of $2.0 million from the prior period. The decrease was principally due to a reduction in employee related expenses, legal fees and retrospective insurance charges relating to the spun-off petroleum marketing business. Included in general and administrative expenses for fiscal December 2000 and fiscal December 1999 are $582,000 and $696,000, respectively, of net fees paid to Marketing for certain administrative and technical services performed by Marketing under a services agreement.

     Depreciation and amortization for fiscal December 2000 was $9.2 million, a decrease of $0.4 million over the prior period as a result of certain assets becoming fully depreciated and dispositions of real estate.

     Interest expense was $3.4 million and $2.5 million for fiscal December 2000 and fiscal December 1999, respectively. The increase was due to higher average borrowings outstanding and higher interest rates.

     Fiscal year ended January 31, 2000 compared to fiscal year ended January 31, 1999

     Revenues from rental properties for each of the years ended January 31, 2000 ("fiscal 2000") and 1999 ("fiscal 1999") were $58.9 million. Approximately $56.4 million of these rentals for each fiscal year were from properties leased to Marketing under the master lease.

     Other income was $5.0 million for fiscal 2000 as compared with $2.5 million for fiscal 1999. The $2.5 million increase was primarily due to higher gains on dispositions of real estate of $1.8 million and settlement of a lawsuit resulting in the elimination of a $1.2 million reserve, partially offset by lower investment income.

     Rental property expenses, which are principally comprised of rent expense and real estate taxes, decreased from fiscal 1999 by $0.8 million (6.1%) to $12.1 million for fiscal 2000 due to a reduction in the number of properties leased.

     Environmental expenses for fiscal 2000 were $6.8 million, a decrease of $10.5 million from fiscal 1999. Fiscal 2000 included an environmental charge of $6.6 million, of which $4.4 million represented a change in estimated remediation costs associated with contamination discovered at sites where we retain responsibility for environmental remediation and revisions to estimates at other sites where remediation is ongoing. Fiscal 1999 included an environmental charge of $16.9 million, of which $14.8 million represented a change in estimated remediation costs or revisions to prior estimates.

     General and administrative expenses for fiscal 2000 were $5.6 million, a decrease of $0.5 million from fiscal 1999. The decrease was principally due to lower legal and professional fees, partially offset by a higher retrospective insurance charge relating to the spun-off petroleum marketing business. Included in general and administrative expenses for fiscal 2000 and 1999 are $749,000 and $960,000, respectively, of net fees paid to Marketing for certain administrative and technical services performed by Marketing under a services agreement.

     Depreciation and amortization for fiscal 2000 amounted to $10.4 million, an increase of $1.0 million over fiscal 1999 as a result of capital expenditures and property acquisitions.

     Interest expense for fiscal 2000 amounted to $2.7 million, comparable to fiscal 1999.

     Fiscal year ended January 31, 1999 compared to fiscal year ended January 31, 1998

     Revenues from rental properties for fiscal 1999 were $58.9 million, a 1.0% decrease from the $59.4 million realized for the year ended January 31, 1998 ("fiscal 1998"). Approximately $56.4 million and $57.0 million of these rentals for fiscal 1999 and 1998, respectively, were from properties leased to Marketing under the master lease.

     Other income was $2.5 million for fiscal 1999 as compared with $3.4 million for fiscal 1998. The $0.9 million decrease was primarily due to $0.7 million of management fees for administrative and other services provided to Power Test Investors Limited Partnership ("PTI") in fiscal 1998, which fees were eliminated as a result of the merger of PTI into Getty on January 30, 1998.

     Rental property expenses, which are principally comprised of rent expense and real estate taxes, decreased from fiscal 1998 by $0.7 million (5.0%) to $12.9 million for fiscal 1999 due to a decrease in the number of properties leased.

     Environmental expenses for fiscal 1999 amounted to $17.3 million, an increase of $8.7 million from fiscal 1998. Fiscal 1999 included an environmental charge of $16.9 million, of which $14.8 million represented a change in estimated remediation costs associated with contamination discovered primarily during work performed to meet the federal underground storage tank standards and revisions to estimates on previously identified sites where remediation is ongoing. Fiscal 1998 included an environmental charge of $8.3 million, of which $6.2 million represented a change in estimated remediation costs or revisions to prior estimates.

     General and administrative expenses for fiscal 1999 were $6.1 million, a decrease of $7.2 million from fiscal 1998. The decrease was principally due to a charge of $8.7 million recorded during fiscal 1998 for stock compensation resulting from a change in our stock price, partially offset by higher insurance costs, legal and other professional fees for fiscal 1999.

     Depreciation and amortization for fiscal 1999 was $9.4 million, comparable to fiscal 1998.

     Interest expense for fiscal 1999 was $2.7 million, a decrease of $2.3 million from fiscal 1998. The decrease was principally due to the elimination of the capitalized lease obligations as a result of the merger of PTI into Getty on January 30, 1998.

     During fiscal 1998, we recorded a charge of $2.2 million related to change of control agreements in connection with the spin-off.

LIQUIDITY AND CAPITAL RESOURCES

     Our principal sources of liquidity are cash flows from operations and short-term uncommitted lines of credit with two banks. Management believes that cash requirements for operations, capital expenditures and debt service can be met by cash flows from operations, available cash and equivalents and credit lines. As of March 31, 2001, we had lines of credit amounting to $35.0 million, which may be utilized for working capital borrowings and letters of credit. As of March 31, 2001, we utilized $27.0 million of the lines of credit for short-term borrowings and $2.4 million in connection with outstanding letters of credit. We intend to repay all amounts outstanding under the lines of credit (other than approximately $2.4 million of estimated letter of credit obligations) with a portion of the net proceeds of this offering. We expect to renew or replace our lines of credit at a maximum borrowing level of $25 million, and that we will have no borrowings outstanding under the credit lines at the closing of this offering. However, the reimbursement obligations under outstanding letters of credit will remain as discussed above. Although we expect that the existing sources of liquidity will be sufficient to meet our expected business requirements, there can be no assurance on the timing of our renewal or entry into a new working capital facility or as to its terms.

     In July 2001, The Chase Manhattan Bank purchased the interest of Fleet National Bank under a loan agreement between one of our subsidiaries, Power Test Realty Company Limited Partnership, and Fleet. The loan agreement was originally entered into by Power Test Realty in December 1986 for $45.0 million. We and Chase have restated the outstanding loan of approximately $19.8 million to bear interest at the lower of the prime rate or 2.50% over 30-day LIBOR (the loan currently bears interest of approximately 6.4% per annum) and to mature on August 31, 2002. The loan is collateralized by primary and secondary mortgage liens on 265 service station properties with a net book value of $122.3 million. As a result of the loan restatement, the non-monetary default under the loan agreement that had been alleged by Fleet due to our amending the master lease with Marketing in December 2000 has been cured. We intend to repay all outstanding amounts under the loan agreement with a portion of the net proceeds of this offering.

     During the three months ended March 31, 2001 and 2000, we declared quarterly preferred stock dividends of $0.44375 per share and quarterly cash common stock dividends of $0.15 per share. These dividends aggregated $3.2 million for the three months ended March 31, 2001 and 2000. We paid quarterly cash common stock dividends of $0.15 per share during the 11 months ended December 31, 2000 and $0.10 per share during fiscal 2000 and 1999. We also paid quarterly preferred stock dividends of $0.44375 per share during each of these fiscal periods. These dividends aggregated $12.8 million for the 11 months ended December 31, 2000 and $10.6 million for each of fiscal 2000 and 1999.

     In December 1999, our board of directors authorized the purchase, from time to time, in the open market or in private transactions of up to an aggregate of 300,000 shares of common stock and series A preferred stock. In March and June 2000, the board of directors approved the purchase of up to an aggregate of 500,000 and 300,000 additional shares of common stock and series A preferred stock, respectively. As of January 31, 2000, we had repurchased 60,016 shares of common stock and 700 shares of series A preferred stock at an aggregate cost of $0.7 million. During the eleven months ended December 31, 2000, we repurchased 959,282 additional shares of common stock and 22,330 additional shares of series A preferred stock at an aggregate cost of $12.0 million. We have made no repurchases in 2001.

     Capital expenditures, including acquisitions, for the 11 months ended December 31, 2000 and fiscal 2000, 1999 and 1998 amounted to $1.3 million, $15.0 million, $25.2 million and $11.3 million, respectively, which included $0.4 million, $4.7 million, $17.9 million and $8.0 million, respectively, for the replacement of underground storage tanks and vapor recovery facilities at gasoline stations. These tank replacement and vapor recovery facility costs and certain environmental liabilities and obligations continued to be our responsibility after the spin-off of Marketing. Capital expenditures for the three months ended March 31, 2001 were $0.3 million, while expenditures for the replacement of underground storage tanks and vapor recovery facilities were de minimis. The decrease in capital expenditures is principally due to the near completion of underground storage tank and vapor recovery facility replacement on properties for which we were responsible under the master lease. We expect that our capital expenditures, excluding acquisitions, will be relatively insubstantial for the balance of 2001.

ENVIRONMENTAL MATTERS

     We are subject to numerous existing federal, state and local laws and regulations, including matters relating to the protection of the environment. Environmental expenses have been attributable to remediation, monitoring, soil disposal and governmental agency reporting incurred in connection with contaminated sites and the replacement or upgrading of underground storage tanks, related piping, underground pumps, wiring and monitoring devices (collectively, "USTs") to meet federal, state and local environmental standards, as well as routine monitoring and tank testing.

     Under the master lease, we initiated a program to bring the leased properties with known environmental contamination to regulatory closure in an economical manner and, thereafter, transfer all future environmental risks to Marketing. Upon achieving closure of each individual site, our environmental liability under the master lease for that site will be satisfied, and future remediation obligations will be the responsibility of Marketing. We have retained the obligation to carry out environmental remediation at approximately 470 properties. We have also agreed to provide a limited environmental indemnification to Marketing with respect to six leased terminals and limited indemnification relating to compliance of properties with local laws. Our aggregate indemnification liability for these items is capped at a maximum of $5.6 million. We have agreed to pay all costs relating to, and to indemnify Marketing for, environmental liabilities and obligations scheduled in the master lease. We will also pursue recoveries from state UST remediation funds in those states where reimbursement for expenses associated with UST-related remediation is available.

     Environmental exposures are difficult to assess and estimate for numerous reasons, including the extent of contamination, alternative treatment methods that may be applied, location of the property which subjects it to differing local laws and regulations and their interpretations, as well as the time it takes to remediate contamination. In developing our liability for probable and reasonably estimable environmental remediation costs, on a site-by-site basis, we consider among other things, enacted laws and regulations, current assessments of contamination, including the quality of information available, currently available technologies for treatment, alternative methods of remediation and prior experience. These estimates are subject to significant change as the remediation treatment progresses and these contingencies become more clearly defined and reasonably estimable. For the eleven months ended December 31, 2000, fiscal 2000, 1999 and 1998, net environmental expenses included in our consolidated statements of operations amounted to $8.5 million, $6.6 million, $16.9 million and $8.3 million, respectively, which amounts were net of probable recoveries from state UST remediation funds.

     Environmental expenses for the quarter ended March 31, 2001 were $2.8 million, a decrease of $0.3 million from the prior period. The current period included a $2.4 million change in estimated remediation costs associated with contamination discovered at sites where we retain responsibility for environmental remediation and revisions to estimates at other sites where remediation is ongoing. The prior period included an environmental charge of $3.0 million, of which $2.3 million represented a change in estimated remediation costs or revisions to prior estimates. The prior period also included $0.7 million of charges related to environmental litigation. Certain environmental expenses recognized in the current year period increased, in part, due to the transition of environmental management responsibility to Delta Environmental Consultants from Marketing personnel. The increased expenses were attributable to revised estimated remediation costs recognized due to changes in strategies resulting from a detailed review and consultation with environmental service providers performed by Delta on a site by site basis and due to fees paid to Delta and those service providers involved with the transition.

     As of December 31, 2000, January 31, 2000 and 1999, we had accrued $23.4 million, $26.4 million and $34.3 million, respectively, as management's best estimate for probable and reasonably estimable environmental remediation costs. As of December 31, 2000, January 31, 2000 and 1999, we had also recorded $12.0 million, $9.9 million and $10.4 million, respectively, as management's best estimate for recoveries from state UST remediation funds related to environmental obligations and liabilities. As of March 31, 2001, we had accrued $22.5 million as management's best estimate for probable and reasonable estimable environmental remediation costs and had recorded $11.4 million as management's best estimate for recoveries from state underground storage tank remediation funds related to environmental obligations and liabilities. In view of the uncertainties associated with environmental expenditures, however, we believe it is possible that such expenditures could be substantially higher. Any additional amounts will be reflected in our financial statements as they become probable and reasonably estimable. Although environmental costs may have a significant impact on results of operations for any single fiscal year or interim period, we believe that such costs will not have a material adverse effect on our financial position.

     We cannot predict what environmental legislation or regulations may be enacted in the future or how existing laws or regulations will be administered or interpreted with respect to products or activities to which they have not previously been applied. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretation of existing laws which may develop in the future, could have an adverse effect on our financial position or results of operations or that of our tenants and could require substantial additional expenditures for future remediation or the installation and operation of required environmental or pollution control systems and equipment.

                            BUSINESS AND PROPERTIES

THE PETROLEUM PRODUCTS RETAIL INDUSTRY

     Substantially all of our properties are leased by Marketing. The operators of the properties leased by Marketing and our other tenants primarily consist of retailers engaged in the sale of gasoline and other motor fuel products, convenience products and automotive repair services. Over the past decade, these lines of business have matured into a single industry as operators increased their emphasis on co-branded locations with multiple uses. The combination of petroleum product sales with other offerings, particularly convenience products, has helped provide one-stop shopping for consumers and represents a driving force behind the industry's growth in recent years.

     According to the 2001 State of the Industry report, published by the National Association of Convenience Stores (NACS), total convenience store industry sales have increased to $269.4 billion in 2000, nearly an eight-fold increase from sales 20 years ago ($33.7 billion in 1980). Motor fuel sales in convenience stores rose to $165.3 billion, or comprising 61.4% of the industry's total sales in 2000 and accounting for approximately 60% of all motor fuel volume sold in the United States. NACS data also shows that convenience merchandise sales as a percentage of total industry sales has decreased steadily since 1986, while gasoline as a percentage of total sales has increased steadily. This reflects the fact that more convenience stores now sell gasoline and most petroleum marketers now operate convenience stores, as well as the significant price increases for gasoline during 1999 and 2000. Other factors that have contributed to the continued growth of the petroleum marketing and convenience store industry include growth in disposable income, increased travel, more and larger vehicles on the road (specifically light trucks and SUVs), marketing trends designed to increase in-store sales, and price increases in key categories.

     The industry in which our tenants operate exhibits general characteristics that have historically insulated us and our tenants from seasonality and economic trends. These characteristics include a high percentage of sales from necessary items such as gasoline, consumables and food, a small average transaction size and the industry's convenient format. Although the gasoline marketing business is typically prone to considerable volatility on a month-to-month basis, industry results on an annual basis have demonstrated remarkable stability over the long term. According to NACS, over the last five years average annual store margins on the sale of gasoline in the United States ranged between 12.6 and 13.4 cents per gallon. Overall gasoline consumption in the United States increased by approximately 1.6% annually between 1998 and 2000, and demand is projected to increase 1.4% per year through the year 2020 by the U.S. Energy Information Administration.

     Statistics released by National Petroleum News indicate that the number of all facilities selling gasoline decreased to approximately 176,000 in 2000 from almost 203,000 in 1994, representing an average decline of 2.4% per year. This decline in the number of stations can be attributed to several factors, including competitive pressures towards consolidation in the industry and costly federally mandated regulations which required operators to replace and/or upgrade underground storage tanks by December 1998. However, during this same period, the number of convenience store locations increased by approximately 4.3% per year on average, and most new construction involved gasoline operations as well as a convenience store. According to NACS, a record 78% of the approximately 120,000 convenience stores in operation in 2000 sold motor fuel, accounting for more than half of all gasoline outlets and approximately 60% of all motor fuel volume sold in the United States. While the number of traditional gasoline stations has decreased in recent years, overall growth in the volume of gasoline sold has been sustained through increases in average station size, the number of available gasoline dispensers per location and the number of convenience stores selling gasoline.

OUR PROPERTIES

     As of June 30, 2001, we owned fee title to 743 gasoline station/convenience stores and six petroleum distribution terminals. We also leased 335 gasoline station/convenience stores and three bulk plants, as well as 32,000 square feet of office space at 125 Jericho Turnpike, Jericho, New York, a portion of which is used for our corporate headquarters and the majority of which is subleased to Marketing. We believe our network of gasoline station/convenience store and terminal properties across the northeastern United States is unique and comparable properties are not readily available for purchase or lease from other owners or landlords. Many of our properties are located at highly trafficked urban intersections or conveniently close to highway on- and off-ramps. Furthermore, obtaining the permits necessary to operate a network of petroleum marketing properties such as ours would be a difficult, time consuming and costly process for any potential competitor. Our typical property used as a gasoline station/convenience store is located on between 1/2 and 3/4 acres of land in metropolitan areas in the northeastern United States. Approximately two-thirds of our properties used as gasoline stations have repair bays (typically two or three bays per station) and nearly half have convenience stores, canopies or both. The title to substantially all of our owned properties is in the names of Leemilts Petroleum, Inc. and Power Test Realty Company Limited Partnership, each of which is our wholly owned subsidiary. Leemilts and Getty Properties Corp., also our wholly owned subsidiary, are the lessees of substantially all of the properties we lease from third parties.

     The following table summarizes the geographic distribution of our properties at June 30, 2001. The table also identifies the number and location of properties we lease from third-parties and which Marketing leases from us under the master lease. See "-- Our Relationship with Getty Petroleum Marketing Inc."

                           OWNED BY GETTY REALTY         LEASED BY GETTY REALTY
                         --------------------------    --------------------------      TOTAL       PERCENT OF
                         MARKETING    OTHER PARTIES    MARKETING    OTHER PARTIES    PROPERTIES      TOTAL
                         AS TENANT      AS TENANT      AS TENANT      AS TENANT       BY STATE     PROPERTIES
                         ---------    -------------    ---------    -------------    ----------    ----------
New York...............     223            25             119             4              371          34.0%
New Jersey.............     110            15              50             2              177          16.3
Massachusetts..........      91             1              68             2              162          14.9
Pennsylvania...........     108            18              25             3              154          14.2
Connecticut............      56             3              25            --               84           7.7
New Hampshire..........      28             4               3            --               35           3.2
Virginia...............       3             4              25             1               33           3.0
Maine..................      17             3               3             1               24           2.2
Rhode Island...........      14            --               5            --               19           1.8
Delaware...............      10             3               2            --               15           1.4
Maryland...............       4             2               1            --                7           0.6
Florida................      --             6              --            --                6           0.6
Vermont................       1            --              --            --                1           0.1
                            ---            --             ---            --            -----         -----
          Total........     665(1)         84             326(2)         13            1,088         100.0%
                            ===            ==             ===            ==            =====         =====

---------------
(1) Includes six terminal properties owned in New York, New Jersey, Connecticut and Rhode Island.

(2) Includes three terminals/bulk plants related to Marketing's residential fuels business based in the New York Mid-Hudson Valley.

     The following table sets forth information regarding lease expirations for properties that we lease from third parties:

                                                              NUMBER OF LEASES
CALENDAR YEAR                                                   EXPIRING(A)       PERCENT OF TOTAL
-------------                                                 ----------------    ----------------
2001........................................................          8(b)               2.4%
2002........................................................         12                  3.5
2003........................................................         10                  2.9
2004........................................................          8                  2.4
2005........................................................          6                  1.8
                                                                    ---                -----
            Subtotal........................................         44(c)              13.0
Thereafter..................................................        295(d)              87.0
                                                                    ---                -----
                                                                    339                100.0%
                                                                    ===                =====

---------------
(a) Includes the exercise of lease renewal and extension options.

(b) Number expiring between July 1 and December 31.

(c) We have rights-of-first refusal to purchase or lease 34 of these properties. Although there can be no assurance regarding any particular property, our experience has been that we are generally successful in renewing or entering into new leases when any lease term expires.

(d) Approximately 87% are subject to automatic renewal or extension options. These leases have a mean final expiration month of December 2021.

     We have been a tenant at these 339 properties for an average of 21 years. In the opinion of our management, our relationships with our landlords are good and all of our properties (including those that are fee owned) are adequately covered by casualty and liability insurance. In addition, we require our tenants to provide insurance for all properties they lease from us, including casualty, liability, fire and extended coverage in amounts and on other terms satisfactory to us.

     Currently, we have no plans for material improvements to any of our properties.

     Primary and secondary mortgage liens currently exist on 265 of our owned service station properties with a net book value of approximately $122.3 million. These mortgage liens secure the loan agreement between our subsidiary, Power Test Realty Company Limited Partnership, and The Chase Manhattan Bank as assignee of Fleet National Bank. The loan, due August 31, 2002, currently bears interest at approximately 6.4% per annum and has a remaining balance of approximately $19.8 million. We intend to repay all outstanding amounts under this loan agreement using proceeds received from this offering as soon as practicable following this offering. Nine of our other owned service station properties with a net book value of approximately $3.0 million are secured by mortgages at an average rate of 8.1% per annum with an aggregate principal balance of approximately $1.9 million. No other material mortgages, liens or encumbrances exist on our properties.

     OUR RELATIONSHIP WITH GETTY PETROLEUM MARKETING INC.

     In January 1997, we transferred our petroleum marketing business and a portion of our home heating oil business to Marketing, a wholly owned subsidiary. On March 21, 1997, we completed the spin-off of Marketing to our stockholders, who received a tax-free dividend of one share of common stock of Marketing for each share of our common stock.

     Over the past five years ended December 31, 2000, Marketing has distributed on average over one billion gallons of petroleum products per year. Marketing purchases petroleum products principally from refiners and distributes them via its network of 9 terminal facilities, 36 throughput and exchange locations and approximately 1,300 retail outlets. Marketing leases approximately 1,000 retail outlets and 9 terminal facilities from us. Marketing reported annual sales and operating revenue of $832 million, $661 million and $891 million for its fiscal years ended January 31, 2000, 1999 and 1998, respectively. Based on Marketing's publicly available audited financial information, we believe that Marketing generated average annual EBITDAR (earnings before interest, taxes, depreciation, amortization and rent expense) of approximately $77 million during this three-year period, and its ratio of EBITDAR to the sum of its rent and interest expense averaged 1.32x.

     On November 2, 2000, Marketing agreed to be acquired by a subsidiary of Lukoil, Russia's largest vertically integrated oil company. On December 8, 2000, a Lukoil subsidiary acquired approximately 72% of the outstanding common stock of Marketing in a tender offer and acquired by merger the remaining common stock of Marketing on January 25, 2001.

     Lukoil has operations in oil and gas exploration and production, refining, sales of crude oil products and transportation in 40 regions in Russia and 25 other countries, according to its 1999 annual report. In Lukoil's 1998 and 1999 audited financial statements prepared according to U.S. generally accepted accounting principles, it reported total revenues of $6.6 billion and $7.4 billion and net income of $0.7 billion and $1.1 billion, respectively. Lukoil's most recent U.S. GAAP earnings release reported total revenues of $6.2 billion and net income of $1.5 billion for the first six months of 2000.

     In connection with Lukoil's acquisition of Marketing, we entered into or modified the following agreements with Marketing:

     Master lease. Our wholly owned subsidiary, Getty Properties Corp., entered into an amended master lease agreement with Marketing with respect to approximately 1,000 service station and convenience store properties and our nine distribution terminals and bulk plants. The master lease has an initial term of fifteen years, and generally provides Marketing with renewal options extending to 2048 that may be exercised only on an "all or nothing" basis. We expect to receive approximately $57.5 million in lease rental from Marketing in 2001, and the master lease provides for annual 2% increases. The master lease is a "triple-net" lease, under which Marketing is responsible for the cost of all taxes, maintenance, repair, insurance and other operating expenses. Certain financial obligations of Marketing under the master lease for at least the first three years of the lease are guaranteed by Lukoil (subject to governmental approvals) and an Austrian subsidiary of Lukoil.

     If Marketing fails to pay rent, taxes or insurance premiums when due under the master lease, and the failure is not cured by Marketing (or its creditor, if any) within a specified time after receipt of notice, we have the right to terminate the master lease and to exercise other customary remedies against Marketing. If Marketing fails to comply with any other obligation under the master lease after Marketing (and its creditor, if any) has been given notice and opportunity to cure, we do not have the right to terminate the master lease. Instead, our available remedies under the master lease are to obtain an injunction or other equitable relief requiring Marketing to comply with its obligations under the master lease and to recover damages from Marketing resulting from the failure.

     If any lease we have with a third party landlord is terminated as a result of our default and the default is not caused by Marketing, we have agreed to indemnify Marketing for its losses with respect to the termination. In addition, if any lease we have with a third party landlord gives us the right to obtain a non-disturbance agreement from the landlord's lender and we fail to do so, then upon termination of our lease (resulting in a termination of the master lease with respect to that property) in connection with the lender's exercise of its remedies under its fee mortgage, we must either obtain a new lease for Marketing from either Getty or the new landlord on substantially the same terms as the master lease or pay Marketing a specified amount of damages for a five-year period.

     Where we lease a property from a third party landlord under a lease which is about to expire and does not contain options to renew, we and Marketing each have a non-exclusive right to negotiate with that third party landlord. However, for up to 25 of these properties, Marketing may elect by giving us notice at least 18 months prior to expiration of the lease to have the exclusive right to negotiate with the third party landlord until six months prior to the expiration of the lease.

     We have agreed that if we decide to sell any property leased to Marketing under the master lease, we will first offer to sell that property to Marketing pursuant to procedures set forth in the master lease. Marketing may also elect to make not more than 40 properties that we first offer to sell to Marketing subject to a right of first refusal in Marketing's favor.

     The amended master lease replaces and supercedes the original master lease in its entirety so that we generally cannot declare a lease default for any matters that arose prior to the December 2000 amendment of the master lease. However, Marketing in general remains responsible for any violations of non-environmental laws that existed prior to the time of the amendment of the master lease. We have agreed to provide limited indemnification, capped at $1.375 million, for certain violations, subject to Marketing's right, if it reasonably determines that curing the violation would be economically impractical, to require us to cure the violation or to remove the affected property from the master lease under certain circumstances. Our obligations with respect to upgrading underground storage tanks and remediating pre-existing environmental conditions remain the same as before the effective time of the amended master lease, except that substantially all of the underground storage tank upgrades have been completed (though we remain obligated for certain remediation related expenses at sites where tank upgrades have been completed) and we have agreed to provide a limited indemnity to Marketing regarding our owned terminals, as described below. Marketing otherwise remains liable for all environmental matters.

     Environmental indemnity agreement. Getty Properties also entered into an environmental indemnity agreement with Marketing. This agreement provides that Getty Properties will indemnify Marketing for certain pre-existing environmental conditions at the six terminals we own. Under the agreement, Marketing will pay the first $1.5 million of costs and expenses incurred in connection with remediating any pre-existing terminal conditions, Marketing and Getty Properties will share equally the next $8.5 million of those costs and expenses and Marketing will pay all additional costs and expenses over $10 million. Our aggregate indemnification liability for these items is $4.25 million. Under the master lease, we continue to have additional ongoing environmental remediation obligations for scheduled sites.

     Trademark license agreements. Getty Properties and Marketing have a trademark license agreement that grants Marketing an exclusive license of certain of our trademarks, service marks and trade names (including the name "Getty") used in connection with Marketing's business within 12 of Marketing's 13 state current marketing territory and the District of Columbia. Getty TM Corp., our wholly owned subsidiary and the owner of those trademark rights in the remaining United States, entered into a license agreement granting Marketing a non-exclusive license in the remaining United States subject to a gallonage-based royalty. In order to permit us to qualify to elect to be taxed as a REIT, any gallonage-based royalties will be earned through a taxable REIT subsidiary. The terms of these agreements are coterminous with the master lease.

                OUR POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

INVESTMENT POLICIES

     Subject to the provisions of our charter and bylaws, our board of directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to our investments as it shall deem appropriate in its sole discretion.

     Investments in real estate or interests in real estate. We intend to focus our growth in assets by making investments in petroleum marketing properties and related facilities including: service stations, convenience stores, auto-repair shops and gasoline and heating oil distribution terminals. We do not intend to confine ourselves to investments in properties using the Getty brand and may invest in other branded and unbranded properties. We may also make the Getty brand available to operators in properties where we make investments outside the current thirteen state area, where we have licensed the brand to Marketing on a non-exclusive basis. From time to time, we may consider acquisitions that include management personnel who could increase the breadth and depth of our management team.

     We generally intend to purchase a fee interest in properties and improvements (although we will also purchase or enter into long term ground leases where it is advantageous for us to do so). We will not operate these properties directly, but will lease the properties to experienced operators.

     We intend the term of our leases to be between five and fifteen years (with renewal options) and expect that they will be triple-net. Triple-net leases typically require the tenants to be responsible for property operating costs, including property taxes, insurance and maintenance. In addition, operators will be required to indemnify us against loss resulting from the tenant's use and operation of the property and for any environmental liabilities caused by the tenant's use and operation of the property. We also intend to provide for rent increases either on a mandatory or Consumer Price Index basis or on a percentage of gross revenues basis consistent with maintaining our future status as a REIT.

     It is not our policy to acquire assets primarily for possible capital gain. Rather, it is our policy to acquire assets primarily for income. We have no limitation on the amount or percentage of assets which will be invested in any specific property. Any policy as it relates to investments in real estate or interests in real estate may be changed by our board of directors at any time without a vote of the stockholders.

     Investments in real estate mortgages. Although we intend to target ownership of properties and have not invested in mortgage loans in the past, we will consider investment in mortgages in target properties, particularly participating and convertible mortgages which provide us with a portion of the equity appreciation of a property and can be more tax efficient to a seller of property. Any policy as it relates to mortgage loans may be changed by our board of directors at any time without a vote of the stockholders. Our portfolio of investments may include real estate mortgages that we obtain by selling our properties and taking back a purchase money mortgage on the sold properties. Currently, we hold 35 purchase money mortgages on properties we once owned.

     Investments in other securities. Purchases of securities are made solely for the purpose of holding cash until future real estate investments are identified. At this time, no investments in securities are planned. Any policy as it relates to investments in other securities may be changed by our board of directors at any time without a vote of the stockholders.

     Investments in securities of or interests in persons primarily engaged in real estate activities. At this time, we do not own any securities of or interests in persons primarily engaged in real estate activities and no purchases of such securities are contemplated. Any policy as it relates to investments in other securities may be changed by our board of directors at any time without a vote of the stockholders.

OTHER POLICIES

     The following information is a statement of our policies pertaining to the described activities.

     To issue senior securities. Under the terms of the series A preferred stock, we are prohibited from issuing equity securities which are senior to the series A preferred stock. The decision to issue equity securities senior to the series A preferred stock requires approval of holders of two-thirds of the outstanding shares of series A preferred stock and holders of a majority of all of our outstanding shares voting as a single class.

     To borrow money. We generally intend to obtain first mortgage indebtedness or other secured or unsecured debt that is reasonable and commercially available. The decision to make permitted investments or draw against our working capital line of credit is vested solely in our board of directors and may be changed without a vote of the stockholders. Over the past three fiscal years, we have borrowed funds as follows:

                                       DECEMBER 31, 2000    JANUARY 31, 2000    JANUARY 31, 1999
                                       -----------------    ----------------    ----------------
                                                            (IN THOUSANDS)
Borrowings under credit lines........       $27,000             $14,800             $ 4,500
  Net increase.......................        12,200(*)           10,300               4,500
Mortgages payable....................        22,969              29,193              35,242
  Net decrease.......................        (6,224)             (6,049)             (5,284)

---------------
(*) The increased borrowings were used primarily to make share repurchases as set forth below.

     To make loans to other persons. We have no present plans to make unsecured loans to other persons. The decision to do so is vested solely in our board of directors and may be changed without a vote of the stockholders.

     To invest in the securities of other issuers for the purpose of exercising control. Other than our current subsidiaries, we have not invested in the securities of other entities for the purpose of exercising control over any such entity and have no plans to do so. The decision to do so is vested solely in our board of directors and may be changed without a vote of the stockholders.

     To underwrite securities of other issuers. We have no plans to engage in this activity. The decision to do so is vested solely in our board of directors and may be changed without a vote of the stockholders.

     To engage in the purchase and sale (or turnover) of investments. We have no plans to engage in this activity. The decision to do so is vested solely in our board of directors and may be changed without a vote of the stockholders.

     To offer securities in exchange for property. We may issue shares of our common stock or other preferred securities in exchange for property or other investments. The decision to do so is vested solely in our board of directors and may be changed without a vote of the stockholders.

     To repurchase or otherwise re-acquire its shares or other securities. If we elect to become a REIT, we intend to invest principally in real estate assets. We are authorized, but not obligated, to repurchase our shares and have and may do so from time to time if our board of directors deems such action to be appropriate. In December 1999, our board of directors authorized the purchase, from time to time, in the open market or in private transactions of up to an aggregate of 300,000 shares of common stock and series A preferred stock. In March and June 2000, the Board approved the purchase of up to an aggregate of 500,000 and 300,000 additional shares of common stock and series A preferred stock, respectively. As of January 31, 2000, we had repurchased 60,016 shares of common stock and 700 shares of series A preferred stock at an aggregate cost of $0.7 million. During the eleven months ended December 31, 2000, we repurchased 959,282 additional shares of common stock and 22,330 additional shares of series A preferred stock at an aggregate cost of $12.0 million. We have made no repurchases in 2001.

     To make annual and other reports to stockholders. We are required to make an annual report to stockholders. The annual report contains financial statements certified by our independent auditors. We are currently required to file annual and quarterly reports with the Securities and Exchange Commission. The quarterly reports do not contain financial statements certified by our independent auditors.

LEGAL PROCEEDINGS

     We are subject to a number of routine legal proceedings, including actions filed by governmental entities and private parties for remediation and clean-up costs of gasoline and other petroleum product related damage to real property. For more information on our legal proceedings, see Item 3(a) of our Transition Report on Form 10-K for the transition period February 1, 2000 to December 31, 2000, which is incorporated herein by reference. We do not believe that the results of any pending claims and litigation, individually or in the aggregate, will have a material adverse effect on our business, financial position, or results of operations.

                          OUR DIRECTORS AND MANAGEMENT

     Our directors, their respective ages, and the offices held in Getty and/or principal occupations for the past five years are as follows:

NAME                                AGE    PRINCIPAL OCCUPATIONS FOR PAST FIVE YEARS    DIRECTOR SINCE
----                                ---    -----------------------------------------    --------------
Milton Cooper                       72     Chairman of the Board of Kimco Realty          May 1971
                                             Corporation, a real estate investment
                                             trust, for more than five years.
                                             Director, Secretary and Assistant
                                             Treasurer of CLS General Partnership
                                             Corp., Director of Blue Ridge Real
                                             Estate/Big Boulder Corporation, a real
                                             estate management and land development
                                             firm, and a Trustee of MassMutual
                                             Corporate Investors and MassMutual
                                             Participation Investors.
Philip E. Coviello                  58     Partner of Latham & Watkins, an                June 1996
                                             international law firm, for more than
                                             five years. Latham & Watkins has
                                             performed legal services for us for
                                             many years.
Leo Liebowitz                       73     A founder, President and Chief Executive       May 1971
                                             Officer of Getty. Served as Chairman,
                                             Chief Executive Officer and Director of
                                             Marketing until December 11, 2000.
                                             Director, President and Treasurer of
                                             CLS General Partnership Corp. He is
                                             also a director of the Regional Banking
                                             Advisory Board of The Chase Manhattan
                                             Bank.
Howard Safenowitz                   42     Senior Vice President, Business Affairs      December 1998
                                             of Buena Vista Motion Pictures Group
                                             and prior thereto Vice President,
                                             Business Affairs of Walt Disney
                                             Pictures and Television for more than
                                             five years. Served as Director of
                                             Marketing from December 1998 until
                                             December 11, 2000.
Warren G. Wintrub                   67     Retired Partner, former member of the          June 1993
                                             Executive Committee and former Chairman
                                             of the Retirement Committee of Coopers
                                             & Lybrand, an international
                                             professional services organization, for
                                             more than five years prior to his
                                             retirement in January 1992. Director of
                                             Chromcraft Revington, Inc., Corporate
                                             Property Associates 10 Inc., Corporate
                                             Property Associates 14 Inc. and Carey
                                             Institutional Properties, Inc.

     The following table lists our executive officers, their respective ages, and the offices and positions held.

NAME                                AGE                     POSITION                     OFFICER SINCE
----                                ---                     --------                     -------------
Leo Liebowitz                       73     President and Chief Executive Officer             1971
Randi Young Filip                   40     Vice President, General Counsel and
                                             Corporate Secretary                             2001
Kevin C. Shea                       41     Vice President                                    2001
Thomas J. Stirnweis                 42     Corporate Controller and Treasurer                2001

     Ms. Filip has been with Getty since 1986 and has served as Vice President, General Counsel and Corporate Secretary since January 1, 2001. Prior thereto, she served as Assistant General Counsel and Corporate Secretary.

     Mr. Shea has been with Getty since 1984 and has served as Vice President since January 1, 2001. Prior thereto, he was Director of National Real Estate Development.

     Mr. Stirnweis joined Getty on January 1, 2001 as Corporate Controller and Treasurer. Prior to joining Getty, he was Manager of Financial Reporting and Analysis of Getty Petroleum Marketing Inc., where he provided services to Getty under a services agreement since the spin-off of Marketing in March 1997. Prior thereto, he held the same position at Getty since 1988. Mr. Stirnweis serves as our principal financial and accounting officer.

SELECTION, MANAGEMENT AND CUSTODY OF OUR INVESTMENTS

     All selection, management and custody of our investments is the responsibility of our management and board of directors, as applicable.

OUR POLICIES WITH RESPECT TO CERTAIN TRANSACTIONS

     It is our policy that no director, officer or advisor of Getty, or any person affiliated with any such persons, shall sell any property or assets to us or purchase any property or assets from us, directly or indirectly, nor shall any such person receive any commission or other remuneration, except as it may pertain to legal fees incurred in the normal course of business, directly or indirectly, in connection with the purchase or sale of our assets, except pursuant to transactions that are fair and reasonable to our stockholders and that relate to:

     - our acquisition of federally insured or guaranteed mortgages at prices not exceeding the currently quoted prices at which the Federal National Mortgage Association is purchasing comparable mortgages;

     - our acquisition of other mortgages on terms not less favorable to us than similar transactions involving unaffiliated parties; or

     - our acquisition of other property at prices not exceeding, or disposition of other property at prices not less than, the fair value thereof as determined by independent appraisal.

     All such transactions and all other transactions in which any such persons have any direct or indirect interest shall be approved by a majority of our directors (excluding any director who is a party to any such transaction).

LIMITATIONS OF LIABILITY

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the provisions set out below, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     Article VIII of our charter provides as follows:

          "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

     and Article XII of our bylaws provides as follows:

          "To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Corporation may, with the approval of its board of directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or charter of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

                         DESCRIPTION OF OUR SECURITIES

     The following description of the material terms of our stock is subject, in all respects, and is qualified in its entirety by reference, to applicable Maryland law and to the applicable provisions of our charter and bylaws.

AUTHORIZED STOCK

     We have the authority to issue 50,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share, of which 3,000,000 shares are designated as series A preferred stock. At July 11, 2001, we had outstanding 12,553,138 shares of common stock and 2,865,768 shares of series A preferred stock.

RESTRICTIONS ON OWNERSHIP

     Subject to approval by our stockholders of an amendment to our charter at a special meeting to be held on August 1, 2001, all of our equity securities will be subject to ownership restrictions that limit any one holder's actual or constructive ownership of any class of our equity securities, including our common stock and our series A preferred stock, to no more than 5% of the equity securities within that class. No assurance can be given that such approval will be obtained. The amendment will permit our board of directors to grant exemptions from these ownership limits, and our board of directors intends to grant an exemption from the 5% ownership limitation discussed above to Messrs. Liebowitz, Safenowitz and Cooper (each of whom serves as a director of Getty) and their respective affiliated trusts and partnerships, who currently own stock in excess of these proposed ownership limitations. Messrs. Liebowitz, Safenowitz and Cooper and their respective affiliated trusts and partnerships, as well as any person who constructively owns shares of our stock owned by them, will be exempt from the ownership and transfer restrictions so long as after the grant of the exemption: (1) their actual or constructive ownership of shares of series A preferred stock does not exceed the number of shares currently owned, actually or constructively (786,493 shares for Mr. Liebowitz and his affiliates, 731,745 shares for Mr. Safenowitz and his affiliates and 253,831 shares for Mr. Cooper and his affiliates); and (2) the value of our equity securities actually or constructively owned by them does not at any time exceed 18% (for Mr. Liebowitz and his affiliates), 15.7% (for Mr. Safenowitz and his affiliates) or 5.3% (for Mr. Cooper and his affiliates) of the value of our outstanding equity securities. The ownership limitations in clause (2) are approximately the percentages of our equity securities that these stockholders will own upon completion of this offering.

These exemptions will be conditioned on the continued accuracy of representations from the affected stockholders, including representations as to actual or constructive ownership (if any) of our tenants.

     Any violation of these limitations will cause a portion of such holder's shares to be automatically transferred to a trust for the benefit of a charitable organization or, under certain circumstances, a violative transfer will be deemed void ab initio.

COMMON STOCK

     Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. For the election of our board of directors, holders of common stock are not entitled to cumulative voting rights. Our common stockholders are entitled to receive ratably such dividends that we declare out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Getty, holders of our common stock have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of our preferred stock. The holders of our common stock have no preemptive rights or rights to convert their common stock into other securities. All outstanding shares of common stock are fully paid and nonassessable. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of our preferred stock. Our common stock is listed on the NYSE under the symbol "GTY".

SERIES A PREFERRED STOCK

     On all matters submitted to a vote of the stockholders, the holders of series A preferred stock are entitled to vote together as a single class with the holders of our common and senior preferred stocks on an as-converted basis for each share held of record. In addition, holders of series A preferred stock are also entitled to a separate vote on any amendment, alteration or repeal of any provision of our charter materially and adversely affecting their rights and preferences as preferred stockholders.

     Our charter provides that, so long as any shares of series A preferred stock are outstanding, we shall not issue any class of stock which would entitle the holders thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of series A preferred stock.

     Each share of series A preferred stock is convertible into 1.1312 shares of our common stock, subject to adjustments under certain circumstances. Holders of series A preferred stock are entitled to receive cash dividends per share of $1.775, or if greater, the per share cash dividends declared on the number of shares of common stock, or portion thereof, into which a share of series A preferred stock is convertible during any fiscal year that the shares of the series A preferred stock were outstanding. If the series A preferred stock is outstanding for less than any full fiscal year, the dividend will be multiplied by the ratio of the number of days the stock was outstanding in a 360-day year. No dividends may be authorized or paid or set apart for payment or other distribution of cash or other property authorized or made directly or indirectly by us with respect to any shares of our common stock or other junior securities of Getty unless the full cumulative dividends on all outstanding shares of series A preferred stock shall have been paid or such dividends have been authorized and set apart for payment with respect to the series A preferred stock.

     If, for any taxable year, we elect to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code) any portion of the dividends (within the meaning of the Internal Revenue Code) paid or made available for the year to holders of any class or series of stock, then the portion of the capital gain amount that shall be allocable to the holders of our series A preferred stock shall be the amount that the total dividends (within the meaning of the Internal Revenue Code) paid or made available to the holders of our series A preferred stock for the year bears to the total dividends.

     We may redeem all or a portion of the series A preferred stock at a purchase price of $25.00 per share, plus any accumulated, accrued and unpaid dividends, if any, to the date of redemption, if the closing price of our common stock exceeds $22.10 per share for a period of ten cumulative trading days within 90 days prior to the date on which notice of the redemption is mailed to the holders of series A preferred stock. If we elect to redeem all or a portion of the shares of series A preferred stock, we will select the call date on which the redemption will occur and we will give notice to all holders of series A preferred stock of record, at least 30 days, but no more than 60 days prior to the call date.

     In the event of a liquidation, dissolution or winding up of Getty, holders of series A preferred stock will have the right to liquidation preferences in the amount of $25.00 per share held, plus an amount equal to all accumulated, accrued and unpaid dividends, before any payment will be made to our common stockholders or holders of other junior securities of Getty. All outstanding shares of series A preferred stock are fully paid and nonassessable.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the federal income tax considerations which are anticipated to be material to purchasers of our common stock. The discussion under the headings "-- Taxation of Getty," "-- Failure to Qualify" and "-- Tax Aspects of the Partnerships" assumes that we will elect to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with our taxable year ending December 31, 2001. The discussion under the headings
"-- Taxation of Holders of Our Common Stock," "-- Taxation of Tax-Exempt Stockholders" and "-- Taxation of Non-United States Stockholders" discusses the consequences of holding our common stock generally, as well as the federal income tax considerations which are anticipated to be material to purchasers of our common stock if we elect to be treated as a REIT, commencing with our taxable year ending December 31, 2001.

     The information in this section is based on:

     - the Internal Revenue Code of 1986, as amended;

     - current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

     - the legislative history of the Internal Revenue Code;

     - current administrative interpretations and practices of the Internal Revenue Service; and

     - court decisions;

in each case, as of the date of this prospectus supplement. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or if challenged, will be sustained by a court.

     The summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to us or a purchaser of our common stock. The summary below is for general information only and is not tax advice. You are urged to consult your tax advisor regarding the specific tax consequences to you of:

     - the acquisition, ownership and sale or other disposition of the common stock offered under this prospectus, including the federal, state, local, foreign and other tax consequences;

     - our election to be taxed as a real estate investment trust for federal income tax purposes if we decide to make this election; and

     - potential changes in the tax laws.

TAXATION OF GETTY

     The following discussion is applicable if we elect to be taxed as a REIT.

     General. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2001. If we elect REIT status, we intend to continue to operate in this manner. However, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a real estate investment trust. See "-- Failure to Qualify."

     The sections of the Internal Revenue Code that relate to the qualification and operation as a real estate investment trust are highly technical and complex. The following describes the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a real estate investment trust. This summary is qualified in its entirety by the Internal Revenue Code, relevant rules and Treasury Regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and these rules and Treasury Regulations. The law firm of Latham & Watkins has acted as our tax counsel in connection with our possible election to be taxed as a real estate investment trust. In the opinion of Latham & Watkins, commencing with our taxable year ended December 31, 2001, assuming we elect to be taxed as a real estate investment trust, we have been organized and have operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. This opinion was rendered as of July 19, 2001, and Latham & Watkins has no obligation to update its opinion subsequent to this date.

     The opinion of Latham & Watkins is based on various assumptions and representations made by us as to factual matters, including representations made by us in this prospectus and a factual certificate provided by one of our officers, and assumes that the actions described in this prospectus will be completed by us in a timely fashion. Moreover, our qualification and taxation as a real estate investment trust depends upon our ability to meet the various qualification tests imposed under the Internal Revenue Code and discussed below, relating to our actual annual operating results, asset diversification, distribution levels, and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, neither Latham & Watkins nor we can assure you that the actual results of our operations for any particular taxable year will satisfy these requirements. See "-- Failure to Qualify." Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. With respect to the enforceability of the stock ownership limits to be contained in our charter, Latham & Watkins has relied on the opinion of Ballard Spahr Andrews & Ingersoll, LLP, our Maryland counsel.

     If we qualify for taxation as a real estate investment trust, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay federal income tax, however, as follows:

     - We will be required to pay tax at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains.

     - We may be required to pay the "alternative minimum tax" on our items of tax preference.

     - If we have: (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

     - We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

     - If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to (a) the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below and (ii) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (b) a fraction intended to reflect our profitability.

     - We will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of (a) 85% of our real estate investment trust ordinary income for the year, (b) 95% of our real estate investment trust capital gain net income for the year, and
       (c) any undistributed taxable income from prior periods.

     - We will be required to pay a 100% tax on redetermined rents or other items of income if our (or our tenants') agreements with our taxable REIT subsidiaries are not on arms' length terms.

     - If we dispose of any asset during the 10-year period beginning on the first day of the first taxable year for which we qualified as a REIT, we held the asset on the first day of the first taxable year for which we qualified as a REIT and we recognize gain on the disposition of the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the first day of the first taxable year for which we qualified as a REIT. In addition, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with respect to the recognition of gain assume that we will make an election under Treasury Regulation Section 1.337(d)-5T. We intend to make this election in connection with our election to be taxed as a REIT with respect to assets which we hold at that time.

     Requirements for qualification as a real estate investment trust. The Internal Revenue Code defines a real estate investment trust as a corporation, trust or association:

          (1) that is managed by one or more trustees or directors;

          (2) that issues transferable shares or transferable certificates to evidence beneficial ownership;

          (3) that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

          (4) that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

          (5) that is beneficially owned by 100 or more persons;

          (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

          (7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

     The Internal Revenue Code provides that conditions (1) to (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a "look-through" exception applies with respect to pension funds.

     We believe that we have satisfied conditions (1) through (5) and condition
(7) during the relevant time periods and that, in part as a result of the completion of this offering, we will satisfy condition (6) for the relevant time periods. In addition, assuming that our stockholders approve the proposed amendments to our charter, our charter will also provide for restrictions regarding ownership and transfer of all classes of our stock. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These ownership and transfer restrictions are described above in "Description of Our Securities -- Ownership Limitation." These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and
(6) above. If we fail to satisfy these share ownership requirements during the applicable period, except as provided in the next sentence, our status as a real estate investment trust will terminate. If, however, we comply with the rules contained in the Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See "-- Failure to Qualify."

     In addition, we may not maintain our status as a real estate investment trust unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

     Ownership of a partnership interest. We own some of our properties, and may in the future own and operate additional properties, through partnerships. Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in our hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include such partnership's share of assets and items of income of any partnership in which it owns an interest. We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in "-- Tax Aspects of the Partnerships." We have direct control of any partnership in which we are a partner, and intend to continue to operate them in a manner consistent with the requirements for qualification as a real estate investment trust. The treatment described above also applies with respect to the ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

     Ownership of subsidiaries. We own a number of properties through our wholly owned subsidiaries that we believe will be treated as "qualified REIT subsidiaries" under the Internal Revenue Code. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a "taxable REIT subsidiary," described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent real estate investment trust for all purposes under the Internal Revenue Code (including all real estate investment trust qualification tests). Thus, in applying the requirements described in this prospectus supplement, the subsidiaries in which we own a 100% interest (other than any taxable REIT subsidiaries) will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax and our ownership of the stock of such a subsidiary will not violate the real estate investment trust asset tests, described below under "-- Taxation of Getty -- Asset Tests."

     Income tests. We must satisfy two gross income requirements annually to maintain our qualification as a real estate investment trust:

     - First, each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) investments relating to real property or mortgages on real property, including "rents from real property" and, in some circumstances, interest, or (b) some types of temporary investments; and

     - Second, each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above, or (b) dividends, interest and gain from the sale or disposition of stock or securities or (c) any combination of the foregoing.

     For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Rents we receive from a tenant will qualify as "rents from real property" in satisfying the gross income requirements for a real estate investment trust described above only if all of the following conditions are met:

     - The amount of rent must not be based in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales.

     - We, or an actual or constructive owner of 10% or more of our stock, do not actually or constructively own 10% or more of the interests in the tenant.

     - Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property."

     - We generally must not operate or manage our property or furnish or render services to our tenants, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. Further, we are permitted to employ a "taxable REIT subsidiary" which is wholly or partially owned by us, to provide both customary and noncustomary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property."

     We generally do not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may continue to take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our status as a real estate investment trust.

     We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a real estate investment trust for the year if we are entitled to relief under the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

     - our failure to meet these tests was due to reasonable cause and not due to willful neglect;

     - we attach a schedule of the sources of our income to our federal income tax return; and

     - any incorrect information on the schedule was not due to fraud with intent to evade tax.

     It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a real estate investment trust. As discussed above in "-- Taxation of Getty -- General," even if these relief provisions apply, and we retain our status as a real estate investment trust, a tax would be imposed with respect to our nonqualifying income. We may not always be able to maintain compliance with the gross income tests for real estate investment trust qualification despite our periodic monitoring of our income.

     Prohibited transaction income. Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include our share of any gain realized by any of the partnerships, limited liability companies or qualified REIT subsidiaries in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a real estate investment trust. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have and may in the future make occasional sales of the properties as are consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

     We have, and may in the future, dispose of properties in transactions intended to qualify as like-kind exchanges under the Internal Revenue Code, resulting in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

     Asset tests. At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets:

     - First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and limited liability companies in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date we receive these proceeds;

     - Second, not more than 25% of our total assets may be represented by securities, other than those securities included in the 75% asset test; and

     - Third, (a) not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries and
       (b) except for the securities of a taxable REIT subsidiary and securities included in the 75% asset test, (i) not more than 5% of the value of our assets may be represented by securities of any one issuer, (ii) we may not own more than 10% of any one issuer's outstanding voting securities and (iii) we may not own more than 10% of the value of any one issuer's securities. For purposes of the 10% value test, securities do not include straight debt that we own if (x) the issuer is an individual, (y) neither we nor any of our taxable REIT subsidiaries owns any security of the issuer other than straight debt or (z) the issuer is a partnership, we own at least 20% of a profits interest in the partnership. Straight debt is any written unconditional promise to pay on demand or on a specified date a fixed amount of money if the interest rate and interest payment dates are not contingent on profits, the borrower's discretion or similar factors and the debt is not convertible, directly or indirectly, into stock.

     After initially meeting the asset tests at the close of any quarter, we will not lose our status as a real estate investment trust for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in any partnership or limited liability company in which we own an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests. In addition, we intend to take those other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure any noncompliance with the asset tests within this time period, we would cease to qualify as a real estate investment trust.

     Taxable REIT subsidiaries. A taxable REIT subsidiary is a corporation that a real estate investment trust directly or indirectly owns stock in and which jointly elects with the real estate investment trust to be treated as a "taxable REIT subsidiary." Dividends from taxable REIT subsidiaries will be nonqualifying income for purposes of the 75%, but not the 95%, gross income test. Other than certain activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent real estate investment trust.

     The Internal Revenue Code contains provisions generally intended to insure that transactions between a real estate investment trust and its taxable REIT subsidiary occur "at arm's length" and on commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent real estate investment trust if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level and debt to equity ratio. In some cases a 100% tax is imposed on the real estate investment trust if its, or its tenants', rental, service and/or other agreements with its taxable REIT subsidiary are not on arm's length terms.

     We own 100% of the outstanding stock of Getty TM Corp., which owns the Getty trademarks for use in petroleum marketing operations in the United States, other than in 12 of the 13 states where Marketing currently operates and the District of Columbia. Getty TM Corp. has joined with us in making a taxable REIT subsidiary election.

     Annual distribution requirements. To maintain our qualification as a real estate investment trust, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

     - 90% of our "REIT taxable income"; and

     - 90% of our after tax net income, if any, from foreclosure property; minus

     - the excess of the sum of specified items of our noncash income items over 5% of "REIT taxable income" as described below.

     Our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

     We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to our stockholders, other than tax-exempt entities in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary and capital gain corporate tax rates. We plan to make timely distributions sufficient to satisfy these annual distribution requirements.

     We expect that our "REIT taxable income" will be less than our cash flow because of depreciation and other non-cash charges included in computing our "REIT taxable income." Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy our distribution requirements. However, we may not have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

     We may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which we may include in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     In addition, we will be required to pay a 4% excise tax on the excess of the required distribution over the amounts, if any, by which our actual distributions during a calendar year are less than the sum of 85% of our ordinary income for the year, 95% of our capital gain net income for the year plus, in each case, any undistributed ordinary income or capital gain net income, as the case may be, from prior periods. Any taxable income or net capital gain income on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the tax.

     Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to our stockholders by the end of January immediately following that year, will be treated for federal income tax purposes as having been paid on December 31 of the prior year.

FAILURE TO QUALIFY

     If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and except as provided in our charter, we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable at ordinary income rates to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

TAX ASPECTS OF THE PARTNERSHIPS

     General. We currently own interests in partnerships and may own interests in additional partnerships in the future. Our ownership of an interest in such partnerships involves special tax considerations. These special tax considerations include, for example, the possibility that the Internal Revenue Service might challenge the status of one or more of the partnerships in which we own an interest as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership in which we own an interest, or one or more of its subsidiary partnerships, were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the real estate investment trust asset tests and/or the real estate investment trust income tests. This, in turn, would prevent us from qualifying as a real estate investment trust. In addition, a change in the tax status of one or more of the partnerships in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

     Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and which has at least two members may elect to be treated as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. All of the partnerships in which we own an interest claim classification as partnerships under these Treasury Regulations. As a result, we believe that these partnerships are classified as partnerships for federal income tax purposes. The treatment described above also applies with respect to our ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

DISTRIBUTION OF ACCUMULATED EARNINGS AND PROFITS

     In addition to the above annual distribution requirements, a real estate investment trust is not allowed to have, at the end of any taxable year, accumulated earnings and profits attributable to non-real estate investment trust years. In order to elect to be taxed as a REIT, we are required to make a distribution to our stockholders in an amount at least equal to our accumulated "earnings and profits" (within the meaning of the Internal Revenue Code) from the years in which we operated as a taxable corporation. This distribution must be made by December 31, 2001. We have declared a special distribution of approximately $64.1 million to holders of record of our common stock and series A preferred stock at the close of business on July 25, 2001. Payment of the special distribution is conditioned on the closing of this offering and is expected to be made on August 2, 2001. Purchasers of common stock offered by this prospectus supplement will not receive any portion of this "earnings and profits" distribution on any of the shares of common stock they purchase.

     The determination of the amount of our accumulated "earnings and profits" from the years in which we operated as a taxable corporation was based on a study of our past activities and tax returns. However, the calculation of accumulated "earnings and profits" depends upon a number of factual and legal interpretations related to our past activities and operations and is subject to review and challenge by the Internal Revenue Service. There can be no assurance that the Internal Revenue Service will not examine the calculation of our accumulated "earnings and profits" and propose adjustments. Accordingly, there can be no assurance that the requirement that we make a distribution to our stockholders in an amount at least equal to our accumulated "earnings and profits" will be met. Latham & Watkins has expressed no opinion as to the amount of our accumulated "earnings and profits." Accordingly, for purposes of its opinion as to our ability to meet the requirements for qualification and taxation as a REIT, Latham & Watkins is relying upon a representation from us that by the end of 2001, we will have eliminated all accumulated "earnings and profits." If the Internal Revenue Service determines that we did not distribute all of our accumulated earnings and profits prior to the end of 2001, we would fail to qualify as a REIT unless we cure such failure by paying a "deficiency dividend" to our stockholders, and an interest charge to the Internal Revenue Service. See "-- Failure to Qualify."

TAXATION OF HOLDERS OF COMMON STOCK

     Scope of Discussion. This general discussion of certain United States federal income tax consequences applies to you if you are a United States holder of our common stock and hold the senior preferred stock as a "capital asset," generally, for investment, as defined in section 1221 of the Internal Revenue Code. This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in our common stock. For example, special rules not discussed here may apply to you if you are:

     - not a United States stockholder;

     - a broker-dealer, a dealer in securities or a financial institution;

     - an S corporation;

     - a bank;

     - a thrift;

     - an insurance company;

     - a tax-exempt organization;

     - subject to the alternative minimum tax provisions of the Internal Revenue Code;

     - holding the senior preferred stock as part of a hedge, straddle or other risk reduction or constructive sale transaction;

     - a person with a "functional currency" other than the United States dollar; or

     - a United States expatriate.

     This discussion only represents our best attempt to describe certain federal income tax consequences that may apply to you based on current United States federal tax law. This discussion may in the end inaccurately describe the federal income tax consequences which are applicable to you because the law may change, possibly retroactively, and because the Internal Revenue Service or any court may disagree with this discussion.

     When we use the term "United States stockholder," we mean a holder of shares of our stock who is, for United States federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

     - an estate which is required to pay United States federal income tax regardless of the source of its income; or

     - a trust whose administration is under the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered United States stockholders.

DISTRIBUTIONS GENERALLY

     Distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable United States stockholders as ordinary income. As long as we qualify as a real estate investment trust, these distributions will not be eligible for the dividends-received deduction in the case of United States stockholders that are corporations. For purposes of determining whether distributions to holders of our common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the outstanding series A preferred stock and then to our common stock.

     To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each United States stockholder. This treatment will reduce the adjusted tax basis which each United States stockholder has in his shares of stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder's adjusted tax basis in his shares will be taxable as capital gain, provided that the shares have been held as capital assets. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. If we elect to be classified as REIT, dividends we declare in October, November or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

     If we do not elect to be treated as a REIT or if we fail to qualify as a REIT, then the rules set forth in the preceding two paragraphs will apply except as described in this paragraph. Specifically, a holder of our common stock that is a corporation may be entitled to the dividend received deduction with respect to distributions that are taxed as dividends. In determining entitlement to the dividends received deduction, corporate holders should consider the provisions of sections 243, 246(c), 246A and 1059 of the Internal Revenue Code, the Treasury Regulations promulgated thereunder and Internal Revenue Service rulings and administrative pronouncements relating to these provisions of the Internal Revenue Code.

CAPITAL GAIN DISTRIBUTIONS

     If we qualify as a REIT, distributions that we properly designate as capital gain dividends will be taxable to our taxable United States stockholders as gain, to the extent that such gain does not exceed our actual net capital gain for the taxable year, from the sale or disposition of a capital asset. Depending on the characteristics of the assets which produced these gains, and on specified designations, if any, which we may make, these gains may be taxable to non-corporate United States stockholders at a 20% or 25% rate. United States stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

PASSIVE ACTIVITY LOSSES AND INVESTMENT INTEREST LIMITATIONS

     Distributions we make and gain arising from the sale or exchange by a United States stockholder of our shares will not be treated as passive activity income. As a result, United States stockholders generally will not be able to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, may not be treated as investment income depending upon your particular situation.

RETENTION OF NET LONG-TERM CAPITAL GAINS

     If we qualify as a REIT, we may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a United States stockholder generally would:

     - include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

     - be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the United States stockholder's long-term capital gains;

     - receive a credit or refund for the amount of tax deemed paid by it;

     - increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

     - in the case of a United States stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by Treasury Regulations to be prescribed by the Internal Revenue Service.

DISPOSITIONS OF COMMON STOCK

     If you are a United States stockholder and you sell or dispose of your shares of our common stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of property you receive on the sale or other disposition and your adjusted tax basis in the shares for tax purposes. Any gain or loss will be treated as long-term capital gain or loss if you held the common stock for more than one year. In addition, assuming we qualify as a REIT, if you recognize loss upon the sale or other disposition and you held the stock for six months or less, after applying specific holding period rules, the loss will be treated as long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

     We report to our United States stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of up to 31% with respect to dividends paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A United States stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See
"-- Taxation of Non-United States Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     The Internal Revenue Service has ruled that amounts distributed as dividends by a qualified real estate investment trust do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling if we elect to be classified as a REIT, except as described below, dividend income from us and gain arising upon your sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if the tax-exempt stockholder holds its shares as "debt financed property" within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

     For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests of a real estate investment trust. A real estate investment trust will not be a "pension held REIT" if it is able to satisfy the "not closely held" requirement without relying on the "look-through" exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock to be contained in our charter, we do not expect to be classified as a "pension-held REIT," and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders.

TAXATION OF NON-UNITED STATES STOCKHOLDERS

     The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of our common stock by persons that are non-United States stockholders. When we use the term "non-United States stockholder" we mean stockholders who are not United States stockholders. In general, non-United States stockholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our common stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-United States stockholder's country. A non-United States stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment. Non-United States stockholders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of shares of our common stock, including the federal income tax treatment of dispositions of interests in and the receipt of distributions from us.

OTHER TAX CONSEQUENCES

     We may be required to pay state or local taxes in various state or local jurisdictions, including those in which we transact business and our stockholders may be required to pay state or local taxes in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences summarized above. In addition, your state and local tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on an investment in our common stock.

                                  UNDERWRITING

     We intend to offer the shares through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Legg Mason Wood Walker, Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions described in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

                                                               NUMBER
                                                              OF SHARES
UNDERWRITER                                                   ---------
     Merrill Lynch, Pierce, Fenner & Smith
                  Incorporated..............................  3,780,000
     Legg Mason Wood Walker, Incorporated...................  2,520,000
     Advest, Inc............................................    100,000
     BB&T Capital Markets, a division of Scott &
       Stringfellow, Inc....................................    100,000
     Robert W. Baird & Co. Incorporated.....................    100,000
     Crowell, Weedon & Co...................................    100,000
     Fahnestock & Co. Inc...................................    100,000
     Janney Montgomery Scott LLC............................    100,000
     Edward D. Jones & Co., L.P.............................    100,000
     McDonald Investments Inc...............................    100,000
     Morgan Keegan & Company, Inc...........................    100,000
     Raymond James & Associates, Inc........................    100,000
     The Robinson-Humphrey Company, LLC.....................    100,000
     The Seidler Companies Incorporated.....................    100,000
     Tucker Anthony Incorporated............................    100,000
     Wachovia Securities, Inc...............................    100,000
                                                              ---------
                  Total.....................................  7,700,000
                                                              =========

     The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     Certain of the underwriters will be facilitating Internet distribution for this offering to some Internet subscription customers. These underwriters may allocate a limited number of shares for sale to their respective online brokerage customers. An electronic prospectus and prospectus supplement is available on the Web sites maintained by these underwriters. Other than the prospectus and prospectus supplement in electronic format, the information on these Web sites relating to this offering is not a part of this prospectus or prospectus supplement.

     The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The underwriters have advised us that they propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $.50 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

                                                       PER SHARE    WITHOUT OPTION    WITH OPTION
                                                       ---------    --------------    -----------
Public offering price................................   $16.00       $123,200,000     $141,680,000
Underwriting discount................................     $.84         $6,468,000       $7,438,200
Proceeds, before expenses, to us.....................   $15.16       $116,732,000     $134,241,800

     The expenses of the offering, not including the underwriting discount, are estimated to be $1,400,000 and are payable by us.

OTHER RELATIONSHIPS

     Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for those transactions. We will pay an advisory fee equal to 0.50% of the gross proceeds of the offering (including any exercise of the underwriters' over-allotment option) to Merrill Lynch in connection with analysis, evaluation and structuring services related to our intended election to be taxed as a REIT.

OVER-ALLOTMENT OPTION

     We have granted an option to the underwriters to purchase up to 1,155,000 additional shares at the public offering price on the cover page of this prospectus supplement, less the underwriting discount. The underwriters may exercise the option for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise the option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

NO SALES OF SIMILAR SECURITIES

     We and our executive officers and directors have agreed, with exceptions, not to sell or transfer any preferred stock or common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly:

     - offer, pledge, sell or contract to sell any preferred stock or common stock;

     - sell any option or contract to purchase any preferred stock or common stock;

     - purchase any option or contract to sell any preferred stock or common stock;

     - grant any option, right or warrant for the sale of any preferred stock or common stock;

     - lend or otherwise dispose of or transfer any preferred stock or common stock;

     - file a registration statement for any preferred stock or common stock; or

     - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any preferred stock or common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

     This lockup provision applies to preferred stock and common stock and to securities convertible into or exchangeable or exercisable for or repayable with preferred stock or common stock. It also applies to preferred stock or common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. This lockup provision will not apply to:

     - any option grant or exercise of any option granted pursuant to our 1998 Stock Option Plan;

     - any shares of our common or preferred stocks issued in connection with any petroleum marketing or related property acquisition (which shares, if issued, will also be subject to these lock-up provisions); or

     - any shares of our common stock issued upon conversion or exchange of outstanding shares of our series A preferred stock.

NEW YORK STOCK EXCHANGE LISTING

     The shares sold in this offering will be listed on the New York Stock Exchange under the symbol "GTY". The shares will trade on a temporary basis under the symbol "GTY.T" until the special distribution, in which purchasers in this offering will not participate, is paid, which we expect will be on August 2, 2001.

PRICE STABILIZATION, SHORT POSITIONS

     Until the distribution of the shares is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

     If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares of common stock than are listed on the cover of this prospectus supplement, the underwriters may reduce that short position by purchasing shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus supplement will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, our Maryland counsel. Latham & Watkins, Chicago, Illinois and New York, New York, will pass upon certain legal matters for us relating to the offering, including tax matters described under "Material United States Federal Income Tax Considerations." Sidley Austin Brown & Wood LLP, New York, New York, will pass upon various legal matters for the underwriters relating to the offering. Sidley Austin Brown & Wood LLP will rely on Ballard Spahr Andrews & Ingersoll, LLP as to certain matters of Maryland law. Certain members of Latham & Watkins and their families own beneficial interests in less than 1% of our common stock. Philip E. Coviello, one of our directors, is a partner of Latham & Watkins.

                                    EXPERTS

     The financial statements as of December 31, 2000, January 31, 2000 and 1999 and for the eleven months ended December 31, 2000 and for each of the three years in the period ended January 31, 2000 included in this prospectus supplement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE CAN YOU FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference facility at:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations at the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This prospectus supplement constitutes part of a registration statement on Form S-3 filed by us under the Securities Act. As allowed by SEC rules, this prospectus supplement does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     Statements contained in this prospectus supplement as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by that reference and the exhibits and schedules thereto. For further information about us and the securities offered by this prospectus supplement, you should refer to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The documents listed below have been filed by us under the Securities Exchange Act of 1934, as amended, with the SEC and are incorporated by reference in this prospectus supplement:

     - Transition Report on Form 10-K for the transition period February 1, 2000 to December 31, 2000;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     - Current Reports on Form 8-K filed July 16, 18 and 23, 2001; and

     - Definitive proxy statement filed on April 27, 2001.

     We are also incorporating by reference into this prospectus supplement all documents that we have filed or will file with the SEC as prescribed by Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act since the date of this prospectus supplement and prior to the termination of the sale of the securities offered by this prospectus supplement.

     This means that important information about us appears or will appear in these documents and will be regarded as appearing in this prospectus supplement. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this prospectus supplement.

     Copies of all documents which are incorporated by reference in this prospectus supplement (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner of the securities offered by this prospectus supplement, to whom this prospectus supplement is delivered, upon written or oral request. Requests should be directed to our secretary, 125 Jericho Turnpike, Suite 103, Jericho, New York 11753, 516-338-2600.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of independent accountants...........................   F-2
Consolidated balance sheets at December 31, 2000 and January
  31, 2000 and 1999.........................................   F-3
Consolidated statements of operations for the eleven months
  ended December 31, 2000 and the years ended January 31,
  2000, 1999 and 1998.......................................   F-4
Consolidated statements of cash flows for the eleven months
  ended December 31, 2000 and the years ended January 31,
  2000, 1999 and 1998.......................................   F-5
Notes to consolidated financial statements..................   F-6
Consolidated balance sheets at March 31, 2001 (unaudited)...  F-19
Consolidated statements of operations for the three months
  ended March 31, 2001 and 2000 (unaudited).................  F-20
Consolidated statements of cash flows for the three months
  ended March 31, 2001 and 2000 (unaudited).................  F-21
Notes to consolidated financial statements (unaudited)......  F-22
Pro forma consolidated balance sheet as of March 31, 2001
  (unaudited)...............................................  F-24
Notes to pro forma consolidated balance sheet (unaudited)...  F-26
Pro forma consolidated statements of operations for the
  three months ended March 31, 2001 and for the eleven
  months ended December 31, 2000 (unaudited)................  F-27
Notes to pro forma consolidated statements of operations
  (unaudited)...............................................  F-30

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of Getty Realty Corp.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and cash flows present fairly, in all material respects, the financial position of Getty Realty Corp. and Subsidiaries (the "Company") at December 31, 2000, January 31, 2000 and 1999, and the results of their operations and their cash flows for the eleven months ended December 31, 2000 and for each of the three years in the period ended January 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As more fully discussed in Notes 5 and 6 to the consolidated financial statements, a subsidiary of the Company has received notice from one of its lenders that an amendment to the Master Lease has caused a non-monetary default under a loan agreement between the lender and the Company.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 16, 2001

                      GETTY REALTY CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                               JANUARY 31,
                                                           DECEMBER 31,    --------------------
                                                               2000          2000        1999
                                                           ------------    --------    --------
                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS:
Real Estate:
  Land...................................................    $135,349      $136,039    $131,976
  Buildings and improvements.............................     177,688       179,963     175,817
                                                             --------      --------    --------
                                                              313,037       316,002     307,793
  Less -- accumulated depreciation and amortization......      80,971        74,502      68,045
                                                             --------      --------    --------
Real estate, net.........................................     232,066       241,500     239,748
Cash and equivalents.....................................         723           651         657
Mortgages and accounts receivable, net...................       5,472         6,024       6,975
Recoveries from state underground storage tank funds.....      11,957         9,883      10,369
Prepaid expenses and other assets........................       5,507         2,694       3,335
                                                             --------      --------    --------
          Total assets...................................    $255,725      $260,752    $261,084
                                                             ========      ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Borrowings under credit lines............................    $ 27,000      $ 14,800    $  4,500
Mortgages payable........................................      22,969        29,193      35,242
Accounts payable and accrued expenses....................      14,109        12,440      18,042
Environmental remediation costs..........................      23,371        26,424      34,251
Deferred income taxes....................................      40,177        36,084      30,210
Income taxes payable.....................................          --            --         808
                                                             --------      --------    --------
          Total liabilities..............................     127,626       118,941     123,053
                                                             --------      --------    --------
Commitments and contingencies (Notes 4 and 5)
Stockholders' equity:
Preferred stock, par value $.01 per share; authorized
  20,000,000 shares for issuance in series of which
  3,000,000 shares are classified as Series A
  Participating Convertible Redeemable Preferred; issued
  2,888,798 at December 31, 2000, January 31, 2000 and
  1999...................................................      72,220        72,220      72,220
Common stock, par value $.01 per share; authorized
  50,000,000 shares; issued 13,567,335 at December 31,
  2000 and January 31, 2000, and 13,566,233 at January
  31, 1999...............................................         136           136         136
Paid-in capital..........................................      67,036        67,036      67,021
Retained earnings (deficit)..............................       1,419         3,114      (1,346)
Preferred stock held in treasury, at cost (23,030 shares
  at December 31, 2000 and 700 shares at January 31,
  2000)..................................................        (430)          (14)         --
Common stock held in treasury, at cost (1,019,048 shares
  at December 31, 2000 and 59,916 shares at January 31,
  2000)..................................................     (12,282)         (681)         --
                                                             --------      --------    --------
          Total stockholders' equity.....................     128,099       141,811     138,031
                                                             --------      --------    --------
          Total liabilities and stockholders' equity.....    $255,725      $260,752    $261,084
                                                             ========      ========    ========

                            See accompanying notes.

                      GETTY REALTY CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              FOR THE ELEVEN         FOR THE YEARS ENDED
                                                               MONTHS ENDED              JANUARY 31,
                                                               DECEMBER 31,     -----------------------------
                                                                   2000          2000       1999      1998(*)
                                                              --------------    -------    -------    -------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Revenues from rental properties...........................      $53,916       $58,889    $58,869    $59,449
  Other income..............................................          378         4,970      2,472      3,368
                                                                  -------       -------    -------    -------
                                                                   54,294        63,859     61,341     62,817
Equity in earnings of Getty Petroleum Marketing Inc. .......           --            --         --      2,931
                                                                  -------       -------    -------    -------
                                                                   54,294        63,859     61,341     65,748
                                                                  -------       -------    -------    -------
Rental property expenses....................................       10,980        12,126     12,910     13,583
Environmental expenses......................................        8,498         6,813     17,320      8,634
General and administrative expenses.........................        3,257         5,642      6,129     13,297
Depreciation and amortization...............................        9,196        10,425      9,418      9,514
Interest expense............................................        3,413         2,748      2,726      5,008
Change of control charge....................................           --            --         --      2,166
                                                                  -------       -------    -------    -------
                                                                   35,344        37,754     48,503     52,202
                                                                  -------       -------    -------    -------
Earnings from continuing operations before provision for
  income taxes..............................................       18,950        26,105     12,838     13,546
Provision for income taxes..................................        7,875        11,091      5,337      5,697
                                                                  -------       -------    -------    -------
Net earnings from continuing operations.....................       11,075        15,014      7,501      7,849
                                                                  -------       -------    -------    -------
Discontinued operations:
  Earnings (loss) from operations, net of income taxes......           --            --       (119)        95
  Gain on disposal, net of income taxes.....................           --            --      2,674         --
                                                                  -------       -------    -------    -------
Net earnings from discontinued operations...................           --            --      2,555         95
                                                                  -------       -------    -------    -------
Net earnings................................................       11,075        15,014     10,056      7,944
Preferred stock dividends...................................        5,098         5,128      5,128         --
                                                                  -------       -------    -------    -------
Net earnings applicable to common stockholders..............      $ 5,977       $ 9,886    $ 4,928    $ 7,944
                                                                  =======       =======    =======    =======
Basic earnings per common share:
  Continuing operations.....................................      $   .47       $   .73    $   .17    $   .60
  Discontinued operations...................................           --            --        .19        .01
  Net earnings..............................................          .47           .73        .36        .60
Diluted earnings per common share:
  Continuing operations.....................................          .47           .73        .17        .59
  Discontinued operations...................................           --            --        .19        .01
  Net earnings..............................................          .47           .73        .36        .60
Weighted average common shares outstanding:
  Basic.....................................................       12,818        13,563     13,566     13,152
  Diluted...................................................       12,818        13,565     13,571     13,348
Pro forma net earnings per common share (unaudited):
  Basic.....................................................      $  0.36
  Diluted...................................................      $  0.36
Pro forma weighted average common shares outstanding
  (unaudited):
  Basic.....................................................       16,451
  Diluted...................................................       16,451

---------------
(*) Includes financial results of the petroleum marketing business prior to the spin-off to the Company's stockholders on March 21, 1997.

                            See accompanying notes.

                      GETTY REALTY CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         FOR THE ELEVEN
                                                          MONTHS ENDED     FOR THE YEARS ENDED JANUARY 31,
                                                          DECEMBER 31,     -------------------------------
                                                              2000           2000        1999       1998
                                                         --------------    --------    --------    -------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings...........................................     $ 11,075       $ 15,014    $ 10,056    $ 7,944
Adjustments to reconcile net earnings to net cash
  provided by operating activities:
  Depreciation and amortization........................        9,196         10,425       9,418      9,514
  Deferred income taxes................................        4,093          5,874         491     (1,061)
  Gain on dispositions of real estate..................       (1,106)        (3,255)     (1,495)      (730)
  Net earnings from discontinued operations............           --             --      (2,555)       (95)
  Stock option (credit) charge.........................           --             --        (110)     6,432
  Equity in net earnings of Getty Petroleum Marketing
    Inc. ..............................................           --             --          --     (1,731)
  Change of control charge.............................           --             --          --      2,166
Changes in assets and liabilities, net of effect of
  acquisitions and dispositions:
  Mortgages and accounts receivable....................          552            951         547       (940)
  Recoveries from state underground storage tank
    funds..............................................       (2,074)           486       5,018        830
  Prepaid expenses and other assets....................       (3,060)           478         327     (1,184)
  Accounts payable and accrued expenses................        1,669         (5,602)       (484)    (1,878)
  Environmental remediation costs......................       (3,053)        (7,827)     (4,046)    (7,837)
  Income taxes payable.................................           --           (808)        808     (1,426)
                                                            --------       --------    --------    -------
    Net cash provided by continuing operating
      activities.......................................       17,292         15,736      17,975     10,004
    Net cash (used in) provided by discontinued
      operations.......................................           --             --      (1,916)     1,636
                                                            --------       --------    --------    -------
    Net cash provided by operating activities..........       17,292         15,736      16,059     11,640
                                                            --------       --------    --------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.................................       (1,133)        (4,817)    (18,860)    (8,057)
  Property acquisitions................................         (155)       (10,162)     (6,362)    (3,202)
  Proceeds from dispositions of real estate............        2,879          6,220       3,419      2,234
  Proceeds from disposition of discontinued
    operations.........................................           --             --       7,661         --
  Cash from acquisition of Power Test Investors Limited
    Partnership, net...................................           --             --          --      1,757
                                                            --------       --------    --------    -------
    Net cash provided by (used in) investing
      activities.......................................        1,591         (8,759)    (14,142)    (7,268)
                                                            --------       --------    --------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under credit lines........................       12,200         10,300       4,500         --
  Repayment of mortgages payable.......................       (6,224)        (6,049)     (5,284)    (5,287)
  Cash dividends.......................................      (12,770)       (10,554)    (10,554)    (1,577)
  Stock options, common and treasury stock, net........      (12,017)          (680)         46      7,208
  Payments under capital lease obligations.............           --             --          --     (6,373)
  Mortgage borrowings..................................           --             --          --        306
                                                            --------       --------    --------    -------
    Net cash used in financing activities..............      (18,811)        (6,983)    (11,292)    (5,723)
                                                            --------       --------    --------    -------
Net increase (decrease) in cash and equivalents........           72             (6)     (9,375)    (1,351)
Cash and equivalents at beginning of period............          651            657      10,032     11,383
                                                            --------       --------    --------    -------
Cash and equivalents at end of period..................     $    723       $    651    $    657    $10,032
                                                            ========       ========    ========    =======
Supplemental disclosures of cash flow information
  Cash paid during the period for:
    Interest...........................................     $  3,721       $  2,438    $  2,794    $ 5,009
    Income taxes, net..................................        6,988          6,628       4,653      3,834

                            See accompanying notes.

                      GETTY REALTY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation: The consolidated financial statements include the accounts of Getty Realty Corp. and its wholly-owned subsidiaries (the "Company"). The Company is a real estate company specializing in the ownership and leasing of service stations, convenience stores and petroleum marketing terminals. All significant intercompany accounts and transactions have been eliminated.

     Prior to the spin-off of its petroleum marketing business to its stockholders on March 21, 1997, the Company was principally engaged in the ownership and leasing of real estate as well as the marketing and distribution of petroleum products. In December 1998, the Company sold its heating oil business, Aero Oil Company. The Company now leases most of its properties on a long-term net basis to the spun-off company, Getty Petroleum Marketing Inc. ("Marketing"). The consolidated statement of operations of the Company for the year ended January 31, 1998 includes the financial results of the Marketing business under the caption "Equity in earnings of Getty Petroleum Marketing Inc." for the period from February 1, 1997 to March 21, 1997. For additional information regarding the spin-off, see Note 2. The results of operations of the heating oil business have been reclassified as discontinued in the accompanying financial statements for the years ended January 31, 1999 and 1998. For additional information regarding the sold heating oil business, see Note 3.

     Change in Year-End: On December 12, 2000, the Company's Board of Directors approved a change in the fiscal year end to December 31 from January 31. The change resulted in an eleven-month accounting period ended December 31, 2000. For additional information regarding the change in year-end, see Note 12.

     Use of Estimates: The financial statements have been prepared in conformity with generally accepted accounting principles and include amounts that are based on management's best estimates and judgments. While all available information has been considered, actual results could differ from those estimates.

     Cash and Equivalents: The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Real Estate: Real estate assets are stated at cost less accumulated depreciation and amortization. When real estate assets are sold or retired, the cost and related accumulated depreciation and amortization is eliminated from the respective accounts and any gain or loss is credited or charged to income. Expenditures for maintenance and repairs are charged to income when incurred.

     Depreciation and Amortization: Depreciation of real estate is computed on the straight-line method based upon the estimated useful lives of the assets which generally range from 16 to 25 years for buildings and improvements.

     Insurance: Prior to the spin-off, the Company was self-insured for workers' compensation, general liability and vehicle liability up to predetermined amounts above which third-party insurance applied. Since the spin-off, the Company has maintained insurance coverage subject to modest deductibles. Accruals are based on claims experience and actuarial assumptions followed in the insurance industry. Due to uncertainties inherent in the estimation process, actual losses could differ from accrued amounts.

     Environmental Costs: The estimated future costs for known environmental remediation requirements are accrued when it is probable that a liability has been incurred and the amount of remediation costs can be reasonably estimated. Recoveries of environmental costs, principally from state underground storage tank remediation funds, are accrued as income when such recoveries are considered probable. Accruals are adjusted as further information develops or circumstances change.

     Impairment of Long-lived Assets and Long-lived Assets to be Disposed
Of: Assets are written down to fair value when events and circumstances indicate that the assets might be impaired and the projected

                      GETTY REALTY CORP. AND SUBSIDIARIES
undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Assets held for disposal are written down to fair value less costs to sell.

     Income Taxes: Deferred income taxes are provided for the effect of items which are reported for income tax purposes in years different from that in which they are recorded for financial statement purposes.

     Revenue Recognition:  Revenue is recognized from rentals as earned.

     Earnings per Common Share: Basic earnings per common share is computed by dividing net earnings less preferred dividends by the weighted average number of common shares outstanding during the year. Diluted earnings per common share also gives effect to the potential dilution from the exercise of stock options in the amounts of 2,000 shares, 5,000 shares and 196,000 shares for the years ended January 31, 2000, 1999 and 1998, respectively.

     For the eleven months ended December 31, 2000 and the years ended January 31, 2000 and 1999, conversion of the Series A Participating Convertible Redeemable Preferred Stock (which was issued on January 30, 1998) into common stock utilizing the if-converted method would have been antidilutive, and therefore conversion was not assumed for purposes of computing diluted earnings per common share.

     Pro Forma Net Earnings per Common Share (Unaudited): Pro forma net earnings per common share is presented to give effect to the dilution in net earnings per common share caused by the issuance of common stock to fund the accumulated "earnings and profits" distribution to pre-offering stockholders. In connection with the offering, the Company will elect to be taxed as a real estate investment trust and will be required to make the aforementioned distribution. Pro forma net earnings per common share assumes the issuance of approximately 3,633,000 shares of common stock at an offering price of $16.00 per share which would be utilized to fund the estimated "earnings and profits" distribution of $64,100,000 after deducting the historical net earnings of $5,977,000 applicable to common stockholders.

2. SPIN-OFF

     On March 21, 1997, the Company spun-off its petroleum marketing business to its stockholders. The Company retained its real estate business and leased most of its properties on a long-term net basis to Marketing.

     As part of the separation of the petroleum marketing business from the real estate business, the Company and Marketing entered into various agreements which addressed the allocation of assets and liabilities between them and govern future relationships. These agreements include a Reorganization and Distribution Agreement, Master Lease Agreement, Tax Sharing Agreement, Services Agreement and Trademark License Agreement.

     On November 2, 2000, Marketing agreed to be acquired by a subsidiary of OAO Lukoil ("Lukoil"), a Russian open joint stock company, and the Company entered into modifications to several of its agreements with Marketing. On December 8, 2000, the Lukoil subsidiary acquired in a tender offer approximately 72% of Marketing's common stock. On January 25, 2001, the Lukoil subsidiary acquired by merger the remaining common stock of Marketing.

     Under the Services Agreement, Marketing provides certain administrative and technical services to the Company and the Company provides certain limited services to Marketing. The net fees paid by the Company to Marketing for services performed (after deducting the fees paid by Marketing to the Company for services provided by the Company) were $582,000 for the eleven months ended December 31, 2000, $749,000 for the year ended January 31, 2000 and $960,000 for each of the years ended January 31, 1999 and 1998, and are included in general and administrative expenses in the

                      GETTY REALTY CORP. AND SUBSIDIARIES
consolidated statements of operations. The Company expects that substantially all of the services provided pursuant to the Services Agreement will be discontinued on or about April 1, 2001.

     The following is a summary of the financial results of the Marketing business included in the accompanying consolidated statement of operations for the fiscal 1998 period from February 1, 1997 to March 21, 1997. The financial information is presented for informational purposes only and is not necessarily indicative of the financial results that would have occurred had Marketing been operated as a separate, stand-alone entity during such period.

                                                                 YEAR ENDED
                                                              JANUARY 31, 1998
                                                              ----------------
                                                               (IN THOUSANDS)
Earnings before income taxes................................       $2,931
Provision for income taxes..................................        1,200
                                                                   ------
Net earnings................................................       $1,731
                                                                   ======

3. DISCONTINUED OPERATIONS

     In December 1998, the Company sold its heating oil and propane business, Aero Oil Company. Proceeds from the sale were $7,661,000 and resulted in a pre-tax gain of $4,576,000 ($2,674,000 after-tax).

     Summary operating results of the discontinued heating oil operations is as follows (in thousands):

                                                              YEARS ENDED JANUARY 31,
                                                              ------------------------
                                                                1999            1998
                                                              --------        --------
Revenues....................................................  $18,169         $27,022
                                                              =======         =======
Earnings before income taxes................................  $ 4,373(a)      $   164
Provision for income taxes..................................    1,818              69
                                                              -------         -------
Net earnings................................................  $ 2,555         $    95
                                                              =======         =======

---------------
(a) Includes pre-tax gain of $4,576 on disposal of the business.

4. LEASES

     The Company and Marketing entered into an amended and restated Master Lease Agreement (the "Master Lease") with respect to approximately 1,000 service station and convenience store properties and 9 distribution terminals and bulk plants, which became effective on December 9, 2000. The Master Lease has an extended initial term of fifteen years (or periods ranging from one to fifteen years with respect to approximately 335 properties leased by the Company from third parties), and generally provides Marketing with renewal options extending to 2048 (or with respect to such leased properties, such shorter period as the underlying lease may provide). The Master Lease now provides for a 4% rent increase effective December 9, 2000 and annual 2% escalations thereafter. In addition, the amended provisions now require that the exercise of renewal options be on an "all or nothing" basis. The Master Lease is a "triple-net" lease, therefore Marketing is responsible for the cost of all taxes, maintenance, repair, insurance and other operating expenses. The Company has agreed to provide limited environmental indemnification to Marketing with respect to six leased terminals, and limited indemnification relating to compliance of properties with local laws. The Company's aggregate indemnification liability for these items is capped at a maximum of $5.6 million. Under the Master Lease, the Company continues to have additional ongoing environmental remediation obligations for scheduled sites.

                      GETTY REALTY CORP. AND SUBSIDIARIES

     In addition, the Company and Marketing entered into revised trademark license agreements providing for an exclusive license to Marketing for use of certain of the Company's trademarks, service marks and trade names (including the name "Getty") used in connection with Marketing's business within Marketing's current marketing territory and a non-exclusive license in the remaining United States subject to a gallonage-based royalty. The trademark agreements have the same termination date as the Master Lease.

     Revenues from rental properties for the eleven months ended December 31, 2000 and for the years ended January 31, 2000, 1999 and 1998 were $53,916,000, $58,889,000, $58,869,000 and $59,449,000, respectively, of which $51,524,000,
$56,363,000, $56,411,000 and $57,001,000, respectively, was received from
Marketing under the Master Lease.

     Future minimum annual rentals receivable from Marketing under the Master Lease and from other tenants, which have terms in excess of one year as of December 31, 2000, are as follows (in thousands):

                                                                    OTHER
YEARS ENDING DECEMBER 31,                             MARKETING    TENANTS     TOTAL
-------------------------                             ---------    -------    --------
2001................................................  $ 57,490     $ 2,355    $ 59,845
2002................................................    58,029       1,873      59,902
2003................................................    58,459       1,550      60,009
2004................................................    58,935       1,260      60,195
2005................................................    59,737       1,107      60,844
Thereafter..........................................   605,378       4,216     609,594
                                                      --------     -------    --------
                                                      $898,028     $12,361    $910,389
                                                      ========     =======    ========

     The Company has obligations to lessors under noncancelable operating leases which have terms (excluding options) in excess of one year, principally for gasoline stations. Substantially all of these leases contain renewal options and escalation clauses. Future minimum annual rentals payable under such leases are as follows (in thousands):

YEARS ENDING DECEMBER 31,
-------------------------
2001........................................................  $10,576
2002........................................................    9,369
2003........................................................    8,068
2004........................................................    6,776
2005........................................................    5,225
Thereafter..................................................   11,943
                                                              -------
                                                              $51,957
                                                              =======

5. COMMITMENTS AND CONTINGENCIES

     On November 2, 2000, the Company entered into an amended Master Lease, which became effective on December 9, 2000 upon the acquisition of a controlling interest in Marketing by Lukoil. The amendment of the Master Lease and a related amendment of a lease between two of the Company's subsidiaries (together, the "Amended Lease Agreements") is alleged by Fleet National Bank ("Fleet" or the "Lenders") to have caused a non-monetary default under a loan agreement between one of those subsidiaries, Power Test Realty Company Limited Partnership, and Fleet (the "Loan Agreement"). Prior to the Company executing the Amended Lease Agreements, the Lenders issued a 90-day waiver of any potential default caused by the Amended Lease Agreements which expired on January 31, 2001. Fleet advised the Company that the Company was in default on February 8, 2001, and thereafter converted the loan from a LIBOR based loan to a prime rate loan retroactive to February 1, 2001. The Company has

                      GETTY REALTY CORP. AND SUBSIDIARIES
always made all required payments under the Loan Agreement, including principal and interest payments when due. While reserving its rights against Fleet to take any and all actions permitted at law or in equity to protect its interests, the Company has continued to make all required payments on the loan since February 1, 2001. Nonetheless, if the Lenders should seek to enforce any remedies that they believe that they may be entitled to, they could attempt to accelerate the remaining principal balance of the loan of approximately $21.0 million and seek to institute foreclosure proceedings on some or all of the 265 mortgaged properties. While the Company would vigorously oppose and defend against any potential actions initiated by the Lenders, there can be no assurance that the Lenders would not ultimately prevail. The Company has agreed to indemnify Marketing for any loss with respect to the properties on which there are mortgage liens as a result of actions taken by the Lenders. The Company has advised the Lenders that it presently intends to refinance the outstanding loan as soon as practicable. However, there can be no assurance on the timing of the refinancing or that it can be accomplished on commercially reasonable terms. If the Company is unable to timely refinance the outstanding loan or if the Lenders were to initiate and ultimately prevail in foreclosure proceedings, the loss of some or all of the properties collateralizing the Loan Agreement could have a material adverse effect on the Company's financial position, results of operations or cash flows. However, management believes that the ultimate resolution of this matter will not have such a material adverse effect.

     The Company is subject to various legal proceedings and claims which arise in the ordinary course of its business. In addition, the Company has retained responsibility for all pre-spin-off legal proceedings and claims relating to Marketing's business. These matters are not expected to have a material adverse effect on the Company's financial condition or results of operations.

     In order to minimize the Company's exposure to credit risk associated with financial instruments, the Company places its temporary cash investments with high credit quality institutions and, by policy, limits the amount invested with any one institution other than the U.S. Government.

     Prior to the spin-off, the Company was self-insured for workers' compensation, general liability and vehicle liability up to predetermined amounts above which third-party insurance applies. Since the spin-off, the Company has maintained insurance coverage subject to modest deductibles. The Company's consolidated statements of operations for the eleven months ended December 31, 2000 and for the fiscal years ended January 31, 2000, 1999 and 1998 included, in general and administrative expense, charges of $285,000, $1,362,000, $518,000 and $161,000, respectively, for insurance. As of December 31, 2000, January 31, 2000 and 1999, the Company's consolidated balance sheets included, in accounts payable and accrued expenses, $2,291,000, $2,269,000 and $4,361,000, respectively, relating to insurance obligations arising prior to the spin-off of the Marketing business.

     The Company's financial results depend largely on rental income from Marketing, and to a lesser extent on rental income from other tenants, and are therefore materially dependent upon the ability of Marketing to meet its obligations under the Master Lease. Marketing's financial results depend largely on retail marketing margins and rental income from its dealers. The petroleum marketing industry has been and continues to be volatile and highly competitive. However, based on the information currently available to the Company, it does not anticipate that Marketing will have difficulty in making required rental payments under the Master Lease for the foreseeable future.

                      GETTY REALTY CORP. AND SUBSIDIARIES

6. DEBT

     Mortgages payable consists of (in thousands):

                                                                        JANUARY 31,
                                                     DECEMBER 31,    ------------------
                                                         2000         2000       1999
                                                     ------------    -------    -------
Mortgage loan due through March 1, 2005............    $21,045       $22,970    $24,730
Mortgage loan due through November 1, 2000.........         --         4,184      8,344
Real estate mortgages, bearing interest at a
  weighted average interest rate of 8.10%, due in
  varying amounts through May 1, 2015..............      1,924         2,039      2,168
                                                       -------       -------    -------
                                                       $22,969       $29,193    $35,242
                                                       =======       =======    =======

     The mortgage loan due March 1, 2005, as amended on March 1, 2000, provides for interest at LIBOR plus .75% to 1.75% per annum, depending on the ratio of Funded Debt, as defined. Based on such ratio as of December 31, 2000, the interest rate was LIBOR plus 1.25% which amounted to 8.07%. Principal payments are scheduled at $175,000 per month, or $2,100,000 per year, through February 1, 2005, with the balance of $12,295,000 due on March 1, 2005. The Company presently intends to refinance the outstanding loan as soon as practicable. On February 8, 2001, the Lenders informed the Company that it was in default of certain non-monetary covenants under the loan due to the amendment of the Master Lease and a related amendment of a lease between two of the Company's wholly-owned subsidiaries. The Lenders subsequently advised the Company that the loan would convert from a LIBOR-based loan to a prime rate loan, effective February 1, 2001, bearing interest at 8.0%. The loan is collateralized by primary and secondary mortgage liens on 265 fee owned service station properties with a net book value of approximately $122,306,000 at December 31, 2000. The Company's rental income from these properties was $14,822,000 for the eleven months ended December 31, 2000. See Note 5 for additional information regarding the loan.

     Aggregate principal payments in subsequent years for real estate mortgages, excluding the mortgage loan discussed above, are as follows: 2001 -- $129,000; 2002 -- $582,000; 2003 -- $111,000; 2004 -- $188,000; 2005 -- $306,000 and
$608,000 thereafter. These mortgages payable are collateralized by real estate having an aggregate net book value of approximately $3,026,000 as of December 31, 2000.

     As of December 31, 2000, the Company had uncommitted lines of credit with two banks other than the Lenders in the aggregate amount of $35,000,000, of which $27,000,000 was utilized for short-term borrowings and $2,354,000 was utilized in the form of outstanding letters of credit relating to insurance obligations. Borrowings under these lines of credit are unsecured and bear interest at the bank's prime rate or, at the Company's option, 1.0% to 1.1% above LIBOR. These lines of credit are subject to annual renewal at the discretion of each bank.

7. ENVIRONMENTAL REMEDIATION COSTS

     The Company is subject to numerous existing federal, state and local laws and regulations, including matters relating to the protection of the environment. Environmental expenses have been attributable to remediation, monitoring, soil disposal and governmental agency reporting incurred in connection with contaminated sites and the replacement or upgrading of underground storage tanks ("USTs") to meet federal, state and local environmental standards, as well as routine monitoring and tank testing. For the eleven months ended December 31, 2000 and for the years ended January 31, 2000, 1999 and 1998, net environmental expenses included in the Company's consolidated statements of operations were $8,498,000, $6,648,000, $16,905,000 and
$8,255,000, respectively, which amounts were net of probable recoveries from state UST remediation funds.

                      GETTY REALTY CORP. AND SUBSIDIARIES

     Under the Master Lease with Marketing, the Company initiated a program to bring the leased properties with known environmental contamination to regulatory closure in an economical manner, and thereafter, transfer all future environmental risks to Marketing. The Company has agreed to pay all costs relating to, and to indemnify Marketing for environmental liabilities and obligations scheduled in the Master Lease, as amended. The Company will also collect recoveries from state UST remediation funds related to these environmental obligations. The Company has also agreed to provide a limited environmental indemnification to Marketing with respect to six leased terminals and limited indemnification relating to compliance of properties with local laws. The Company's aggregate indemnification liability for these items is capped at a maximum of $5.6 million.

     As of December 31, 2000, January 31, 2000 and 1999, the Company had accrued $23,371,000, $26,424,000 and $34,251,000, respectively, as management's best estimate for probable and reasonably estimable environmental remediation costs. As of December 31, 2000, January 31, 2000 and 1999, the Company had also recorded $11,957,000, $9,883,000 and $10,369,000, respectively, as management's best estimate for recoveries from state UST remediation funds related to environmental obligations and liabilities. In view of the uncertainties associated with environmental expenditures, however, the Company believes it is possible that such expenditures could be substantially higher. Any additional amounts will be reflected in the Company's financial statements as they become probable and reasonably estimable. Although future environmental expenditures may have a significant impact on results of operations for any single fiscal year or interim period, the Company currently believes that such costs will not have a material adverse effect on the Company's financial position.

8. INCOME TAXES

     The provision for income taxes is summarized as follows (in thousands):

                                                    FOR THE ELEVEN        FOR THE YEARS ENDED
                                                     MONTHS ENDED             JANUARY 31,
                                                     DECEMBER 31,     ---------------------------
                                                         2000          2000       1999      1998
                                                    --------------    -------    ------    ------
Continuing operations.............................      $7,875        $11,091    $5,337    $5,697
Discontinued operations:
  Operations......................................          --             --       (84)       69
  Disposal........................................          --             --     1,902        --
                                                        ------        -------    ------    ------
                                                            --             --     1,818        69
                                                        ------        -------    ------    ------
Provision for income taxes........................      $7,875        $11,091    $7,155    $5,766
                                                        ======        =======    ======    ======

     The provision for income taxes is comprised as follows (in thousands):

                                                    FOR THE ELEVEN        FOR THE YEARS ENDED
                                                     MONTHS ENDED             JANUARY 31,
                                                     DECEMBER 31,     ---------------------------
                                                         2000          2000       1999      1998
                                                    --------------    -------    ------    ------
Federal:
  Current.........................................      $2,435        $ 2,260    $5,314    $2,697
  Deferred........................................       3,638          5,817      (120)    1,557
State and local:
  Current.........................................         667            735       966       990
  Deferred........................................       1,135          2,279       995       522
                                                        ------        -------    ------    ------
Provision for income taxes........................      $7,875        $11,091    $7,155    $5,766
                                                        ======        =======    ======    ======

                      GETTY REALTY CORP. AND SUBSIDIARIES

     The tax effects of temporary differences which comprise the deferred tax assets and liabilities are as follows (in thousands):

                                                                               JANUARY 31,
                                                           DECEMBER 31,    --------------------
                                                               2000          2000        1999
                                                           ------------    --------    --------
Real estate..............................................    $(46,891)     $(46,893)   $(44,028)
Environmental remediation costs, net.....................       6,784        11,080      13,257
Other accruals...........................................       3,024         2,723       1,576
Other....................................................      (3,094)       (2,994)     (1,015)
                                                             --------      --------    --------
Net deferred tax liabilities.............................    $(40,177)     $(36,084)   $(30,210)
                                                             ========      ========    ========

     The following is a reconciliation of the expected statutory federal income tax provision and the actual provision for income taxes (in thousands):

                                                    FOR THE ELEVEN        FOR THE YEARS ENDED
                                                     MONTHS ENDED             JANUARY 31,
                                                     DECEMBER 31,     ---------------------------
                                                         2000          2000       1999      1998
                                                    --------------    -------    ------    ------
Expected provision at statutory federal income tax
  rate............................................      $6,594        $ 9,137    $5,910    $4,661
State and local income taxes, net of federal
  benefit.........................................       1,175          1,959     1,288       994
Other.............................................         106             (5)      (43)      111
                                                        ------        -------    ------    ------
Provision for income taxes........................      $7,875        $11,091    $7,155    $5,766
                                                        ======        =======    ======    ======

                      GETTY REALTY CORP. AND SUBSIDIARIES

9. STOCKHOLDERS' EQUITY

     A summary of the changes in stockholders' equity for the eleven months ended December 31, 2000 and for the three years ended January 31, 2000 is as follows:

                                   PREFERRED STOCK       COMMON STOCK                 RETAINED
                                   ----------------    ----------------    PAID-IN    EARNINGS
                                   SHARES   AMOUNT     SHARES    AMOUNT    CAPITAL    (DEFICIT)
-----------------------------------------------------------------------------------------------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Balance, February 1, 1997........     --    $   --     13,583    $1,358    $120,293    $(7,215)
Net earnings.....................                                                        7,944
Spin-off of Marketing............                                           (56,272)
Cash dividends:
 Common -- $.12 per share........                                                       (1,577)
Issuance of treasury stock,
 net.............................                                                (1)
Stock options....................                        863        87       15,679
Merger transaction...............  2,889    72,220      (883)    (1,309)    (12,614)
-----------------------------------------------------------------------------------------------
Balance, January 31, 1998........  2,889    72,220     13,563      136       67,085       (848)
Net earnings.....................                                                       10,056
Cash dividends:
 Common -- $.40 per share........                                                       (5,426)
 Preferred -- $1.775 per share...                                                       (5,128)
Issuance of common stock.........                          2                     33
Stock options....................                          1                    (97)
-----------------------------------------------------------------------------------------------
Balance, January 31, 1999........  2,889    72,220     13,566      136       67,021     (1,346)
Net earnings.....................                                                       15,014
Cash dividends:
 Common -- $.40 per share........                                                       (5,426)
 Preferred -- $1.775 per share...                                                       (5,128)
Purchase of preferred stock for
 treasury........................
Purchase of common stock for
 treasury, net...................
Stock options....................                          1                     15
-----------------------------------------------------------------------------------------------
Balance, January 31, 2000........  2,889    72,220     13,567      136       67,036      3,114
Net earnings.....................                                                       11,075
Cash dividends:
 Common -- $.60 per share........                                                       (7,672)
 Preferred -- $1.775 per share...                                                       (5,098)
Purchase of preferred stock for
 treasury........................
Purchase of common stock for
 treasury, net...................
-----------------------------------------------------------------------------------------------
Balance, December 31, 2000.......  2,889    $72,220    13,567    $ 136     $ 67,036    $ 1,419(a)
-----------------------------------------------------------------------------------------------

                                    PREFERRED STOCK         COMMON STOCK
                                   HELD IN TREASURY,     HELD IN TREASURY,
                                        AT COST               AT COST
                                   ------------------    ------------------
                                   SHARES     AMOUNT     SHARES     AMOUNT     TOTAL
---------------------------------  ---------------------------------------------------
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Balance, February 1, 1997........      --    $    --      (886)    $(13,964)  $100,472
Net earnings.....................                                                7,944
Spin-off of Marketing............                                              (56,272)
Cash dividends:
 Common -- $.12 per share........                                               (1,577)
Issuance of treasury stock,
 net.............................                            3           41         40
Stock options....................                                               15,766
Merger transaction...............                          883       13,923     72,220
-----------------------------------------------------------------------------------------------
Balance, January 31, 1998........      --         --        --           --    138,593
Net earnings.....................                                               10,056
Cash dividends:
 Common -- $.40 per share........                                               (5,426)
 Preferred -- $1.775 per share...                                               (5,128)
Issuance of common stock.........                                                   33
Stock options....................                                                  (97)
-----------------------------------------------------------------------------------------------
Balance, January 31, 1999........      --         --        --           --    138,031
Net earnings.....................                                               15,014
Cash dividends:
 Common -- $.40 per share........                                               (5,426)
 Preferred -- $1.775 per share...                                               (5,128)
Purchase of preferred stock for
 treasury........................      (1)       (14)                              (14)
Purchase of common stock for
 treasury, net...................                          (60)        (681)      (681)
Stock options....................                                                   15
-----------------------------------------------------------------------------------------------
Balance, January 31, 2000........      (1)       (14)      (60)        (681)   141,811
Net earnings.....................                                               11,075
Cash dividends:
 Common -- $.60 per share........                                               (7,672)
 Preferred -- $1.775 per share...                                               (5,098)
Purchase of preferred stock for
 treasury........................     (22)      (416)                             (416)
Purchase of common stock for
 treasury, net...................                         (959)     (11,601)   (11,601)
-----------------------------------------------------------------------------------------------
Balance, December 31, 2000.......     (23)   $  (430)    (1,019)   $(12,282)  $128,099
-----------------------------------------------------------------------------------------------

---------------
(a) Net of $103,803 transferred from retained earnings to common stock and paid-in capital as a result of accumulated stock dividends.

     On January 30, 1998, the Company and Power Test Investors Limited Partnership (the "Partnership"), a publicly traded real estate limited partnership, completed a merger transaction to combine their assets and operations. In connection with the merger, unitholders of the Partnership received 2,888,798 shares of Series A Participating Convertible Redeemable Preferred Stock of Getty Realty Corp.

                      GETTY REALTY CORP. AND SUBSIDIARIES
in exchange for their Partnership units. Each share of preferred stock has voting rights of and is convertible into 1.1312 shares of common stock of the Company and pays stated cumulative dividends of $1.775 per annum, or if greater, the per share dividends paid on common stock. Commencing February 1, 2001, the Company may redeem all or a portion of the preferred stock at a purchase price of $25.00 per share plus accumulated, accrued and unpaid dividends, if the closing price of the Company's common stock exceeds $22.10 per share for a period of ten cumulative trading days within 90 days prior to the date of notice of redemption. In the event of a liquidation, dissolution or winding up of the Company, holders of the preferred stock will have the right to liquidation preferences in the amount of $25.00 per share, plus accumulated, accrued and unpaid dividends, before any payment to holders of the Company's common stock.

10. EMPLOYEE BENEFIT PLANS

     The Company has a retirement and profit sharing plan with deferred 401(k) savings plan provisions (the "Retirement Plan") for employees meeting certain service requirements and a Supplemental Plan for executives. Under the terms of these plans, the annual discretionary contributions to the plans are determined by the Board of Directors. Also, under the Retirement Plan, employees may make voluntary contributions and the Company has elected to match an amount equal to 50% of such contributions but in no event more than 3% of the employee's eligible compensation. Under the Supplemental Plan, a participating executive may receive an amount equal to 10% of his compensation, reduced by the amount of any contributions allocated to such executive under the Retirement Plan. Contributions, net of forfeitures, under the plans approximated $87,000, $102,000, $126,000 and $89,000 for the eleven months ended December 31, 2000 and the years ended January 31, 2000, 1999 and 1998, respectively. These amounts are included in the accompanying consolidated statements of operations.

     The Company has a Stock Option Plan (the "Plan") which authorizes the Company to grant options to purchase shares of the Company's common stock. The aggregate number of shares of the Company's common stock which may be made the subject of options under the Plan shall not exceed 1,100,000 shares, subject to further adjustment for stock dividends and stock splits. The Plan provides that options are exercisable starting one year from the date of grant, on a cumulative basis at the annual rate of 25 percent of the total number of shares covered by the option.

     Immediately prior to the spin-off of its petroleum marketing business to its stockholders, each holder of an option to acquire shares of the Company's common stock received, in exchange therefor, two separately exercisable options: one to purchase shares of the Company's common stock (a "Realty Option") and one to purchase shares of Marketing common stock (a "Marketing Option"), each exercisable for the same number of shares and containing substantially equivalent terms as the pre-distribution option. The exercise price of each Realty Option and Marketing Option was set so as to preserve the Aggregate Spread (as defined below) in value attributed to the options currently held. The "Aggregate Spread" was an amount representing the difference between the exercise price of an option and the price of a share of Company common stock immediately prior to the spin-off multiplied by the number of shares underlying the option. Unexercisable options covering a total of 223,587 shares became immediately exercisable at the date of the spin-off for persons covered by change of control agreements. Accordingly, in the year ended January 31, 1998, the Company recognized a charge to earnings of $2,166,000 at the date of the spin-off equal to the product of the number of these options and the difference between their exercise price and the then market price.

                      GETTY REALTY CORP. AND SUBSIDIARIES

     The following is a schedule of stock option prices and activity relating to the Company's stock option plans:

                           FOR THE ELEVEN
                            MONTHS ENDED                      FOR THE YEARS ENDED JANUARY 31,
                            DECEMBER 31,      ---------------------------------------------------------------
                                2000                 2000                 1999                   1998
                         ------------------   ------------------   -------------------   --------------------
                                   WEIGHTED             WEIGHTED              WEIGHTED               WEIGHTED
                         NUMBER    AVERAGE    NUMBER    AVERAGE    NUMBER     AVERAGE     NUMBER     AVERAGE
                           OF      EXERCISE     OF      EXERCISE     OF       EXERCISE      OF       EXERCISE
                         SHARES     PRICE     SHARES     PRICE     SHARES      PRICE      SHARES     PRICE(A)
                         -------   --------   -------   --------   -------    --------   ---------   --------
Outstanding at
  beginning of
  period...............  373,740    $21.27    358,119    $22.63    363,553     $23.15    1,014,226    $10.28
Granted................   53,750     14.50     41,750     11.13         --(b)      --      349,236     23.65
Exercised..............       --        --     (1,102)    13.23     (1,215)     10.89     (864,535)    10.15
Cancelled..............  (22,750)    23.64    (25,027)    24.06     (4,219)     22.43     (135,374)    11.06
                         -------    ------    -------    ------    -------     ------    ---------    ------
Outstanding at end of
  period...............  404,740    $20.24    373,740    $21.27    358,119     $22.63      363,553    $23.15
                         =======    ======    =======    ======    =======     ======    =========    ======
Exercisable at end of
  period...............  319,678    $21.96    287,336    $22.91    277,706     $23.14      242,779    $23.29
                         =======    ======    =======    ======    =======     ======    =========    ======
Available for grant at
  end of period........  692,943              723,943              740,666                 736,447
                         =======              =======              =======               =========

---------------
(a) In connection with the spin-off, each Realty Option was reformed into separate options for Realty common stock and Marketing common stock. The exercise price of each reformed Realty Option shown herein represents 77.29% of the original exercise price.

(b) On December 14, 1998, the Company repriced 50,000 options granted in fiscal 1998 with an exercise price of $21.31 per share to $17.19 per share, as compared to the then market price of $13.06 per share.

     The following table summarizes information concerning options outstanding and exercisable at December 31, 2000:

            OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
-------------------------------------------   ---------------------------------
                           WEIGHTED AVERAGE   WEIGHTED                 WEIGHTED
 RANGE OF                     REMAINING       AVERAGE                  AVERAGE
 EXERCISE      NUMBER        CONTRACTUAL      EXERCISE     NUMBER      EXERCISE
  PRICES     OUTSTANDING     LIFE (YEARS)      PRICE     EXERCISABLE    PRICE
 --------    -----------   ----------------   --------   -----------   --------
$9.56-14.40    106,500             8           $12.76       28,938      $10.88
17.19           50,000             7            17.19       42,500       17.19
24.06          248,240             4            24.06      248,240       24.06
               -------                                     -------
               404,740                                     319,678
               =======                                     =======

     The Company accounts for its stock-based employee compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company recorded a stock compensation charge (credit) of ($199,000) and $8,683,000 for the years ended January 31, 1999 and 1998, respectively, since certain options required variable plan accounting treatment.

                      GETTY REALTY CORP. AND SUBSIDIARIES

     Had compensation cost for the Company's Plan been determined based upon the fair value methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings and net earnings per share on a diluted basis would have been reduced as follows:

                        FOR THE ELEVEN MONTHS                          FOR THE YEARS ENDED JANUARY 31,
                         ENDED DECEMBER 31,      ---------------------------------------------------------------------------
                                2000                      2000                      1999                      1998
                       -----------------------   -----------------------   -----------------------   -----------------------
                       AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA
                       -----------   ---------   -----------   ---------   -----------   ---------   -----------   ---------
Net earnings (in
  thousands).........    $11,075      $10,963      $15,014      $14,190      $10,056      $9,054       $7,944       $7,513
Net earnings per
  common share.......        .47(a)       .46(a)       .73(a)       .67(a)       .36(a)      .29(a)       .60          .56

---------------
(a) After giving effect to preferred stock dividends.

     The fair value of the options granted during the eleven months ended December 31, 2000 and the years ended January 31, 2000 and 1998 were estimated as $4.11, $3.57 and $10.32 per share, respectively, on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                                FOR THE YEARS
                                                              FOR THE ELEVEN        ENDED
                                                               MONTHS ENDED      JANUARY 31,
                                                               DECEMBER 31,     --------------
                                                                   2000         2000     1999
                                                              --------------    -----    -----
Expected dividend yield.....................................        4.1%         3.6%      .5%
Expected volatility.........................................         35%          34%      35%
Risk-free interest rate.....................................        5.2%         6.7%     5.5%
Expected life of options (years)............................          7            7        7

11. QUARTERLY FINANCIAL DATA

     The following is a summary of the interim results of operations for the eleven months ended December 31, 2000 and for the year ended January 31, 2000 (unaudited as to interim information):

                                                                                      TWO            ELEVEN
                                                   THREE MONTHS ENDED                MONTHS          MONTHS
                                          ------------------------------------       ENDED           ENDED
ELEVEN MONTHS ENDED DECEMBER 31, 2000:    APRIL 30,    JULY 31,    OCTOBER 31,    DECEMBER 31,    DECEMBER 31,
--------------------------------------    ---------    --------    -----------    ------------    ------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues from rental properties.......     $14,725     $14,700       $14,580         $9,911         $53,916
Earnings before income taxes..........       6,003       5,574         5,397          1,976          18,950
Net earnings..........................       3,455       3,257         3,125          1,238          11,075
Diluted earnings per common share(a)...        .16         .16           .15             --             .47

                                                          THREE MONTHS ENDED                        YEAR
                                          ---------------------------------------------------       ENDED
YEAR ENDED JANUARY 31, 2000:              APRIL 30,    JULY 31,    OCTOBER 31,    JANUARY 31,    JANUARY 31,
----------------------------              ---------    --------    -----------    -----------    -----------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues from rental properties.......     $14,760     $14,666       $14,628        $14,835        $58,889
Earnings before income taxes..........       5,759       6,350         7,710          6,286         26,105
Net earnings..........................       3,343       3,686         4,460          3,525         15,014
Diluted earnings per common share(a)...        .15         .18           .23            .17            .73

---------------
(a) After giving effect to quarterly preferred stock dividends aggregating $5,098 and $5,128 for the eleven months ended December 31, 2000 and for the year ended January 31, 2000, respectively.

                      GETTY REALTY CORP. AND SUBSIDIARIES

12. TRANSITION PERIOD COMPARATIVE DATA

     The following table presents certain financial information for the eleven months ended December 31, 2000 and 1999 (in thousands, except per share data):

                                                               2000         1999
                                                              -------    -----------
                                                                         (UNAUDITED)
Revenues from rental properties.............................  $53,916      $53,983
                                                              =======      =======
Earnings before income taxes................................  $18,950      $24,427
Provision for income taxes..................................    7,875       10,378
                                                              -------      -------
Net earnings................................................   11,075       14,049
Preferred stock dividends...................................    5,098        5,128
                                                              -------      -------
Net earnings applicable to common stockholders..............  $ 5,977      $ 8,921
                                                              =======      =======
Net earnings per common share:
  Basic.....................................................  $   .47      $   .66
  Diluted...................................................  $   .47      $   .66
Weighted average common shares outstanding:
  Basic.....................................................   12,818       13,567
  Diluted...................................................   12,818       13,569

                      GETTY REALTY CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  MARCH 31, 2001
                                                              ----------------------
                                                              HISTORICAL   PRO FORMA
                                                              ----------   ---------
                                                                   (UNAUDITED)
ASSETS:
Real Estate:
  Land......................................................   $135,322    $135,322
  Buildings and improvements................................    178,034     178,034
                                                               --------    --------
                                                                313,356     313,356
  Less -- accumulated depreciation and amortization.........     83,340      83,340
                                                               --------    --------
     Real estate, net.......................................    230,016     230,016
  Cash and equivalents......................................        511         511
  Mortgages and accounts receivable, net....................      5,014       5,014
  Deferred rent receivable..................................      2,097       2,097
  Recoveries from state underground storage tank funds......     11,440      11,440
  Prepaid expenses and other assets.........................      3,243       3,243
                                                               --------    --------
          Total assets......................................   $252,321    $252,321
                                                               ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Borrowings under credit lines...............................   $ 24,000    $ 24,000
Mortgages payable...........................................     22,413      22,413
Accounts payable and accrued expenses.......................     12,936      77,036
Environmental remediation costs.............................     22,483      22,483
Deferred income taxes.......................................     41,212      41,212
                                                               --------    --------
          Total liabilities.................................    123,044     187,144
                                                               --------    --------
STOCKHOLDERS' EQUITY:
  Preferred stock, par value $.01 per share; authorized
     20,000,000 shares for issuance in series of which
     3,000,000 shares are classified as Series A
     Participating Convertible Redeemable Preferred; issued
     2,888,798 at March 31, 2001............................     72,220      72,220
  Common stock, par value $.01 per share; authorized
     50,000,000 shares; issued 13,567,335 at March 31,
     2001...................................................        136         136
  Paid-in capital...........................................     67,036       5,533
  Retained earnings.........................................      2,597          --
  Preferred stock held in treasury, at cost (23,030 shares
     at March 31, 2001).....................................       (430)       (430)
  Common stock held in treasury, at cost (1,019,048 shares
     at March 31, 2001).....................................    (12,282)    (12,282)
                                                               --------    --------
          Total stockholders' equity........................    129,277      65,177
                                                               --------    --------
          Total liabilities and stockholders' equity........   $252,321    $252,321
                                                               ========    ========

                            See accompanying notes.

                      GETTY REALTY CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2001       2000
                                                              -------    -------
Revenues:
  Revenues from rental properties...........................  $17,146    $14,724
  Other income..............................................      232        153
                                                              -------    -------
                                                               17,378     14,877
                                                              -------    -------
Rental property expenses....................................    2,796      3,052
Environmental expenses......................................    2,759      3,033
General and administrative expenses.........................    1,017        603
Depreciation and amortization...............................    2,369      2,511
Interest expense............................................      898        770
                                                              -------    -------
                                                                9,839      9,969
                                                              -------    -------
Earnings before provision for income taxes..................    7,539      4,908
Provision for income taxes..................................    3,207      2,196
                                                              -------    -------
Net earnings................................................    4,332      2,712
Preferred stock dividends...................................    1,272      1,280
                                                              -------    -------
Net earnings applicable to common stockholders..............  $ 3,060    $ 1,432
                                                              =======    =======
Net earnings per common share:
  Basic.....................................................  $  0.24    $  0.11
  Diluted...................................................  $  0.24    $  0.11
Weighted average common shares outstanding:
  Basic.....................................................   12,548     13,420
  Diluted...................................................   12,553     13,421
Pro forma net earnings per common share:
  Basic.....................................................  $  0.19
  Diluted...................................................  $  0.19
Pro forma weighted average common shares outstanding:
  Basic.....................................................   16,363
  Diluted...................................................   16,368

                            See accompanying notes.

                      GETTY REALTY CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2001       2000
                                                              -------    -------
Cash flows from operating activities:
Net earnings................................................  $ 4,332    $ 2,712
Adjustments to reconcile net earnings to net cash provided
  by operating activities:
  Depreciation and amortization.............................    2,369      2,511
  Deferred income taxes.....................................    1,035      3,626
  Gain on dispositions of real estate.......................      (88)      (112)
  Deferred rent receivable..................................   (2,097)        --
Changes in assets and liabilities:
  Mortgages and accounts receivable.........................      458        (23)
  Recoveries from state underground storage tank funds......      517     (3,442)
  Prepaid expenses and other assets.........................    2,264         95
  Accounts payable and accrued expenses.....................   (1,173)      (618)
  Environmental remediation costs...........................     (888)     2,879
  Income taxes payable......................................       --     (1,831)
                                                              -------    -------
     Net cash provided by operating activities..............    6,729      5,797
                                                              -------    -------
Cash flows from investing activities:
  Capital expenditures......................................     (346)      (288)
  Property acquisitions.....................................       --       (155)
  Proceeds from dispositions of real estate.................      115        222
                                                              -------    -------
     Net cash used in investing activities..................     (231)      (221)
                                                              -------    -------
Cash flows from financing activities:
  Borrowings (repayments) under credit lines, net...........   (3,000)     6,100
  Repayment of mortgages payable............................     (556)    (1,210)
  Cash dividends............................................   (3,154)    (3,202)
  Stock options, common and treasury stock, net.............       --     (3,525)
                                                              -------    -------
     Net cash used in financing activities..................   (6,710)    (1,837)
                                                              -------    -------
Net (decrease) increase in cash and equivalents.............     (212)     3,739
Cash and equivalents at beginning of period.................      723     (4,162)
                                                              -------    -------
Cash and equivalents at end of period.......................  $   511    $  (423)
                                                              =======    =======
Supplemental disclosures of cash flow information
  Cash paid (refunded) during the period for:
     Interest...............................................  $   908    $   926
     Income taxes, net......................................      (99)       401

                            See accompanying notes.

                      GETTY REALTY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. GENERAL:

     The accompanying consolidated financial statements include the accounts of Getty Realty Corp. and its wholly-owned subsidiaries (the "Company"). The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include amounts that are based on management's best estimates and judgments. While all available information has been considered, actual amounts could differ from those estimates. The consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation. These statements should be read in conjunction with the consolidated financial statements and related notes, which appear in the Company's Transition Report on Form 10-K for the transition period February 1, 2000 to December 31, 2000.

     The Consolidated Statements of Operations and Cash Flows for the first quarter of 2000 have been recast to include the three months ended March 31, 2000 as a result of the change in the Company's year-end to December 31 from January 31.

2. REVENUE RECOGNITION:

     Rental revenue under the Amended and Restated Master Lease ("Master Lease") with Getty Petroleum Marketing Inc. ("Marketing"), which became effective December 9, 2000, is recognized on a straight-line basis over the initial fifteen-year lease term. The cumulative difference between lease revenue recognized under this method and contractual lease payment terms is recorded as deferred rent receivable.

3. EARNINGS PER COMMON SHARE:

     Basic earnings per common share is computed by dividing net earnings less preferred dividends by the weighted average number of common shares outstanding during the period. Diluted earnings per common share also gives effect to the potential dilution from the exercise of stock options in the amount of 5,000 and 1,000 shares for the quarters ended March 31, 2001 and 2000, respectively.

     For the quarters ended March 31, 2001 and 2000, conversion of the Series A Participating Convertible Redeemable Preferred stock into common stock utilizing the if-converted method would have been antidilutive and therefore conversion was not assumed for purposes of computing diluted earnings per common share.

4. CONTINGENCY

     On November 2, 2000, the Company entered into the Master Lease, which became effective upon the acquisition of a controlling interest in Marketing by a subsidiary of OAO Lukoil. The amendment of the Master Lease and a related amendment of a lease between two of the Company's subsidiaries (together, the "Amended Lease Agreements") is alleged by Fleet National Bank ("Fleet" or the "Lenders") to have caused a non-monetary default under a loan agreement between one of those subsidiaries, Power Test Realty Company Limited Partnership, and Fleet (the "Loan Agreement"). Prior to the Company executing the Amended Lease Agreements, the Lenders issued a 90-day waiver of any potential default caused by the Amended Lease Agreements which expired on January 31, 2001. Fleet advised the Company that the Company was in default on February 8, 2001, and thereafter converted the loan from a LIBOR based loan to a prime rate loan retroactive to February 1, 2001. The Company has always made all required payments under the Loan Agreement, including principal and interest payments when due. While reserving its rights against Fleet to take any and all actions permitted at law or in equity to protect its interests, the Company has continued to make all required payments on the loan since February 1, 2001. Nonetheless, if the Lenders should seek to enforce any remedies that they believe they may be

                      GETTY REALTY CORP. AND SUBSIDIARIES
entitled to, they could attempt to accelerate the remaining principal balance of the loan of approximately $20.5 million and seek to institute foreclosure proceedings on some or all of the 265 mortgaged properties. While the Company would vigorously oppose and defend against any potential actions initiated by the Lenders, there can be no assurance that the Lenders would not ultimately prevail. The Company has agreed to indemnify Marketing for any loss with respect to the properties on which there are mortgage liens as a result of actions taken by the Lenders. The Company has advised the Lenders that it presently intends to refinance the outstanding loan as soon as practicable. However, there can be no assurance on the timing of the refinancing or that it can be accomplished on commercially reasonable terms. If the Company is unable to timely refinance the outstanding loan or if the Lenders were to initiate and ultimately prevail in foreclosure proceedings, the loss of some or all of the properties collateralizing the Loan Agreement could have a material adverse effect on the Company's financial position, results of operations or cash flows. However, management believes that the ultimate resolution of this matter will not have such a material adverse effect.

5. STOCKHOLDERS' EQUITY:

     A summary of the changes in stockholders' equity for the three months ended March 31, 2001 is as follows (in thousands, except per share amounts):

                                                                                PREFERRED         COMMON
                                                                                STOCK HELD      STOCK HELD
                                 PREFERRED    COMMON    PAID-IN    RETAINED    IN TREASURY,    IN TREASURY,
                                   STOCK      STOCK     CAPITAL    EARNINGS      AT COST         AT COST        TOTAL
                                 ---------    ------    -------    --------    ------------    ------------    --------
Balance, December 31, 2000.....   $72,220      $136     $67,036     $1,419        $(430)         $(12,282)     $128,099
Net earnings...................                                      4,332                                        4,332
Cash dividends:
  Common -- $.15 per share.....                                     (1,882)                                      (1,882)
  Preferred -- $.44375 per
    share......................                                     (1,272)                                      (1,272)
                                  -------      ----     -------     ------        -----          --------      --------
Balance, March 31, 2001........   $72,220      $136     $67,036     $2,597        $(430)         $(12,282)     $129,277
                                  =======      ====     =======     ======        =====          ========      ========

6. PRO FORMA PRESENTATION:

     The Pro Forma Consolidated Balance Sheet as of March 31, 2001 gives effect to the accrual for the estimated "earnings and profits" distribution of $64.1 million to the common and series A preferred stockholders. In connection with the offering, the Company will elect to be taxed as a real estate investment trust and will be required to make the aforementioned distribution.

     Pro Forma Net Earnings per Common Share (Unaudited): Pro forma net earnings per common share is presented to give effect to the dilution in net earnings per common share caused by the issuance of common stock to fund the accumulated "earnings and profits" distribution to pre-offering stockholders. In connection with the offering, the Company will elect to be taxed as a real estate investment trust and will be required to make the aforementioned distribution. Pro forma net earnings per common share assumes the issuance of approximately 3,815,000 shares of common stock at an offering price of $16.00 per share, which would be utilized to fund the estimated "earnings and profits" distribution of $64,100,000 after deducting the historical net earnings of $3,060,000 applicable to common stockholders.

                      GETTY REALTY CORP. AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 2001
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following unaudited Pro Forma Consolidated Balance Sheet gives effect to the proposed offering as if the offering had occurred on March 31, 2001.

     The unaudited Pro Forma Consolidated Balance Sheet is presented for comparative purposes only and is not necessarily indicative of what the actual financial position of Getty Realty Corp. ("Getty" or the "Company") would have been at March 31, 2001, nor does it purport to represent the future financial position of Getty. This information should be read in conjunction with the unaudited consolidated financial statements and other financial information contained in Getty's Quarterly Report on Form 10-Q for the three months ended March 31, 2001, including the notes thereto, included elsewhere in this document.

                      GETTY REALTY CORP. AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 2001
                                  (UNAUDITED)

                                                                           PRO FORMA
                                                            HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                            ----------    -----------    ---------
                                                               (IN THOUSANDS, EXCEPT FOR SHARE
                                                                     AND PER SHARE DATA)
ASSETS
Real Estate:
  Land....................................................   $135,322                    $135,322
  Buildings and improvements..............................    178,034                     178,034
                                                             --------      --------      --------
                                                              313,356                     313,356
  Less -- accumulated depreciation and amortization.......     83,340                      83,340
                                                             --------      --------      --------
Real Estate, net..........................................    230,016                     230,016
Cash and equivalents......................................        511      $114,700(A)      6,611
                                                                            (24,000)(B)
                                                                            (20,500)(C)
                                                                            (64,100)(D)
Mortgages and accounts receivable, net....................      5,014                       5,014
Deferred rent receivable..................................      2,097                       2,097
Recoveries from state underground storage tank funds......     11,440                      11,440
Prepaid expenses and other assets.........................      3,243                       3,243
                                                             --------      --------      --------
          Total assets....................................   $252,321      $  6,100      $258,421
                                                             ========      ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Borrowings under credit lines.............................   $ 24,000      $(24,000)(B)  $     --
Mortgages payable.........................................     22,413       (20,500)(C)     1,913
Accounts payable and accrued expenses.....................     12,936        (2,172)(E)    10,764
Environmental remediation costs...........................     22,483                      22,483
Deferred income taxes.....................................     41,212       (41,212)(E)        --
                                                             --------      --------      --------
          Total liabilities...............................    123,044       (87,884)       35,160
                                                             --------      --------      --------
Stockholders' equity:
Preferred stock, par value $0.01 per share; authorized
  20,000,000 shares for issuance in classes or series; of
  which 3,000,000 shares are classified as Series A
  Participating Convertible Redeemable Preferred; issued
  2,888,798 at March 31, 2001.............................     72,220                      72,220
Common stock, par value $0.01 per share; authorized
  50,000,000 shares; issued 13,567,335 and 21,267,335 at
  March 31, 2001 on an historical and pro forma basis,
  respectively............................................        136            77(A)        213
Paid-in capital...........................................     67,036       114,623(A)    163,540
                                                                            (18,119)(D)
Retained earnings.........................................      2,597       (45,981)(D)        --
                                                                             43,384(E)
Preferred Stock held in treasury, at cost (23,030 shares
  at March 31, 2001)......................................       (430)                       (430)
Common Stock held in treasury, at cost (1,019,048 shares
  at March 31, 2001)......................................    (12,282)                    (12,282)
                                                             --------      --------      --------
          Total stockholders' equity......................    129,277        93,984       223,261
                                                             --------      --------      --------
          Total liabilities and stockholders' equity......   $252,321      $  6,100      $258,421
                                                             ========      ========      ========

         The accompanying notes are an integral part of this statement.

                      GETTY REALTY CORP. AND SUBSIDIARIES

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying historical Consolidated Balance Sheet of Getty includes the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The unaudited Pro Forma Consolidated Balance Sheet gives effect to the proposed offering and use of proceeds as if the offering had occurred on March 31, 2001.

2. PRO FORMA ADJUSTMENTS

     (A) These adjustments represent the proceeds from the proposed offering of 7,700,000 shares of Common Stock, par value $.01 per share, at an offering price of $16.00 per share; net of the estimated fees and other expenses relating to the offering, including, but not limited to, investment banking fees, financial advisory fees, legal and accounting fees, printing, filing and other related costs aggregating approximately $8.5 million.

     (B) The adjustment to borrowings under credit lines reflects the use of a portion of the proceeds from this offering to repay in full all amounts outstanding as of March 31, 2001 under the Company's credit lines.

     (C) The adjustment to mortgages payable reflects the use of a portion of the proceeds from the offering to repay in full all amounts outstanding under the loan agreement between the Company's subsidiary, Power Test Realty Company Limited Partnership, and The Chase Manhattan Bank.

     (D) This adjustment reflects the use of a portion of the proceeds of the offering to make an "earnings and profits" distribution to our stockholders which will be required prior to election to be taxed as a real estate investment trust ("REIT"). This amount represents management's estimate of the accumulated "earnings and profits" of the Company during the current year and the years it operated as a taxable corporation.

     (E) The adjustments to accounts payable and accrued expenses and to deferred income taxes reflect the Company's change in tax status from a C-Corp. to a REIT, which will be effective January 1, 2001 but contingent upon the completion of the offering, and the corresponding elimination of the Company's accrual for income taxes and deferred tax liabilities as of March 31, 2001. It is anticipated that the Company will continue to qualify as a REIT and pay dividends sufficient to minimize corporate taxes in any given year, and that no additional taxes will be due upon the reversal of previously deferred tax items.

                      GETTY REALTY CORP. AND SUBSIDIARIES

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND
                 FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2000
                                  (UNAUDITED)
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

     The following unaudited Pro Forma Consolidated Statements of Operations for the three months ended March 31, 2001 and for the eleven months ended December 31, 2000 give effect to the proposed offering and use of proceeds therefrom as if the offering had occurred on February 1, 2000.

     The unaudited Pro Forma Consolidated Statements of Operations are presented for comparative purposes only and are not necessarily indicative of what the actual operating results of Getty would have been for the three months ended March 31, 2001 or for the eleven months ended December 31, 2000, nor does it purport to represent the future operating results of Getty. This information should be read in conjunction with the unaudited consolidated financial statements contained in Getty's Quarterly Report on Form 10-Q for the three months ended March 31, 2001 and the audited consolidated financial statements and other financial information contained in Getty's Transition Report on Form 10-K for the transition period February 1, 2000 to December 31, 2000, including the notes thereto, in each case included elsewhere in this document.

                      GETTY REALTY CORP. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                  (UNAUDITED)

                                                                             PRO FORMA
                                                             HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                             -----------    ------------    ----------
                                                             (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
REVENUES:
Revenues from rental properties............................    $17,146                       $17,146
Other income...............................................        232                           232
                                                               -------                       -------
          Total revenues...................................     17,378                        17,378
                                                               -------                       -------
EXPENSES:
Rental property expenses...................................      2,796                         2,796
Environmental expenses.....................................      2,759                         2,759
General and administrative expenses........................      1,017                         1,017
Depreciation and amortization..............................      2,369                         2,369
Interest expense...........................................        898        $  (847)(A)         51
                                                               -------        -------        -------
          Total expenses...................................      9,839           (847)         8,992
                                                               -------        -------        -------
Earnings before provision for income taxes.................      7,539            847          8,386
Provision for income taxes.................................      3,207         (3,207)(B)         --
                                                               -------        -------        -------
Net earnings...............................................      4,332          4,054          8,386
Preferred stock dividends..................................      1,272             --          1,272
                                                               -------        -------        -------
Net earnings applicable to common stockholders.............    $ 3,060        $ 4,054        $ 7,114
                                                               =======        =======        =======
Net earnings per common share:
  Basic....................................................    $  0.24                       $  0.35
  Diluted..................................................    $  0.24                       $  0.35
Weighted average common shares outstanding:
  Basic....................................................     12,548                        20,248
  Diluted..................................................     12,553                        20,253

         The accompanying notes are an integral part of this statement.

                      GETTY REALTY CORP. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2000
                                  (UNAUDITED)

                                                                             PRO FORMA
                                                             HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                             -----------    ------------    ----------
                                                             (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
REVENUES:
Revenues from rental properties............................    $53,916                       $53,916
Other income...............................................        378                           378
                                                               -------                       -------
          Total revenues...................................     54,294                        54,294
                                                               -------                       -------
EXPENSES:
Rental property expenses...................................     10,980                        10,980
Environmental expenses.....................................      8,498                         8,498
General and administrative expenses........................      3,257                         3,257
Depreciation and amortization..............................      9,196                         9,196
Interest expense...........................................      3,413        $(3,048)(A)        365
                                                               -------        -------        -------
          Total expenses...................................     35,344         (3,048)        32,296
                                                               -------        -------        -------
Earnings before provision for income taxes.................     18,950          3,048         21,998
Provision for income taxes.................................      7,875         (7,875)(B)         --
                                                               -------        -------        -------
Net earnings...............................................     11,075         10,923         21,998
Preferred stock dividends..................................      5,098             --          5,098
                                                               -------        -------        -------
Net earnings applicable to common stockholders.............    $ 5,977        $10,923        $16,900
                                                               =======        =======        =======
Net earnings per common share:
  Basic....................................................    $  0.47                       $  0.82
  Diluted..................................................    $  0.47                       $  0.82
Weighted average common shares outstanding:
  Basic....................................................     12,818                        20,518
  Diluted..................................................     12,818                        20,518

         The accompanying notes are an integral part of this statement.

                      GETTY REALTY CORP. AND SUBSIDIARIES

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

1.   BASIS OF PRESENTATION

     The Pro Forma Statements of Operations reflect the historical results of Getty for the three months ended March 31, 2001 and the eleven months ended December 31, 2000, as set forth in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2001 and the Company's Transition Report on Form 10-K for the transition period February 1, 2000 to December 31, 2000, respectively. Such historical results of Getty are adjusted to give effect to the offering as if it had occurred on February 1, 2000.

2.   PRO FORMA ADJUSTMENTS

     (A) Adjustment represents the elimination of interest expense relating to the use of a portion of the proceeds of the offering to pay in full the Company's outstanding credit lines and the amounts outstanding under the loan agreement with The Chase Manhattan Bank.

     (B) Adjustment to eliminate the provision for income taxes relating to the Company's change in tax status from a C-Corp. to a REIT, which will be effective January 1, 2001 but contingent on the completion of the offering. It is anticipated that the Company will continue to qualify as a REIT and pay dividends sufficient to minimize corporate taxes in any given year and that no additional taxes will be due upon the reversal of previously deferred tax items. Upon change in tax status to a REIT, the Company will also record a nonrecurring tax benefit of approximately $41 million to eliminate its deferred income tax liability. Such adjustment is not reflected in the accompanying Pro Forma Consolidated Statements of Operations.

PROSPECTUS

                                  [GETTY LOGO]

                               GETTY REALTY CORP.

                                  $150,000,000
                        PREFERRED STOCK AND COMMON STOCK

                             ----------------------

       We may from time to time offer an aggregate public offering price of up to $150,000,000 of shares of our preferred stock, par value $0.01 per share, or our common stock, par value $0.01 per share, on terms to be determined at the time of the offering.

       Our preferred stock or common stock may be offered separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in a supplement to this prospectus.

       The specific terms of the securities offered by this prospectus will be set forth in each prospectus supplement and will include, where applicable:

       - in the case of our preferred stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and

       - in the case of our common stock, any initial public offering price.

       In addition, the specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities offered by this prospectus. These limitations are customary and appropriate to permit us to elect and thereafter preserve our status as a real estate investment trust, or REIT, for federal income tax purposes.

       Each prospectus supplement will also contain information, where applicable, about United States federal income tax considerations, and any exchange listing of, the securities covered by the prospectus supplement.

       The securities offered by this prospectus may be offered directly or to or through underwriters or dealers. If any underwriters are involved in the sale of any of the securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of the securities offered by this prospectus may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ----------------------

                  The date of this prospectus is July 3, 2001.

                                  THE COMPANY

     We are one of the largest real estate companies in the United States specializing in the ownership, leasing and management of gasoline station/convenience store properties. As of May 31, 2001, we owned 749 properties and leased 342 additional properties in 13 states located principally in the northeastern United States. Substantially all of our properties are triple-net leased on a long-term basis to Getty Petroleum Marketing Inc., a wholly owned subsidiary of OAO LUKoil, Russia's largest vertically integrated oil company. Marketing is responsible for managing the actual operations conducted at these properties.

     Our predecessors trace back to 1955 with the ownership of one gasoline service station in New York City. As our business grew, we combined real estate ownership, leasing and management with actual service station operation. We became a public company in 1971 under the name Power Test Corp. In 1985, we acquired from Texaco the petroleum marketing assets of Getty Oil Company in the northeastern United States, and assumed the Getty name. In addition, we acquired the Getty(R) trademarks for use in real estate and petroleum marketing operations in the United States. We became one of the largest independent owner/operators of petroleum marketing assets in the country, serving retail and wholesale customers through a distribution and marketing network of Getty and other branded retail service stations.

     In 1997, we reorganized our businesses and completed the spin-off of our petroleum marketing business to our stockholders, who received a tax-free dividend of one share of common stock of Getty Petroleum Marketing Inc. for each share of our common stock. Following the reorganization and spin-off, Marketing held the assets and liabilities of our petroleum marketing operations and a portion of our home heating oil business. In 1998, we reorganized as a Maryland corporation and acquired Power Test Investors Limited Partnership, thereby acquiring fee title to 295 properties we had previously leased from the Partnership and which the Partnership had acquired in 1985 from Texaco. In that transaction, we issued to the former unitholders of the Partnership shares of our series A participating convertible redeemable preferred stock, which trades on the New York Stock Exchange under the symbol "GTY-PrA". We later sold the remaining portion of our home heating oil business. As a result, we are now exclusively engaged in the ownership, leasing and management of real estate assets, principally used in the petroleum marketing industry.

     In December 2000, Marketing was acquired by a U.S. subsidiary of OAO LUKoil. Over the past five years, Marketing has distributed on average over one billion gallons of petroleum products per year. Marketing purchases petroleum products principally from refiners and distributes them via its network of 9 terminal facilities, 36 throughput and exchange locations and approximately 1,300 retail outlets. Marketing leases approximately 1,000 retail outlets and 9 terminal facilities from us. Marketing reported annual sales and operating revenue of $832 million, $661 million and $891 million for its fiscal years ended January 31, 2000, 1999 and 1998, respectively. Based on Marketing's publicly available audited financial information, we believe that Marketing generated average annual EBITDAR (earnings before interest, taxes, depreciation, amortization and rent expense) of approximately $77 million during this three-year period, and its ratio of EBITDAR to the sum of its rent and interest expense averaged 1.32x.

     In connection with Lukoil's acquisition of Marketing, we renegotiated our long-term master lease and other arrangements with Marketing. The master lease has an initial term expiring in 2015, and generally provides Marketing with renewal options extending to 2048 that may be exercised only on an "all or nothing" basis. We expect to receive approximately $57.5 million in lease rental from Marketing in 2001, and the master lease provides for annual 2% increases. The master lease is a "triple-net" lease, under which Marketing is responsible for the cost of all taxes, maintenance, repair, insurance and other operating expenses. Certain financial obligations of Marketing under the master lease for at least the first three years of the lease are guaranteed by Lukoil (subject to governmental approvals) and an Austrian subsidiary of Lukoil.

     We own the Getty(R) trademarks for use in real estate and petroleum marketing operations in the United States, which we have licensed to Marketing on an exclusive basis in its current northeastern U.S.

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

marketing territory. We have also licensed the trademarks to Marketing on a non-exclusive basis outside that territory, subject to a gallonage based royalty.

     We are self-administered and self-managed through our management, which has owned, leased and managed gasoline stations and convenience store properties for more than 45 years. Our executive officers are engaged in the day-to-day management of our real estate exclusively. We administer nearly all management functions for our properties, including leasing, legal, data processing, finance and accounting. We intend to invest in real estate and real estate related investments when such opportunities arise consistent with our current investment portfolio.

     As previously reported in our filings under the Securities Exchange Act of 1934, our board of directors continues to evaluate the merits of electing to be taxed as a REIT. If we were to elect REIT status, we would be required to make a special distribution in an amount at least equal to our accumulated "earnings and profits" (as defined in the Internal Revenue Code) from the years during which we have operated as a taxable corporation, which was approximately $55 million as of December 31, 2000. This distribution would be made to our common and series A preferred stockholders, and may include additional amounts representing our "earnings and profits" since January 1, 2001. If we determine to elect REIT status, we expect to fund any "earnings and profits" distribution with a portion of the net proceeds from a sale of securities offered by this prospectus and an applicable prospectus supplement. Payment of the distribution would be conditioned on the closing of such offering. If we declare an "earnings and profits" distribution, purchasers of securities issued under this prospectus would not receive any portion of the distribution.

     Our executive offices are located at 125 Jericho Turnpike, Suite 103, Jericho, New York 11753, and our telephone number is 516-338-2600.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus to repay outstanding indebtedness, to acquire additional petroleum marketing properties and related facilities as suitable opportunities arise and for general corporate purposes. If we determine to elect REIT status, we intend to use a portion of the net proceeds from a sale of securities offered by this prospectus and an applicable prospectus supplement to make an "earnings and profits" distribution to our stockholders as more fully described above. Purchasers of securities issued under this prospectus would not participate in any "earnings and profits" distribution.

                          DESCRIPTION OF COMMON STOCK

     We have the authority to issue 50,000,000 shares of common stock, par value $0.01 per share. At April 19, 2001, we had outstanding 12,548,287 shares of common stock. Our common stock is traded on the New York Stock Exchange under the symbol "GTY". The registrar and transfer agent for our common stock is Registrar and Transfer Company.

     The following description of our common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate, including a prospectus supplement providing that common stock will be issuable upon conversion of our preferred stock. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws.

     Holders of our common stock will be entitled to receive dividends when, as and if declared, out of assets legally available therefor. Payment and declaration of dividends on the common stock and purchases of shares thereof by us will be subject to certain restrictions if we fail to pay dividends on our preferred stock. Upon our liquidation, dissolution or winding up, holders of common stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of our debts and other liabilities and the preferential amounts owing with respect to any of our outstanding

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

preferred stock. The common stock will possess ordinary voting rights for the election of directors and in respect of other corporate matters, with each share entitling the holder thereof to one vote. Holders of common stock will not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all of the shares of our common stock voting for the election of directors will be able to elect all of the directors if they choose to do so and, accordingly, the holders of the remaining shares will be unable to elect any directors. Holders of shares of common stock will not have preemptive rights, which means they have no right to acquire any additional shares of common stock that may be issued by us at a subsequent date. The common stock will, when issued, be fully paid and nonassessable and will not be subject to preemptive or similar rights.

     Under Maryland law and our charter, a distribution (whether by dividend, redemption or other acquisition of shares) to holders of shares of our common stock may be made only if, after giving effect to the distribution, our total assets are greater than our total liabilities plus the amount necessary to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to the holders of common stock. We have complied with this requirement in all of our prior distributions to holders of common stock.

                         DESCRIPTION OF PREFERRED STOCK

     We are authorized to issue 20,000,000 shares of preferred stock, par value $0.01, of which 3,000,000 shares are designated as series A participating convertible redeemable preferred stock. At April 19, 2001, we had outstanding 2,865,768 shares of series A preferred stock.

     Under our charter, our board of directors may from time to time establish and issue one or more classes or series of preferred stock and fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption (including sinking fund provisions).

     The following description of our preferred stock sets forth certain general terms and provisions of our preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter (including the applicable articles supplementary) and bylaws.

GENERAL

     Subject to limitations prescribed by Maryland law and our charter, our board of directors is authorized to fix the number of shares constituting each class or series of preferred stock and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption. The preferred stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

     You should refer to the prospectus supplement relating to the class or series of preferred stock offered thereby for specific terms, including:

     (1)  The class or series, title and stated value of that preferred stock;

     (2) The number of shares of that preferred stock offered, the liquidation preference per share and the offering price of that preferred stock;

     (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to that preferred stock;

     (4) Whether dividends on that preferred stock shall be cumulative or not and, if cumulative, the date from which dividends on that preferred stock shall accumulate;

     (5) The procedures for any auction and remarketing, if any, for that preferred stock;

     (6)  Provisions for a sinking fund, if any, for that preferred stock;

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

     (7)  Provisions for redemption, if applicable, of that preferred stock;

     (8)  Any listing of that preferred stock on any securities exchange;

     (9) The terms and conditions, if applicable, upon which that preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

     (10) A discussion of certain federal income tax considerations applicable to that preferred stock;

     (11) Any limitations on actual, beneficial or constructive ownership and restrictions on transfer of that preferred stock and, if convertible, the related common stock, in each case as may be appropriate to preserve our status as a REIT; and

     (12) Any other material terms, preferences, rights, limitations or restrictions of that preferred stock.

RANK

     Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up, rank:

     (1) senior to all classes or series of our common stock and to all of our equity securities the terms of which provide that those equity securities are subordinated to the preferred stock;

     (2) on a parity with all of our equity securities other than those referred to in clauses (1) and (3); and

     (3) junior to all of our equity securities which the terms of that preferred stock provide will rank senior to it.

DIVIDENDS

     Holders of shares of our preferred stock of each class or series shall be entitled to receive, when, as and if declared, out of our assets legally available for payment, cash dividends at rates and on dates as will be set forth in the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our stock transfer books on the record dates as shall be fixed by our board of directors.

     Dividends on any class or series of our preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to authorize a dividend payable on a dividend payment date on any class or series of our preferred stock for which dividends are noncumulative, then the holders of that class or series of our preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that class or series are declared payable on any future dividend payment date.

     If any shares of our preferred stock of any class or series are outstanding, no full dividends shall be authorized or paid or set apart for payment on our preferred stock of any other class or series ranking, as to dividends, on a parity with or junior to the preferred stock of that class or series for any period unless:

          (1) if that class or series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set part for that payment on the preferred stock of that class or series for all past dividend periods and the then current dividend period, or

          (2) if that class or series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for that payment on the preferred stock of that class or series.

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

     When dividends are not paid in full (or a sum sufficient for their full payment is not so set apart) upon the shares of preferred stock of any class or series and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the preferred stock of that class or series, all dividends declared upon shares of preferred stock of that class or series and any other class or series of preferred stock ranking on a parity as to dividends with that preferred stock shall be authorized pro rata so that the amount of dividends authorized per share on the preferred stock of that class or series and that other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of preferred stock of that class or series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if that preferred stock does not have a cumulative dividend) and that other class or series of preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of that series that may be in arrears.

     Except as provided in the immediately preceding paragraph, unless: (1) if that class or series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of that class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (2) if that class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of that class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set aside for payment for the then current dividend period, then no dividends (other than in our common stock or other stock ranking junior to the preferred stock of that class or series as to dividends and upon our liquidation, dissolution or winding up) shall be authorized or paid or set aside for payment or other distribution shall be authorized or made upon our common stock or any of our other stock ranking junior to or on a parity with the preferred stock of that class or series as to dividends or upon liquidation, nor shall any common stock or any of our other stock ranking junior to or on a parity with the preferred stock of such class or series as to dividends or upon our liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of that stock) by us (except by conversion into or exchange for other of our stock ranking junior to the preferred stock of that class or series as to dividends and upon our liquidation, dissolution or winding up).

     Any dividend payment made on shares of a class or series of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of that class or series which remains payable.

REDEMPTION

     If the applicable prospectus supplement so states, the shares of preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case on the terms, at the times and at the redemption prices set forth in that prospectus supplement.

     The prospectus supplement relating to a class or series of preferred stock that is subject to mandatory redemption will specify the number of shares of that preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if that preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our stock, the terms of that preferred stock may provide that, if no such stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that preferred stock shall automatically and mandatorily be converted into shares of our applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement. Notwithstanding the foregoing, unless:

     (1) that class or series of preferred stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any class or series of preferred stock shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; or

     (2) that class or series of preferred stock does not have a cumulative dividend, full dividends on the outstanding preferred stock of any class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current dividend period; then

(x) no shares of any class or series of preferred stock shall be redeemed unless all outstanding shares of preferred stock of that class or series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of preferred stock of that class or series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of that class or series; and (y) we shall not purchase or otherwise acquire directly or indirectly any shares of preferred stock of that class or series (except by conversion into or exchange for our stock ranking junior to the preferred stock of that class or series as to dividends and upon our liquidation, dissolution or winding up).

     If fewer than all of the outstanding shares of preferred stock of any class or series are to be redeemed, the number of shares to be redeemed will be determined by us and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by those holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us that will not violate any applicable stock ownership restrictions.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of preferred stock of any class or series to be redeemed at the address shown on our stock transfer books. Each notice shall state:

     (1) the redemption date;

     (2) the number of shares and class or series of the preferred stock to be redeemed;

     (3) the redemption price;

     (4) the place or places where certificates for that preferred stock are to be surrendered for payment of the redemption price;

     (5) that dividends on the shares to be redeemed will cease to accrue on that redemption date; and

     (6) the date upon which the holder's conversion rights, if any, as to those shares shall terminate.

     If fewer than all the shares of preferred stock of any class or series are to be redeemed, the notice mailed to each holder thereof shall also specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any shares of preferred stock has been given and if the funds necessary for that redemption have been set apart by us in trust for the benefit of the holders of any shares of preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on those shares of preferred stock, those shares of preferred stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon our voluntary or involuntary liquidation, dissolution or winding up, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of our stock ranking junior to that class or series of preferred stock in the distribution of assets upon our liquidation,

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

dissolution or winding up, the holders of each class or series of preferred stock shall be entitled to receive out of our assets legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if that class or series of preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of that class or series of preferred stock will have no right or claim to any of our remaining assets. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that class or series of preferred stock and the corresponding amounts payable on all shares of other classes or series of our stock ranking on a parity with that class or series of preferred stock in the distribution of assets upon our liquidation, dissolution or winding up, then the holders of that class or series of preferred stock and all other classes or series of stock shall share ratably in that distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of shares of that class or series of preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of stock ranking junior to that class or series of preferred stock upon our liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For those purposes, neither our consolidation or merger with or into any other corporation nor the sale, lease, transfer or conveyance of all or substantially all of our property or business shall be deemed to constitute our liquidation, dissolution or winding up.

VOTING RIGHTS

     Except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement, holders of preferred stock will be entitled to vote together as a single class with the holders of our common stock on an as-converted basis for each share held of record. Holders of series A preferred stock have the voting rights as are set forth in our charter.

     Unless provided otherwise for any class or series of preferred stock, whenever dividends on any shares of that class or series of preferred stock shall be in arrears for six or more quarterly periods, regardless of whether those quarterly periods are consecutive, the holders of those shares of that class or series of preferred stock (voting separately as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to our board of directors (and our entire board of directors will be increased by two directors) at a special meeting called by one of our officers at the request of a holder of that class or series of preferred stock or, if that special meeting is not called by that officer within 30 days, at a special meeting called by a holder of that class or series of preferred stock designated by the holders of record of at least 10% of the shares of any of those classes or series of preferred stock (unless that request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders), or at the next annual meeting of stockholders, and at each subsequent annual meeting until:

     (1) if that class or series of preferred stock has a cumulative dividend, then all dividends accumulated on those shares of preferred stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment, or

     (2) if that class or series of preferred stock does not have a cumulative dividend, then all dividends for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment.

     Unless provided otherwise for any series of preferred stock, so long as any shares of preferred stock remain outstanding, we shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each class or series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (that class or series voting separately as a class),
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

     (1) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to that class or series of preferred stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up or reclassify any of our authorized stock into those shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase those shares; or

     (2) amend, alter or repeal the provisions of our charter in respect of that class or series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of that class or series of preferred stock or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock or the creation or issuance of any other class or series of preferred stock, or any increase in the amount of authorized shares of that class or series, in each case ranking on a parity with or junior to the preferred stock of that class or series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect those rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which that vote would otherwise be required shall be effected, all outstanding shares of that class or series of preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect that redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any class or series of preferred stock are convertible into common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of that class or series of preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of that class or series of preferred stock.

   RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     Our ratios of earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 2001, for the eleven months ended December 31, 2000 and for the years ended January 31, 2000, 1999 and 1998 was 2.3x, 1.6x, 2.1x, 1.3x and 2.5x, respectively. For the year ended January 31, 1997, which predates the spinoff of our petroleum marketing business, earnings were inadequate to cover fixed charges by approximately $14.4 million.

     For purposes of computing these ratios, earnings have been calculated by adding fixed charges to earnings from continuing operations before income taxes. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization of issue costs, whether expensed or capitalized.

                              PLAN OF DISTRIBUTION

     We may sell the securities offered by this prospectus to one or more underwriters for public offering and sale by them or we may sell the securities offered by this prospectus to investors directly. Any underwriter involved in the offer and sale of the securities offered by this prospectus will be named in the applicable prospectus supplement.

     Underwriters may offer and sell the securities offered by this prospectus at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities offered by this prospectus upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities offered by this prospectus, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities offered by this prospectus for whom they may act as agent. Underwriters may sell the securities offered by this prospectus to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by us to underwriters in connection with the offering of the securities offered by this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters and dealers participating in the distribution of the securities offered by this prospectus may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities offered by this prospectus may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters and dealers may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for us and our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for us by Latham & Watkins, Chicago, Illinois and Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Latham & Watkins and any counsel for any underwriters or dealers will rely on Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, as to certain matters of Maryland law. Certain members of Latham & Watkins and their families own beneficial interests in less than 1% of our common stock. Philip E. Coviello, one of our directors, is a partner of Latham & Watkins.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the Transition Report on Form 10-K for the transition period February 1, 2000 to December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE CAN YOU FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference facility at:

                                     Public Reference Room
                                    450 Fifth Street, N.W.
                                           Room 1024
                                    Washington, D.C. 20549

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations at the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

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

     This prospectus constitutes part of a registration statement on Form S-3 filed by us under the Securities Act. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by that reference and the exhibits and schedules thereto. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The documents listed below have been filed by us under the Securities Exchange Act of 1934, as amended, with the SEC and are incorporated by reference in this prospectus:

     - Transition Report on Form 10-K for the transition period February 1, 2000 to December 31, 2000;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

     - Definitive proxy statement filed on April 27, 2001.

     We are also incorporating by reference into this prospectus all documents that we have filed or will file with the SEC as prescribed by Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act since the date of this prospectus and prior to the termination of the sale of the securities offered by this prospectus.

     This means that important information about us appears or will appear in these documents and will be regarded as appearing in this prospectus. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this prospectus.

     Copies of all documents which are incorporated by reference in this prospectus and the applicable prospectus supplement (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner of the securities offered by this prospectus, to whom this prospectus or the applicable prospectus supplement is delivered, upon written or oral request. Requests should be directed to our secretary, 125 Jericho Turnpike, Suite 103, Jericho, New York 11753, 516-338-2600.

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                                7,700,000 SHARES

                           [GETTY REALTY CORP. LOGO]

                               GETTY REALTY CORP.

                                  COMMON STOCK

                      -----------------------------------

                             PROSPECTUS SUPPLEMENT
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                              MERRILL LYNCH & CO.

                             LEGG MASON WOOD WALKER
                                  INCORPORATED

                                 JULY 26, 2001

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